 As filed with the Securities and Exchange Commission on August 31, 2001


                                                Registration No. 333-67498

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                              PRE-EFFECTIVE


                             AMENDMENT NO. 1

                                   FORM S-4

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                --------------

                      REMINGTON PRODUCTS COMPANY, L.L.C.
            (Exact name of registrant as specified in its charter)

            Delaware                             3634                            06-1451076
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                            REMINGTON CAPITAL CORP.
            (Exact name of registrant as specified in its charter)

            Delaware                             3634                            06-1451079
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                                --------------

                                60 Main Street
                             Bridgeport, CT 06604
                                (203) 367-4400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                              Joel K. Bedol, Esq.
                      60 Main Street Bridgeport, CT 06604
                                (203) 367-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

   Copies of all communications, including communications sent to agent for service, should be sent to:

                             Joshua N. Korff, Esq.
                               Kirkland & Ellis
                             153 East 53rd Street
                         New York, New York 10022-4675

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                                       Proposed Maximum  Proposed Maximum
 Title of Each Class of Securities     Amount to be     Offering Price       Aggregate         Amount of
         to be Registered               Registered        Per Unit(1)    Offering Price(1) Registration Fee
-----------------------------------------------------------------------------------------------------------
 11% Series D Senior Subordinated
  Notes due 2006..................     $180,000,000         $1,000         $180,000,000       $45,000(2)

-------------------------------------------------------------------------------
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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) Previously paid.


   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+    The information in this prospectus is not complete and may be changed.    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to completion, dated August 31, 2001


PROSPECTUS

                                        , 2001

                       REMINGTON PRODUCTS COMPANY, L.L.C.

                            REMINGTON CAPITAL CORP.

  Offer for all outstanding 11% Series B Senior Subordinated Notes due 2006 in aggregate principal amount of $130,000,000 and for all outstanding 11% Series C Senior Subordinated Notes due 2006 in aggregate principal amount of $50,000,000, in exchange for up to $180,000,000 in aggregate principal amount of 11% Series D Senior Subordinated Notes due 2006.

                          Terms Of The Exchange Offer

 .  Expires 5:00 p.m., New     .  The exchange notes
   York City time,       ,       mature on May 15, 2006,
   2001, unless extended.        and pay interest on May
                                 15 and November 15
                                 of each year.
 .  Not subject to any
   condition other than       .  We will not receive any
   that the exchange offer       proceeds from the
   not violate applicable        exchange offer.
   law or any
   interpretation of the      .  The exchange of notes
   staff of the Securities       will not be a taxable
   and Exchange                  exchange for U.S.
   Commission.                   income tax purposes.

 .  We can amend or            .  The terms of the
   terminate the exchange        exchange notes to be
   offer.                        issued are:

 .  We will exchange all         .  identical to the Series B Notes; and
   11% Series B Senior
   Subordinated Notes due       .  identical to the Series C Notes except for
   2006 and 11% Series C           transfer restrictions and registration
   Senior Subordinated             rights.
   Notes due 2006 that are
   validly tendered and
   not validly withdrawn.

 .  You may withdraw
   tendered outstanding
   Series B Notes and
   Series C Notes any time
   before the expiration
   of the exchange offer.

 .  The exchange notes are
   senior subordinated
   unsecured debt. The
   exchange notes rank
   behind all of our
   existing and future
   senior debt and equally
   with all of our future
   unsecured senior
   subordinated
   obligations.

  For a discussion of specific risks that you should consider before tendering your outstanding Series B Notes and Series C Notes in the exchange offer, see "Risk Factors" beginning on page 9.

  There is no public market for our Series B or Series C Notes or the exchange notes. However, you may trade our outstanding Series C Notes in the Private Offerings Resale and Trading through Automatic Linkages, or PORTAL(TM), market.

-------------------------------------------------------------------------------
 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
  The Old Note Offerings.................................................   1
  The Exchange Offer.....................................................   1
  The Exchange Notes.....................................................   4
  Risk Factors...........................................................   6
  Remington Products Company, L.L.C. and Remington Capital Corp. ........   6
  The Transactions.......................................................   6
  Executive Offices......................................................   6
Summary Historical and Pro Forma Consolidated Financial Data.............   7
Risk Factors.............................................................   9
The Exchange Offer.......................................................  16
Use of Proceeds..........................................................  23
Capitalization...........................................................  24
Selected Historical Financial Information................................  25
Unaudited Pro Forma Consolidated Financial Data..........................  26
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  29
Business.................................................................  35
Directors and Executive Officers of the Registrants......................  41
Certain Relationships and Related Transactions...........................  48
Security Ownership of Certain Beneficial Owners and Management...........  50
Description of Other Indebtedness........................................  51
Description of the Exchange Notes........................................  53
United States Federal Income Tax Considerations..........................  78
Plan of Distribution.....................................................  79
Legal Matters............................................................  80
Experts..................................................................  80
Additional Information...................................................  80
Index To Financial Statements............................................ F-1

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. It does not contain all the information you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including in particular "Risk Factors" and the financial data and related notes. Unless the context otherwise requires, all references in this prospectus to "Remington," "us," "our" or "we" are to Remington Products Company, L.L.C. and Remington Capital Corp., their predecessors, successors and subsidiaries; all references to "old notes" are to, collectively, our outstanding 11% Series B Senior Subordinated Notes due 2006 and 11% Series C Senior Subordinated Notes due 2006; and all references to "exchange notes" are to our 11% Series D Senior Subordinated Notes due 2006.

   All market share data contained in this prospectus are based on third-party information or Remington estimates, and are measured in units sold.

                             The Old Note Offerings

Old Notes...................  We sold our 11% Series A Senior Subordinated
                              Notes due 2006 to Bear, Stearns & Co. Inc., on May 23, 1996. We subsequently completed an exchange offer in which we exchanged all of our outstanding Series A Notes for our 11% Series B Senior Subordinated Notes due 2006. Our Series B Notes are registered under the Securities Act of 1933.

                              We sold our 11% Series C Senior Subordinated
                              Notes due 2006 to Bear, Stearns and Fleet
                              Securities, Inc. on April 18, 2001. These initial purchasers subsequently resold our Series C Notes to "qualified institutional buyers" and to a limited number of "institutional accredited investors," each as defined under Rule 144A of the Securities Act. The purchasers of our Series C Notes agreed to comply with transfer restrictions and other conditions.

Exchange And Registration
 Rights Agreement...........
                              As required by the purchase agreement for the Series C Notes, we, Bear, Stearns and Fleet entered into a registration rights agreement dated as of April 18, 2001. The registration rights agreement grants the holders of the Series C Notes exchange and registration rights. The exchange offer is intended to satisfy these exchange rights which terminate once the exchange offer is completed. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your Series C Notes. We are also making the exchange offer available to holders of our Series B Notes.

                               The Exchange Offer

Securities Offered..........  Up to $180,000,000 aggregate principal amount of
                              11% Series D Senior Subordinated Notes due 2006. The terms of the exchange notes and the Series B Notes are identical. The terms of the exchange notes and the Series C Notes are identical in all material respects, except for transfer restrictions and registration rights relating to the Series C Notes.

The Exchange Offer..........  We are offering to exchange the old notes for a principal amount equal to the principal amount of exchange notes. Old notes may be exchanged only in integral principal multiples of $1,000.

                              As of the date of this registration statement there are $180,000,000 of our Series B Notes and Series C Notes that are eligible to be exchanged in the exchange offer.

                              We will issue the exchange notes on or promptly after the expiration of the exchange offer.

Expiration Date.............  The exchange offer will expire 5:00 p.m., New
                              York City time, on      , 2001, unless we decide
                              to extend the expiration date.

Withdrawal Of Tender........  You may withdraw your tender of Series B or
                              Series C Notes at any time prior to the
                              expiration date. We will return any old notes not accepted by us for exchange for any reason at our expense as promptly as possible after the expiration or termination of our exchange offer.

Conditions To The Exchange    We believe that you can offer for resale, resell
 Offer......................  and otherwise transfer the exchange notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

                               .  You acquire the exchange notes in the
                                  ordinary course of business;

                               . You are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

                               .  You are not an "affiliate" of ours, as
                                  defined in Rule 405 of the Securities Act.

                              If any of these conditions is not satisfied and you transfer any exchange notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

                              Each broker-dealer acquiring exchange notes issued in the exchange offer for its own account in exchange for our outstanding Series B Notes and Series C Notes, which it acquired through market-making or other trading activities, must acknowledge that it will deliver a proper prospectus when any exchange notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the exchange notes issued in the exchange offer.

                              Our obligation to accept for exchange, or to issue the exchange notes in exchange for, any old notes is subject to:

                               .  Conditions relating to compliance with law;

                               . Any applicable interpretation by any staff of the Securities and Exchange Commission; or

                               .  Any order of any governmental agency or
                                  court of law.

                              We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering
 Old Notes Held in the Form
 of Book-Entry Interests....
                              Most of the outstanding old notes were issued as global securities and were deposited upon issuance with The Bank of New York. The Bank of New York issued certificateless depositary interests in those outstanding old notes, which represents a 100% interest in those old notes, to The Depository Trust Company. Beneficial interests in the outstanding old notes, which are held by direct or indirect participants in The Depository Trust Company, are shown on, and transfers of the old notes can be made only through, records maintained in book-entry form by The Depository Trust Company.

                              You may tender your outstanding old notes:

                               .  through a computer-generated message
                                  transmitted by The Depository Trust
                                  Company's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

                               . by sending a properly completed and signed letter of transmittal, which accompanies this prospectus, and other documents required by the letter of transmittal, or a facsimile of the letter of transmittal and other required documents, to the exchange agent at the address on the cover page of the letter of transmittal;

                              and either:

                               . a timely confirmation of book-entry transfer of your outstanding old notes into the exchange agent's account at The Depository Trust Company, under the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer--Book-Entry Transfers" must be received by the exchange agent on or before the expiration date; or

                               . the documents necessary for compliance with the guaranteed delivery described in "The Exchange Offer--Guaranteed Delivery
                                  Procedures" must be received by the exchange agent.

Procedures for Tendering
 Old Notes Held in the Form
 of Registered Notes........
                              If you hold certificates representing registered old notes, you must tender your registered old notes by sending a properly completed and signed letter of transmittal, together with other documents required by it, and your certificates, to the exchange agent, in accordance with the procedures described in this prospectus under the heading "The Exchange Offer--Procedures for Tendering Notes."

Acceptance Of Notes And
 Delivery Of Exchange
 Notes......................
                              We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly following the expiration date.

Use Of Proceeds.............  We will not receive any cash proceeds from the exchange of notes pursuant to this exchange offer.

Exchange Agent..............  The Bank of New York is serving as the exchange agent in connection with our exchange offer.

Federal Income Tax            The exchange of old notes in accordance with the
 Consequences...............  exchange offer should not be a taxable event to you for federal income tax purposes. See "United
                              States Federal Income Tax Considerations."

                               The Exchange Notes

Co-Issuers..................  Remington Products Company, L.L.C.
                              Remington Capital Corp.

Total Amount Of Notes         Up to $180,000,000 in aggregate principal amount
 Offered....................  of 11% Series D Senior Subordinated Notes due
                              2006.

Maturity....................  The exchange notes will mature on May 15, 2006.

Interest Rate...............  We will pay interest on the exchange notes at a fixed annual rate of 11%.

Interest Payment Dates......  May 15 and November 15, beginning on November 15,
                              2001.

Ranking of The Exchange       The exchange notes will be subordinated in right
 Notes......................  of payment to all of our existing and future senior debt and equal in right or payment to all of our other senior subordinated debt. The exchange notes will be effectively subordinate to all of our secured indebtedness. As of June 30, 2001, we and our subsidiaries had approximately
                              $240.5 million of indebtedness outstanding.

Optional Redemption.........  We may redeem some or all of the exchange notes at the redemption prices listed in the
                              "Description of the Exchange Notes" section under the heading "Optional Redemption" plus accrued and unpaid interest and liquidated damages, if any.

Mandatory Offer to            Upon certain change of control events and certain
 Repurchase.................  asset sales, if we do not redeem exchange notes, each holder of exchange notes may require us to repurchase all or a portion of the exchange notes.

Basic Covenants Of The        We will issue the exchange notes under an
 Indenture..................  indenture with The Bank of New York, as trustee.
                              The Indenture governing the exchange notes is the same Indenture that governs our Series C Notes and is substantially similar in all of its material terms to the indenture governing our Series B Notes. It contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

                               .  Borrow money;

                               .  Pay dividends on stock or purchase stock;

                               .  Make investments;

                               .  Create liens;

                               .  Enter into transactions with affiliates; and

                               . Sell certain assets or merge with or into other companies.

                              For a more detailed description of the material covenants of the Indenture, see the section "Description of the Exchange Notes" under the heading "Certain Covenants" and subheading "Merger, Consolidation or Sale of Assets."

                                  Risk Factors

   You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors" beginning on page 9 for a discussion of the material risks involved with an investment in the exchange notes.

         Remington Products Company, L.L.C. and Remington Capital Corp.

   We are a leading consumer products company focusing on the development and marketing of personal care products. We design and distribute electric shavers and accessories, grooming products, hair care appliances, wellness products and other small electrical consumer products. Remington is a well established brand name throughout much of the world and we currently sell our products in over 85 countries.

   We have developed our strong brand name with consumers through increasing our investments in product innovation, product quality and advertising. Our product sells through most major retail channels including mass merchandisers, department stores and drug stores, in addition to our own services stores. This distribution network includes over 20,000 retail outlets in the United States, where we have leading market position in several product categories.

                                The Transactions

   On May 23, 1996, we issued a total of $130.0 million in principal amount of our 11% Series A Senior Subordinated Notes due 2006. Subsequent to this issuance, we offered to exchange these notes for our 11% Series B Senior Subordinated Notes due 2006. The form and terms of the Series B Notes were the same as the form and terms of the notes for which they were exchanged, except the Series B Notes were registered under the Securities Act and, therefore, did not bear a legend restricting their transfer. We used the proceeds from the sale of the notes issued on May 23, 1996, in connection with a corporate reorganization.

   On April 18, 2001, we issued a total of $50.0 million in principal amount of our 11% Series C Senior Subordinated Notes due 2006. The Series C Notes ranked pari passu with, and have substantially the same terms as, our outstanding Series B Notes, except they provided for a delayed draw special payment, certain transfer restrictions and registration and exchange rights. Subject to the satisfaction of certain conditions, this delayed draw special payment entitled each initial purchaser of the Series C Notes to a payment equal to 7.5% of the principal amount of the Series C Notes purchased. We used the proceeds from the sale of the Series C Notes to repay some of our existing indebtedness.

   When we issued the Series C Notes, we agreed to file with the Commission this registration statement registering our Series D Notes and to offer to exchange both our outstanding Series B Notes and Series C Notes for our Series D Notes. These Series D Notes will have substantially the same terms as our outstanding Series B Notes and Series C Notes with the exception of the transfer restrictions and legends associated with our Series C Notes. We will not receive any proceeds from the exchange of our Series B Notes and Series C Notes.

                               Executive Offices

   Our principal executive offices are located at 60 Main Street, Bridgeport, CT 06604. Our main telephone number is 203-367-4400.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

   The following table presents summary financial data and other data with respect to Remington Products Company, L.L.C. and its subsidiaries and has been derived from the audited consolidated financial statements of Remington Products Company, L.L.C. and its subsidiaries as of and for the years ended December 31, 1996, 1997, 1998, 1999, and 2000, and the unaudited consolidated financial statements as of and for the six months ended June 30, 2000 and 2001. You should read it together with "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

   The unaudited pro forma statement of operations data for the year ended December 31, 2000 and the six months ended June 30, 2001 (a) give effect to the offering of the Series C Notes as if it occurred on January 1, 2000 and (b) do not purport to represent what our results of operations or financial position actually would have been if the offering of the Series C Notes had occurred as of the date indicated or what our results of operations or financial position will be for future periods.

                                         Year Ended December 31,                        Six Months Ended June 30,
                          ------------------------------------------------------------  ----------------------------
                                                                                Pro                           Pro
                                           Historical                         Forma(1)     Historical       Forma(1)
                          --------------------------------------------------  --------  ------------------  --------
                          1996(2)     1997      1998        1999      2000      2000      2000      2001      2001
                          --------  --------  --------    --------  --------  --------  --------  --------  --------
                                                       (dollars in thousands)
Statement of Operations
 Data:
Net Sales...............  $241,999  $241,572  $268,357    $318,766  $365,149  $365,149  $117,873  $120,445  $120,445
Gross profit............    89,174   100,276   109,182     142,497   163,384   163,384    52,132    44,901    44,901
Selling, general and
 administrative
 expenses...............    91,772    84,194    94,415     111,434   123,177   123,177    44,291    54,439    54,439
Operating income
 (loss).................    (4,443)   14,146     6,016(3)   29,120    38,255    38,255     6,866   (10,513)  (10,513)
Interest expense........    14,392    19,318    20,499      21,723    24,774    25,507    11,201    12,253    12,570
Net income (loss).......   (21,363)   (7,923)  (15,337)      6,035    12,737    12,004    (3,698)  (18,860)  (19,177)

Other Data:
EBITDA(4)...............  $ 18,457  $ 19,088  $ 21,013    $ 35,020  $ 44,013  $ 44,013  $  9,463  $ (7,981) $ (7,981)
Depreciation and
 amortization...........     4,384     4,767     5,169       5,555     5,753     5,753     2,593     2,510     2,510
Capital expenditures....     3,709     5,078     3,879       3,518     4,414     4,414     1,373     2,932     2,932
Cash interest expense...    12,870    18,246    19,389      20,335    21,984    22,993    10,413    11,102    11,441

Net cash provided by
 (used in)
 Operating activities...     5,750    (7,980)   (3,106)      1,989    (3,883)   (4,892)   (8,497)  (36,744)  (37,083)
 Investing activities...  (143,640)   (2,374)   (3,879)     (3,518)   (4,414)   (4,414)   (1,373)   (2,932)   (2,932)
 Financing activities...   137,996     9,102     5,743       7,173     9,467     9,467     6,807    33,678    33,678

Financial Ratios:(5)
EBITDA/cash interest
 expense.                      1.4x      1.0x      1.1x        1.7x      2.0x      1.9x      1.9x      1.2x      1.2x
Total debt/EBITDA.......       9.3x      9.5x      8.9x        5.6x      4.6x      4.7x      5.1x      9.1x      9.1x
Ratio of earnings to
 fixed charges(6).......       --        0.7x      0.3x        1.3x      1.5x      1.4x      1.4x      0.8x      0.8x

                                          At December 31, 2000 At June 30, 2001
                                          -------------------- ----------------
                                               Historical         Historical
                                               ----------         ----------
                                                     (in thousands)
Balance Sheet Data:
Working capital..........................       $106,039           $124,138
Total assets.............................        242,487            238,085
Total debt...............................        203,266            240,497
Total members' deficit...................        (17,504)           (36,612)

--------
(1) The pro forma data give pro forma effect to the offering of the Series C Notes and the application of the proceeds as described under "Use of Proceeds," as if the offering and application had occurred on the first day of the earliest period presented.

(2) To facilitate comparison of the operating results of the periods set forth above, statement of operations and other data for the year ended December 31, 1996 were obtained by combining, without adjustment, the statement of operations and other data of our predecessor company for the period from January 1, 1996 to May 23, 1996 with those of Remington for the period from May 24, 1996 to December 31, 1996.
(3) Includes non-recurring charges related to restructuring and reorganization activities of $9.6 million.
(4) EBITDA consists of operating income plus depreciation and amortization charged to operating income and certain other income and expenses. EBITDA is used by certain investors as an indicator of a company's historic ability to service debt. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either
    (i) operating income (as determined by generally accepted accounting principles, or GAAP) as an indicator of operating performance or (ii) cash flows from operating, investing and financial activities (as determined by GAAP), and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to other similarly titled measures of other companies.
(5) To facilitate comparison of the financial ratios set forth above, ratios for the six months ended June 30, 2000 and 2001 and the Pro Forma for the six months ended June 30, 2001 were calculated using statement of operations data for the twelve month period then ending.
(6) For the year ended December 31, 1996, our earnings were insufficient to cover our fixed charges by $2.9 million.

                                  RISK FACTORS

   Before you invest in the exchange notes, you should consider carefully the following factors as well as the other information and data included in this offering memorandum.

You may have difficulty selling the Series C Notes which you do not exchange, since outstanding Series C Notes will continue to have restrictions on transfer and cannot be sold without registration under securities laws or exemptions from registration.

   If a large number of outstanding Series C Notes are exchanged for exchange notes issued in the exchange offer, it may be difficult for holders of outstanding Series C Notes that are not exchanged in the exchange offer to sell their Series C Notes, since those Series C Notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of Series C Notes outstanding, there may not be a very liquid market in those Series C Notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market. See "The Exchange Offer--Consequences of Failure to Exchange Notes."

   In addition, if you do not tender your outstanding Series C Notes or if we do not accept some outstanding Series C Notes, those Series C Notes will continue to be subject to the transfer and exchange provisions of the indenture and the existing transfer restrictions of the Series C Notes that are described in the legend on the Series C Notes and in the offering memorandum relating to the Series C Notes.


If you exchange your outstanding notes, you may not be able to resell the exchange notes you receive in the exchange offer without registering them and delivering a prospectus

   You may not be able to resell the exchange notes you receive in the exchange offer without registering those exchange notes or delivering a prospectus. Based on interpretations by the Commission in no-action letters, we believe, with respect to exchange notes issued in the exchange offer, that:

  . holders who are not "affiliates" of Remington within the meaning of Rule 405 of the Securities Act,

  . holders who acquire their exchange notes in the ordinary course of business, and

  . holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities
     Act) of the exchange notes

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

   Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the Commission in no-action letters, and would have to register the notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed "underwriters" within the meaning of the Securities Act in connection with any resale of exchange notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding old notes in market-making activities or other trading activities and must deliver a prospectus when they resell the exchange notes they acquire in the exchange offer in order not to be deemed an underwriter.

   You should review the more detailed discussion in "The Exchange Offer-- Procedures for Tendering Notes and "Consequences of Exchanging Outstanding Notes."

Our indebtedness could adversely affect our financial position and prevent us from fulfilling our obligations under the exchange notes.

   We have a significant amount of indebtedness. As of June 30, 2001, we and our subsidiaries had outstanding indebtedness of approximately $240.5 million. Our substantial indebtedness could have important consequences to you. For example, it could:

  . make it more difficult for us to meet all our obligations to creditors, who could then require us to do such things as restructure our indebtedness, sell assets, or raise additional debt or equity capital;

  . limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy, research and development costs or other purposes;

  . require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  . limit our flexibility in planning for and reacting to changes in our business and in the industry in which we operate that could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

  . place us at a disadvantage compared to our competitors that have less debt.

   Any of the above listed factors could materially adversely affect our business and results of operations and our ability to meet our obligations under the exchange notes.

Your right to receive payment on the exchange notes and the guarantee is junior to all of Remington's senior debt.

   The exchange notes will be unsecured and junior in right of payment to all existing and future senior debt of Remington, including obligations under our current senior credit facilities. As of June 30, 2001, the exchange notes were subordinated to approximately $60.5 million of senior debt. Subject to certain limitations, we will be permitted to incur additional senior debt in the future. The indebtedness under our current senior credit facilities will also become due prior to the time the principal obligations under the exchange notes become due. In addition, the exchange notes will be effectively subordinated to all indebtedness of our subsidiaries, through which our foreign operations are conducted. See "Description of the Exchange Notes--Certain Covenants-- Incurrence of Indebtedness."

   In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, our and our subsidiaries' assets will be available to pay obligations on the exchange notes only after all senior debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the exchange notes or old notes then outstanding. The holders of any indebtedness of our subsidiaries (other than Remington Capital Corp. and subsidiaries guaranteeing the exchange notes, if any) will be entitled to payment of their indebtedness from the assets of our subsidiaries prior to the holders of any general unsecured obligations of Remington, including the exchange notes. In addition, subject to the restrictions set forth in the senior credit agreement governing our current senior credit facilities, substantially all of our assets may be pledged in the future to secure other indebtedness. See "Description of the Exchange Notes--Certain Covenants--Liens."

The credit agreement governing our senior credit facilities restricts our management's discretion in operating our business.

   Our agreements with senior creditors require us to maintain specified financial ratios and tests, among other obligations. In addition, the credit agreement governing our senior credit facilities restricts, among other things:

  .  our ability to incur additional indebtedness;

  .  our ability to make acquisitions; and

  .  our ability to make capital expenditures.

   A failure to comply with the covenants contained in the credit agreement could lead to an event of default, which could result in an acceleration by our lenders of loans outstanding under our senior credit facility. An acceleration would also constitute an event of default under the Indenture governing the exchange notes and the indenture governing our existing Series B Notes. The Indenture and the indenture governing our existing Series B Notes each also restrict, among other things, our ability to incur additional indebtedness, sell assets, make certain payments and dividends or merge or consolidate our company. A failure to comply with the restrictions in the Indenture and the indenture governing our existing Series B Notes could result in an event of default under the Indenture and the indenture governing our existing Series B Notes. An acceleration of loans outstanding under our senior credit facility and/or a resulting cross acceleration of the maturity of the exchange notes and the Series B Notes would have a material adverse effect on our business and our results of operations. See "Description of the Exchange Notes."

The Internal Revenue Service may assert that the Series C Notes have been issued with original issue discount.

   We intend to take the position that the Series C Notes were not issued with original issue discount for federal income tax purposes. We cannot assure you, however, that the Internal Revenue Service will not assert a contrary position. It is possible that the IRS may take a position that the issue price of the Series C Notes equals the offering price reduced by the delayed draw special payment, and, accordingly, the Series C Notes are issued with original issue discount. If the IRS were to take this position, the holders of the Series C Notes would be required to include the amount of original issue discount in gross income over the term of the Series C Notes based on a constant yield method, the Series C Notes would not be fungible for federal income tax purposes with our outstanding Series B Notes and exchange notes issued in exchange for Series B Notes would not be fungible with exchange notes issued in exchange for our Series C notes. This means that the holders would be required to include amounts in gross income without a corresponding receipt of cash. We have not obtained any ruling from the IRS or any opinion of counsel on this matter. Investors are strongly urged to consult their own advisors regarding the determination of the issue price of the Series C Notes and the federal, state, and foreign tax consequences of holding or disposing of a debt security issued with original issue discount.

The markets in which we compete are highly competitive.

   The markets in which we compete are highly competitive. We compete with large and established national and multinational companies, as well as smaller companies, in all of our product lines. Some of these competitors have, and new competitors may have, substantially greater resources than we have. Consequently, we cannot assure you that we will be able to compete effectively in the future.

We depend on comparatively few suppliers.

   The vast majority of our finished goods are manufactured for us by suppliers located in China and Japan. Our three most significant suppliers of finished goods in 2000 accounted for approximately 54% of our total cost of sales, with the largest supplier comprising approximately 27% of our total cost of sales. Any adverse change in any of the following could have a material adverse effect on our business:

  .  our relationships with these suppliers;

  .  the financial condition of these suppliers;

  .  our ability to import outsourced products; or

  . these suppliers' ability to manufacture and deliver outsourced products on a timely basis.

   Although we have long-established relationships with many of our suppliers, we do not have long-term contracts with any of our suppliers. We cannot assure you that we could quickly or effectively replace any of our suppliers if the need arose, and we cannot assure you that we could retrieve tooling and molds possessed by any of our suppliers. Our dependence on these few suppliers could also adversely affect our ability to react quickly and effectively to changes in the market for our products. In addition, international manufacturing is subject to significant risks, including:

  .  labor unrest;

  .  political instability;

  .  restrictions on transfer of funds;

  .  domestic and international customs and tariffs;

  .  unexpected changes in regulatory environments; and

  .  potentially adverse tax consequences.

   We cannot assure you that our business will not be affected by the aforementioned risks, each of which could have an adverse effect on our ability to increase or maintain our international importing activities and/or on our results of operations.

We depend on a single manufacturing facility for certain essential parts of our products.

   We manufacture the majority our foil cutting systems, using specially designed machines and proprietary cutting technology, at our sole company-owned manufacturing facility in Bridgeport, Connecticut. This manufacturing facility is subject to the normal hazards that could result in any material damage to any such facility. Damage to this facility, or prolonged interruption in the operations of this facility for repairs or other reasons, would have a material adverse effect on our financial position and our results of operations.

We cannot be certain that our product innovations and marketing successes will continue.

   We believe that our future success will depend, in part, upon our ability to continue making innovations in our existing products and to develop, manufacture and market new products. We cannot assure you that we will be successful in the introduction, marketing and manufacture of any new products or product innovations. Furthermore, there can be no assurance that we will be able to develop and introduce new products or improvements to our existing products which satisfy customer needs or achieve market acceptance. The failure to develop products and introduce them successfully in a timely manner could adversely affect our financial condition and our results of operations.

A small number of major customers account for a significant percentage of our total net sales, and a decrease in orders from these major customers would cause our net sales and profitability to decline.

   Net sales to our five largest customers accounted for approximately 46% of our total net sales in 2000. One of our customers, Wal-Mart, accounted for approximately 25% of our net sales worldwide during 2000 and over 44% of our net sales in the United States, excluding net sales of our service stores. No other customer accounted for more than 7% of our worldwide net sales in 2000. Although we have long-established relationships with many of our customers, we do not have long-term contracts with any of our customers. A decrease in business from any of our major customers could have a material adverse effect on our financial condition and results of operations.

We are subject to foreign currency fluctuations as a result of our foreign manufacturing and sales activities.

   In 2000, 34% of our net sales were made outside the United States. The U.S. dollar value of our sales varies with currency exchange rate fluctuations. Changes in currency exchange rates could have an adverse effect on our results of operations and our ability to meet interest and principal obligations on the exchange notes. Our results of operations are affected by changes in exchange rates as we price our foreign-sold products in local currency. While many of our selling and distribution costs are also denominated in these currencies, a large portion of our product costs are U.S. dollar denominated. We take precautions against these fluctuations by entering into foreign exchange forward contracts, which, in effect, lock in U.S. dollar exchange rates for products which our foreign subsidiaries purchase. However, we cannot assure you that significant changes in currency exchange rates will not have an adverse impact on our business or results of operations.

We may be unsuccessful in managing the growth of our business or integrating acquisitions.

   As part of our long-term strategy, we seek to acquire other brands and consumer product companies that can benefit from the Remington brand name and our manufacturing, sourcing, operations and distribution infrastructure. Although we are not currently a party to any agreement with respect to any pending acquisition which we believe is probable and material to our business, we have engaged in and continue to engage in evaluations and discussions with respect to potential acquisitions. We cannot assure you that we will be able to either identify and acquire attractive acquisition candidates at prices and on terms favorable to us or succeed at effectively and profitably managing the integration of an acquired business.

The loss of the services of any members of our senior management team could adversely affect our business.

   We are dependent on the continued services of our senior management team. The loss of any key personnel could have an adverse effect on our business. We do not maintain key-person insurance for any of our officers, employees or directors.

The interests of our equityholders may not be aligned with the interests of the holders of the exchange notes.

   Vestar Equity Partners, L.P. controls our management committee and our affairs and policies. Circumstances may occur in which the interests of Vestar Equity Partners, as an equity holder of Remington, could be in conflict with the interests of the holders of the exchange notes. In addition, our equity investors may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of exchange notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture for the exchange notes.

   If a change of control occurs, you have the right to require us to repurchase any or all of the exchange notes you own at a price equal to 101% of the principal amount thereof, together with any interest we owe you. Upon a change of control, we also may be required immediately to repay the outstanding principal of, any accrued interest on and any other amounts owed by us under our senior credit facilities and any other indebtedness then outstanding. We cannot assure you that we would be able to repay amounts outstanding under our senior credit facilities or obtain necessary consents under the facilities to purchase the exchange notes or any outstanding old notes. Any requirement to offer to purchase any outstanding exchange notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance such indebtedness, the financing may be on terms unfavorable to us. If we fail to repurchase all of the exchange notes tendered for purchase upon the occurrence of a change of control, the failure will be an event of default under the Indenture governing the exchange notes. In addition, the change of control covenant does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.

Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of the exchange notes and require our noteholders to return payments received from guarantors.

   Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of the exchange notes or a guarantee could be subordinated to all of Remington's other debts or all other debts of any guarantor if, among other things, Remington or the guarantor was insolvent or rendered insolvent by reason of such incurrence, or Remington or the guarantor was engaged in a business or transaction for which Remington or the guarantor's remaining assets constituted unreasonably small capital, or Remington or the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature. In addition, any payment by Remington or a guarantor in accordance with its guarantee could be voided and required to be returned to Remington or the guarantor, or to a fund for the benefit of Remington's creditors or the creditors of the guarantor.

   The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or it could not pay its debts as they become due.

   On the basis of historical financial information, recent operating history and other factors, Remington believes that Remington and each future guarantor, if any, after giving effect to its guarantee of the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay the debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions.

You cannot be sure that an active trading market will develop for the exchange notes.

   There is no established trading market for the exchange notes. Although the initial purchasers of the Series C Notes have informed us that they currently intend to make a market in the Series C Notes and the exchange notes, the initial purchasers have no obligation to do so and may discontinue making a market at any time without notice.

   The Series C Notes have been designated as eligible for trading in the PortalTM Market. However, we do not intend to apply for listing of the exchange notes on any securities exchange.

   The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. A liquid trading market may not develop for the exchange notes.

The trading price of the exchange notes may be volatile.

   The trading price of the exchange notes could be subject to significant fluctuation in response to, among other factors, variations in operating results, developments in industries in which we do business, general economic conditions, changes in securities analysts' recommendations regarding our securities and changes in the market for noninvestment grade securities generally. This volatility may adversely affect the market price of the exchange notes.

We are engaged in a number of active litigations.

   In addition to litigation arising in the ordinary course of business, we are involved in a series of legal disputes with Koninklijke Philips Electronics NV and its affiliates. In each of several related actions which are pending in the United Kingdom, these entities have alleged that certain of our shavers infringe upon registered trademarks owned by them. Accordingly, they are seeking damages and injunctions relating to all the rotary shavers which we sell in the United Kingdom. We are defending these actions vigorously and have filed counterclaims alleging infringement by Philips. We have filed preemptive claims against Koninklijke Philips Electronics NV (France) in France and against Koninklijke Philips Electronics NV (Italy) in Italy seeking to nullify rotary shaver trademarks held by each of these entities. In response to our claims, these entities have filed counterclaims alleging infringement by us. We cannot assure you that the consequences of any adverse findings will not have an adverse effect on our financial position or results of operations.

                               THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

   On April 18, 2001, we sold the Series C Notes to Bear, Stearns & Co. Inc. and Fleet Securities, Inc. When we sold the Series C Notes, we entered into a registration rights agreement with Bear, Stearns and Fleet. The registration rights agreement requires that we register the Series D Notes with the Commission and offer to exchange the new registered exchange notes for the outstanding Series C Notes. We are also making the exchange offer available to holders of our Series B Notes.

   We will accept any validly tendered old notes that you do not withdraw before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 of principal amount of exchange notes in exchange for each $1,000 principal amount of your outstanding old notes. You may tender some or all of your old notes in the exchange offer.

   The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding old notes except that interest on the exchange notes will accrue from the last interest date on which interest was paid on your old notes. In addition, the exchange notes will differ from the Series C Notes in that:

     (1) the exchange notes being issued in the exchange offer will be registered under the Securities Act and will not have legends restricting their transfer; and

     (2) the exchange notes being issued in the exchange offer will not contain the registration rights and liquidated damages provisions contained in the Series C Notes.

   Outstanding old notes that we accept for exchange will not accrue interest after we complete the exchange offer.

   The exchange offer will expire at 5:00 p.m., New York City time, on      ,
2001, unless we extend it. If we extend the exchange offer, we will issue a notice by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We reserve the right, in our sole discretion:

     (1) to extend the exchange offer;

     (2) to delay accepting your old notes;

     (3) to terminate the exchange offer and not accept any old notes for exchange if any of the conditions have not been satisfied; or

     (4) to amend the exchange offer in any manner.

   We will promptly give oral or written notice of any extension, delay, non-acceptance, termination or amendment. We will also file a post-effective amendment with the Commission if we amend the terms of the exchange offer.

   If we extend the exchange offer, old notes that you have previously tendered will still be subject to the exchange offer and we may accept them. We will promptly return your old notes if we do not accept them for exchange for any reason without expense to you after the exchange offer expires or terminates.

Procedures for Tendering Old Notes

   Only you may tender your old notes in the exchange offer.

   To tender in the exchange offer, you must:

     (1) complete, sign and date the enclosed letter of transmittal, or a copy of it,

     (2) have the signature on the letter of transmittal guaranteed if required by the letter of transmittal, and

     (3) mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent

   OR

   if you tender your old notes under The Depository Trust Company's book-entry transfer procedures, transmit an agent's message to the exchange agent on or before the expiration date.

   In addition, either:

     (1) the exchange agent must receive certificates for outstanding old notes and the letter of transmittal, or

     (2) the exchange agent must receive a timely confirmation of a book-entry transfer of your old notes into the exchange agent's account at The Depository Trust Company, along with the agent's message, or

     (3) you must comply with the guaranteed delivery procedures described below.

   An agent's message is a computer-generated message transmitted by The Depository Trust Company through its Automated Tender Offer Program to the exchange agent.

   To tender your old notes effectively, you must make sure that the exchange agent receives a letter of transmittal and other required documents before the expiration date.

   When you tender your outstanding old notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

   The method of delivery of outstanding old notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that you use an overnight or hand delivery service instead of mail. If you do deliver by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow enough time to make sure your documents reach the exchange agent before the expiration date. Do not send a letter of transmittal or notes directly to us. You may request your brokers, dealers, commercial banks, trust companies, or nominees to make the exchange on your behalf.

   Unless you are a registered holder who requests that the exchange notes to be mailed to you and issued in your name, or unless you are an eligible institution, you must have your signature guaranteed on a letter of transmittal or a notice of withdrawal by an eligible institution. An eligible institution is a firm which is a financial institution that is a member of a registered national securities exchange or a member of the participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

   If the person who signs the letter of transmittal and tenders the old notes is not the registered holder of the old notes, the registered holders must endorse the old notes or sign a written instrument of transfer or exchange that is included with the old notes, with the registered holder's signature guaranteed by an eligible institution. We will decide whether the endorsement or transfer instrument is satisfactory.

   We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered old notes, and our determination will be final and binding on you. We reserve the absolute right to:

     (1) reject any and all tenders of any particular note not properly tendered,

     (2) refuse to accept any old note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful, and

     (3) waive any defects or irregularities or conditions of the exchange offer as to any particular note either before or after the expiration date. This includes the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

   Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of old notes as we will determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of notes.

   If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding old notes, the outstanding old notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

   If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or power of attorney on your behalf, those persons must indicate their capacity when signing, and submit satisfactory evidence to us with the letter of transmittal demonstrating their authority to act on your behalf.

   To participate in the exchange offer, we require that you represent to us that:

     (1) you or any other person acquiring exchange notes for your outstanding old notes in the exchange offer is acquiring them in the ordinary course of business,

     (2) neither you nor any other person acquiring exchange notes in exchange for your outstanding old notes is engaging in or intends to engage in a distribution of the exchange notes issued in the exchange offer,

     (3) neither you nor any other person acquiring exchange notes in exchange for your outstanding old notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer,

     (4) neither you nor any other person acquiring exchange notes in exchange for your outstanding old notes is our "affiliate" as defined under Rule 405 of the Securities Act, and

     (5) if you or another person acquiring exchange notes for your outstanding old notes is a broker-dealer, you will receive exchange notes for your own account, you acquired exchange notes as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus in connection with any resale of your exchange notes.

   If you are our "affiliate," as defined under Rule 405 of the Securities Act, you are a broker-dealer who acquired your outstanding old notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of notes acquired in the exchange offer, you or that person:

     (1) may not rely on the applicable interpretations of the staff of the Commission, and

     (2) must comply with the registration and prospectus delivery requirements of the Securities Act when reselling the exchange notes.

   Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the notes issued in the exchange offer.

Acceptance of Outstanding Notes for Exchange; Delivery of Notes Issued in the Exchange Offer

   We will accept validly tendered old notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered old notes when we have given oral (promptly confirmed in writing) or written notice to the exchange agent. The exchange agent will act as agent for us for the purpose of receiving the exchange notes from us. If we do not accept any tendered old notes for exchange because of an invalid tender or other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder. If a holder has tendered old notes by book-entry transfer, we will credit the exchange notes to an account maintained with The Depository Trust Company. We will return certificates or credit the account at The Depository Trust Company as promptly as practicable after the exchange offer terminates or expires.

Book-Entry Transfers

   The exchange agent will make a request to establish an account at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository Trust Company's systems must make book-entry delivery of outstanding old notes by causing The Depository Trust Company to transfer those outstanding old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's Automated Tender Offer Procedures. The participant should transmit its acceptance to The Depository Trust Company on or before the expiration date or comply with the guaranteed delivery procedures described below. The Depository Trust Company will verify acceptance, execute a book-entry transfer of the tendered outstanding old notes into the exchange agent's account at The Depository Trust Company and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent's message confirming that The Depository Trust Company has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at The Depository Trust Company. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

     (1) be transmitted to and received by the exchange agent at the address listed below under "Exchange Agent" on or before the expiration date, or

     (2) the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

   If you are a registered holder of outstanding old notes who desires to tender old notes but your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

     (1) you tender the old notes through an eligible institution;

     (2) before the expiration date, the exchange agent received from the eligible institution a notice of guaranteed delivery in the form we have provided. The notice of guaranteed delivery will state the name and address of the holder of the old notes being tendered and the amount of old notes being tendered, that the tender is being made and guarantee that within five New York Stock Exchange trading days after the notice of guaranteed delivery is signed, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, together with a properly completed and signed letter of transmittal with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     (3) the certificates for all physically tendered outstanding old notes, in proper form for transfer, or a book-entry confirmation, together with a properly completed and signed letter of transmittal with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

   You may withdraw your tender of outstanding old notes at any time before 5:00 p.m., New York City time, on the expiration date.

   For a withdrawal to be effective, you must make sure that, before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives a written notice of withdrawal at one of the addresses below or, if you are a participant of The Depository Trust Company, an electronic message using The Depository Trust Company's Automated Tender Offer Program.

   A notice of withdrawal must:

     (1) specify the name of the person that tendered the old notes to be withdrawn;

     (2) identify the old notes to be withdrawn, including the principal amount of the old notes;

     (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or be accompanied by documents of transfer, and

     (4) if you have transmitted certificates for outstanding old notes, specify the name in which the old notes are registered, if different from that of the withdrawing holder, and identify the serial numbers of the certificates.

   If you have tendered old notes under the book-entry transfer procedure, your notice of withdrawal must also specify the name and number of an account at The Depository Trust Company to which your withdrawn old notes can be credited.

   We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered old notes that you withdraw will be not be considered to have been validly tendered. We will return any outstanding old notes that have been tendered but not exchanged, or credit them to The Depository Trust Company account, as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above before the expiration date.

Conditions to the Exchange Offer

   We are not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding old notes. We may terminate or amend the exchange offer, if at any time before the acceptance of outstanding old notes:

     (1) any federal law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

     (2) if any stop order is threatened or in effect with respect to this registration statement or the qualification of the indenture under the Trust Indenture Act of 1939; or

     (3) there is a change in the current interpretation by the staff of the Commission which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the old notes and delivery of a prospectus, as discussed above.

   These conditions are for our sole benefit and we may assert or waive them at any time and for any reason. However, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure to exercise any of the foregoing rights will not be a waiver of our rights.

Exchange Agent

   You should direct all signed letters of transmittal to the exchange agent, The Bank of New York. You should direct questions, requests for assistance, and requests for additional copies of this prospectus, the letter of transmittal and the notice of guaranteed delivery to the exchange agent addressed as follows:

                               Main Delivery to:
                    The Bank of New York, As Exchange Agent

By Mail, By Hand and Overnight Courier:              By Facsimile:
          The Bank of New York              (For Eligible Institutions Only)
       101 Barclay Street 7 East                     (212) 815-5915
        New York, New York 10286                 Confirm by telephone:
       Attention: Geovanni Barris                    (212) 815-5084

   Delivery or fax of the letter of transmittal to an address or number other than those above is not a valid delivery of the letter of transmittal.

Fees and Expenses

   We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

   We will pay the estimated cash expenses connected with the exchange offer. We estimate that these expenses will be approximately $150,000.

Transfer Taxes

   If you tender outstanding old notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register exchange notes in the name of, or request that your old notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

You May Suffer Adverse Consequences if You Fail to Exchange Outstanding Series C Notes

   If you do not tender your outstanding Series C Notes, you will not have any further registration rights, except for the rights described in the registration rights agreements and described above, and your Series C Notes will continue to be subject to restrictions on transfer when we complete the exchange offer. Accordingly, if you do not tender your Series C Notes in the exchange offer, your ability to sell your Series C Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered Series C Notes will not continue to be entitled to any increase in interest rate that the indenture provides for if we do not complete the exchange offer.

   Holders of the exchange notes issued in the exchange offer and old notes that are not tendered in the exchange offer will vote together as a single class under the indenture governing our Series C Notes and our Series D Notes.

Consequences of Exchanging Outstanding Series C Notes


   If you make the representations that we discuss above, we believe that you may offer, sell or otherwise transfer the exchange notes to another party without registration of your exchange notes or delivery of a prospectus.

   We base our belief on interpretations by the staff of the Commission in no-action letters issued to third parties. If you cannot make these representations, you cannot rely on this interpretation by the Commission's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes. A broker-dealer that receives exchange notes for its own account in exchange for its outstanding Series C Notes must acknowledge that it acquired the Series C Notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers who can make these representations may use this exchange offer prospectus, as supplemented or amended, in connection with resales of exchange notes issued in the exchange offer.

   However, because the Commission has not issued a no-action letter in connection with this exchange offer, we cannot be sure that the staff of the Commission would make a similar determination regarding the exchange offer as it has made in similar circumstances.

Shelf Registration

   The registration rights agreement also requires that we file a shelf registration statement if:

     (1) we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law;

     (2) law or Commission policy prohibits a holder from participating in the exchange offer;

     (3) a holder cannot resell the exchange notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder, or

     (4) a holder is a broker-dealer and holds old notes acquired directly from us or one of our affiliates.

   Old notes will be subject to restrictions on transfer until:

     (1) a person other than a broker-dealer has exchanged old notes in the exchange offer;

     (2) a broker-dealer has exchanged old notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

     (3) the old notes are sold under an effective shelf registration statement that we have filed; or

     (4) the old notes are sold to the public under Rule 144 of the Securities Act.

                                USE OF PROCEEDS

   We will not receive any proceeds from this exchange offer. The net proceeds from the $130.0 million Series A Note offering, after deducting estimated fees and expenses, were approximately $122.8 million. We used the net proceeds from the Series A Note offering to complete, and pay fees and expenses incurred in, a reorganization.

   The net proceeds from the $50.0 million Series C Note offering, after deducting estimated fees and expenses, were approximately $44.8 million. We used the net proceeds from the Series C Note offering to repay borrowings under our senior credit facilities. As of June 30, 2001, our senior credit facilities consisted of a $70.0 million revolving credit facility. Amounts outstanding under our previous revolving credit facility were due on June 30, 2002.


   On August 21, 2000, we entered into a new $110 million asset-based senior revolving credit facility. The initial drawdown under this new facility was used to repay all outstanding borrowings under our former $70 million senior credit facility. Our new facility will mature on March 31, 2006.

                                 CAPITALIZATION

   The following table sets forth our cash, cash equivalents and capitalization as of June 30, 2001 on an actual basis. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                  June 30,
                                                                    2001
                                                                -----------
                                                               (in thousands)
Cash and cash equivalents......................................  $   3,945
                                                                 =========
Total debt (including current maturities):
  Short-term borrowings........................................  $   3,768
  Senior credit facilities:
    Revolving credit facilities................................     55,927
    Term loans.................................................        --
    Supplemental loans.........................................        --
  Capital leases...............................................        802
  Senior subordinated notes....................................    180,000
                                                                 ---------
      Total debt...............................................    240,497
                                                                 ---------
Members' deficit:
  Members' deficit.............................................    (31,561)
  Accumulated other comprehensive income.......................     (5,051)
                                                                 ---------
      Total members' deficit...................................    (36,612)
                                                                 ---------
      Total capitalization.....................................    203,885
                                                                 =========

                   SELECTED HISTORICAL FINANCIAL INFORMATION

   The selected historical financial data presented below for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 has been derived from our audited consolidated financial statements. Our audited consolidated financial statements as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000 are contained elsewhere in this prospectus. The selected historical and other data presented below as of and for the six month periods ended June 30, 2000 and 2001, has been derived from our unaudited consolidated financial statements contained elsewhere in this prospectus which in the opinion of our management reflect all adjustments consisting only of normal recurring accruals necessary to present fairly the financial position and results of operations for the periods presented. You should read it together with "Summary Historical and Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus:

                                                                            Six Months Ended
                                   Years Ended December 31,                     June 30,
                         -------------------------------------------------- ------------------
                         1996 (1)    1997      1998         1999     2000     2000      2001
                         --------  --------  --------     -------- -------- --------  --------
                                                 (in thousands)
Statement of Operations
 Data:
Net sales............... $241,999  $241,572  $268,357     $318,766 $365,149 $117,873  $120,445
Operating income
 (loss).................   (4,443)   14,146     6,016 (2)   29,120   38,255    6,866   (10,513)
Interest expense........   14,392    19,318    20,499       21,723   24,774   11,201    12,253
Net income (loss) (3)...  (21,363)   (7,923)  (15,337)       6,035   12,737   (3,698)  (18,860)
Depreciation and
 amortization...........    4,384     4,767     5,169        5,555    5,753    2,593     2,510
Balance Sheet Data (at
 period end):
Working capital......... $ 77,860  $ 76,361  $ 68,294     $ 85,053 $106,039   91,114   124,138
Total assets............  214,823   205,245   195,727      223,990  242,487  210,847   238,085
Total debt..............  171,631   181,240   187,668      195,841  203,266  200,759   240,497
Cumulative Preferred
 Dividend (4)...........    4,576    12,932    22,336       32,921   44,835   38,702    51,341

--------
(1) To facilitate comparison of the operating results of the periods set forth above, statement of operations and other data for the year ended December 31, 1996 were obtained by combining, without adjustment, the statement of operations and other data of our predecessor company for the period from January 1, 1996 to May 23, 1996 with those of Remington for the period from May 24, 1996 to December 31, 1996.
(2) Includes non-recurring charges related to restructuring and reorganization activities of $9.6 million.
(3) Due to the fact that Remington Products Company is a limited liability company, federal income taxes on net earnings of the Company are payable directly by the members pursuant to the Internal Revenue Code. Accordingly, no provision has been made for federal income taxes for Remington Products Company. However, certain state and local jurisdictions do not recognize L.L.C. status for taxing purposes and require taxes to be paid on net earnings. Furthermore, earnings of certain foreign operations are taxable under local statutes.
(4) Dividend payments are subject to restrictions by the terms of our debt agreements. See Note 6 of the "Notes to Consolidated Financial Statements for the year ended December 31, 2000."

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   Our unaudited pro forma consolidated statement of operations data are derived from our December 31, 2000 consolidated financial statements and our June 30, 2001 unaudited consolidated financial statements. The unaudited pro forma consolidated statement of operations gives effect to the following as if they had occurred on the first day of the earliest period presented:

  . the issuance of our 11% Series C Senior Subordinated Notes due 2006 in aggregate principal amount of $50,000,000;

  . the use of the proceeds of our Series C Notes to repay outstanding indebtedness under our revolving credit facility, supplemental loans and term loans; and

  . the delayed draw special payment in the amount of 7.5% of the principal amount of the Series C Notes issued by us to the initial purchasers of the Series C Notes.

         Unaudited Pro Forma Consolidated Statement of Operations Data
                     for the six months ended June 30, 2001

                                           Historical  Adjustments  Pro Forma
                                           ----------  -----------  ---------
                                                    (in thousands)
Net sales................................. $ 120,445                $ 120,445
Cost of sales.............................    75,544                   75,544
                                           ---------     ------     ---------
  Gross profit............................    44,901                   44,901
Selling general and administrative
 expenses.................................    54,439                   54,439
Amortization of intangibles...............       975                      975
                                           ---------     ------     ---------
  Operating loss..........................   (10,513)                 (10,513)
Interest expense..........................    12,253        317(a)     12,570
Other expense.............................       991                      991
                                           ---------     ------     ---------
  Loss before income taxes................   (23,757)      (317)      (24,074)
Benefit for income taxes..................    (4,897)                  (4,897)
                                           ---------     ------     ---------
  Net loss................................ $ (18,860)    $ (317)    $ (19,177)
                                           =========     ======     =========
Net loss applicable to common units....... $ (25,366)    $ (317)    $ (25,683)
                                           =========     ======     =========

--------
(a) Reflects incremental interest expense on the Series C Notes net of historical interest expense on retired indebtedness under our senior credit facility.

         Unaudited Pro Forma Consolidated Statement of Operations Data
                      for the year ended December 31, 2000

                            Historical Adjustments Pro Forma
                            ---------- ----------- ---------
                                     (in thousands)
Net sales.................   $365,149              $365,149
Cost of sales.............    201,765               201,765
                             --------     -----    --------
  Gross profit............    163,384               163,384
Selling general and
 administrative expenses..    123,177               123,177
Amortization of
 intangibles..............      1,952                 1,952
                             --------     -----    --------
  Operating income........     38,255                38,255
Interest expense..........     24,774       733(a)   25,507
Other expense.............        345                   345
                             --------     -----    --------
  Income (loss) before
   income taxes...........     13,136      (733)     12,403
Provision for income
 taxes....................        399                   399
                             --------     -----    --------
  Net income (loss).......   $ 12,737     $(733)   $ 12,004
                             ========     =====    ========
Net income (loss)
 applicable to common
 units....................   $    823     $(733)   $     90
                             ========     =====    ========

--------
(a) Reflects incremental interest expense on the Series C Notes net of historical interest expense on retired indebtedness under our senior credit facility.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

   We are a leading consumer products company focusing on the development and marketing of personal care products. We design and distribute electric shavers and accessories, grooming products, hair care appliances, wellness products and other small electrical consumer products. We distribute our products through three operating segments which are comprised of 1) the North America segment, which sells products through mass-merchant retailers, department stores and drugstore chains throughout the United States and Canada, 2) the International segment, which sells products to similar customers through an international network of subsidiaries and distributors, and 3) the U.S. Service Stores segment consisting of service stores which we own and operate, located throughout the United States.

   The following table sets forth our consolidated statements of operations, including net sales and operating income by our North American, U.S. Service Stores, and International operating segments, as well as our consolidated results of operations expressed as a percentage of net sales for the years ended December 31, 1998, 1999 and 2000 and for the six months ended June 30, 2000 and 2001 (in millions except for percentages). The discussion should be read in connection with the Consolidated Financial Statements and accompanying notes thereto appearing elsewhere in this registration statement.

                                                                           Six Months Ended June
                                 Year Ended December 31,                      30, (unaudited)
                          ----------------------------------------------  ----------------------------
                              1998              1999           2000          2000            2001
                          ---------------   -------------  -------------  ------------   -------------
Net Sales                   $         %       $       %      $       %      $      %       $       %
                          ------    -----   ------  -----  ------  -----  -----  -----   ------  -----
North America...........  $130.4     48.6   $158.3   49.7  $207.6   56.9  $61.6   52.3     73.9   61.3
International...........    95.6     35.6    116.1   36.4   114.8   31.4   40.0   33.9     31.5   26.2
U.S. Service Stores.....    42.4     15.8     44.4   13.9    42.7   11.7   16.3   13.8     15.0   12.5
                          ------    -----   ------  -----  ------  -----  -----  -----   ------  -----
                           268.4    100.0    318.8  100.0   365.1  100.0  117.9  100.0    120.4  100.0
Cost of sales...........   159.2(1)  59.3    176.3   55.3   201.7   55.2   65.8   55.8     75.5   62.7
                          ------    -----   ------  -----  ------  -----  -----  -----   ------  -----
Gross profit............   109.2     40.7    142.5   44.7   163.4   44.7   52.1   44.2     44.9   37.3
Selling, general and
 administrative
 expenses...............    94.4     35.2    111.4   34.9   123.1   33.8   44.2   37.5     54.4   45.2
Restructuring and
 reorganization charge..     6.8      2.5      --     --      --     --     --     --       --     --
Intangible
 amortization...........     2.0      0.7      2.0    0.6     2.0    0.5    1.0    0.8      1.0    0.8
Operating income (loss)
 North America..........    11.8      4.4     20.3    6.5    32.4    8.9    7.8    6.6      6.3    5.2
 International..........     5.4      2.0     10.9    3.4     8.5    2.3    1.6    1.4    (13.8) (11.4)
 U.S. Service Stores....     3.6      1.3      3.5    1.1     3.2    0.9    0.1    0.1     (0.5)  (0.4)
 Depreciation and
  amortization..........    (5.2)    (1.9)    (5.6)  (1.8)   (5.8)  (1.6)  (2.6)  (2.2)    (2.5)  (2.1)
 Restructuring and
  reorganization
  charge................    (6.8)    (2.5)     --     --      --     --     --     --       --     --
 Inventory write-down...    (2.8)    (1.0)     --     --      --     --     --     --       --     --
                          ------    -----   ------  -----  ------  -----  -----  -----   ------  -----
Total operating income
 (loss).................     6.0      2.3     29.1    9.2    38.3   10.5    6.9    5.9    (10.5)  (8.7)
Interest expense........    20.5      7.6     21.7    6.8    24.8    6.8   11.2    9.5     12.3   10.2
Other expense...........     0.4      0.2      0.2    0.1     0.4    0.1    0.6    0.6      1.0    0.9
                          ------    -----   ------  -----  ------  -----  -----  -----   ------  -----
Income (loss) before
 income taxes...........   (14.9)    (5.5)     7.2    2.3    13.1    3.6   (4.9)  (4.2)   (23.8) (19.8)
Provision (benefit) for
 income taxes...........     0.4      0.2      1.2    0.4     0.4    0.1   (1.2)  (1.1)    (4.9)  (4.1)
                          ------    -----   ------  -----  ------  -----  -----  -----   ------  -----
Net income (loss).......  $(15.3)    (5.7)% $  6.0    1.9% $ 12.7    3.5% $(3.7)  (3.1)% $(18.9) (15.7)%
                          ======    =====   ======  =====  ======  =====  =====  =====   ======  =====

--------
(1)Includes a $2.8 million charge for inventory write-downs related to restructuring and reorganization activities.

Six Months Ended June 30, 2001 Versus June 30, 2000

   For the six months ended June 30, 2001, we reported an operating loss of $10.5 million, compared to an operating profit of $6.9 million in the corresponding period of the prior year. The operating loss during the first six months of 2001 is attributable principally to the recognition of $11.0 million of unexpected costs relating to our business in the United Kingdom. The $11.0 million of unexpected costs are comprised of $5.9 million associated with logistics operations, $2.7 million associated with inventory write-downs, $1.5 million related to higher trade promotion costs and $0.9 million of other costs. Logistics costs in our U.K. business were impacted by growing complexities in that business, including the proliferation of stock keeping units and the support required of the U.K. distribution facility for our other European operations. Other costs resulted in part from transitional issues arising by reason of our consolidation in fiscal 2000 of our two U.K. offices. Of the $11.0 million of unexpected costs, $8.2 million impacted gross profit and $2.8 million impacted selling, general and administrative costs in our International segment.

   Also impacting the six months ended June 30, 2001 was a $1.4 million loss on discontinued products in North America, $1.0 million of severance costs and additional costs associated with our transition to three new distribution centers.

   We are undertaking changes designed to achieve logistics improvements and a reduction in complexity through the simplification of product offerings. In the area of logistics, we are changing our distribution centers in Europe and the U.S. to better manage our distribution activities and serve our customers. While we expect that second half 2001 logistics costs will continue at a level in excess of historical levels, we expect that this higher level of costs will be eliminated when our transition to the three new distribution centers is completed later this year.

   In the area of product offerings, we will reduce complexity by developing more global products. Our move to more global products will be achieved by combining our worldwide product, packaging, and design efforts, while also paring non-performing products from our line. This change will reduce duplication of effort and cost, while at the same time allowing each geography to focus on marketing and sales efforts, while product development is managed globally.

   Net Sales. Net sales for the six months ended June 30, 2001 were $120.4 million, an increase of 2.2% compared to $117.9 million for the six months ended June 30, 2000, as strong sales in our North American segment were partially offset by decreases in our International and the U.S. Service Stores segments. Excluding the impact of foreign currency translation, net sales for the first six months of 2001 were 5.4% higher than net sales for the first six months of 2000.

   Net sales in North America were $73.9 million for the first six months of 2001, an increase of 20.0% compared to $61.6 million for the first six months of 2000. Sales increased in most of our major product categories as a result of new product introductions and increased distribution at both existing and new customers.

   International net sales were $31.5 million for the first six months of 2001, a decrease of 21.3% compared to $40.0 million for the first six months of 2000. Excluding the effect of negative currency impacts and the sale of the Australian service stores in the third quarter of 2000, net sales decreased 6.8% compared to the first six months of 2000. The decrease is due in part to the logistics issues in the U.K. referred to above, as well as lower demand in Australia due to a weaker economy.

   Net sales in the U.S. Service Stores were $15.0 million for the first six months of 2001, an 8.0% decrease compared to $16.3 million for the first six months of 2000. The decrease is a result of a slower U.S. retail environment and five fewer stores on average during the first six months of 2001. Same store sales decreased 2.7% versus the same period a year ago.

   Gross Profit. Gross profit was $44.9 million, or 37.3% of net sales for the first six months of 2001 compared to $52.1 million, or 44.2% of net sales for the first six months of 2000. The decrease in gross profit reflects the impact of $8.2 million of the unexpected costs in the U.K. business referred to above and $1.4 million of losses on discontinued products in North America. The gross profit in 2001 also reflects the positive impact of higher shaver and grooming sales and the negative effect of foreign currency on International product costs.

   Selling General and Administrative Expenses. Selling general and administrative expenses were $54.4 million or 45.2% of net sales for the first six months of 2001, compared to $44.2 million or 37.5% of net sales in 2000. Included in selling, general and administrative are $3.8 million of the unexpected costs in the U.K. business and the severance costs referenced above. In addition, the higher expenses reflect our increased investment in advertising and marketing costs to support the number of new products to be introduced in the second half of 2001 as well as increased costs associated with the transition to the three new distribution centers.

   Interest Expense. Interest expense increased to $12.3 million for the first six months of 2001 compared to interest expense of $11.2 million for the first six months of 2000 due to higher average borrowings and higher amortization of deferred financing fees partially offset by lower interest rates.

   Income Tax Benefit. The net benefit for income taxes during the first six months of 2001 increased to $4.9 million from $1.2 million in 2000 as the result of higher pre-tax losses in 2001, generated by our U.K. and Australian operations.

Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

   Net Sales. Net sales for the year ended December 31, 2000 were $365.1 million, an increase of 15% compared to $318.8 million for the year ended December 31, 1999. This increase is attributable to the North American operations which experienced continued strong growth. Net sales in the International operating segment decreased over the prior year as a result of negative currency impacts and the U.S. Service Stores segment decreased as a result of fewer stores. Before the negative impact of foreign currency translation, consolidated net sales increased 18% over the prior year.

   Net sales in North America for the year ended December 31, 2000 increased 31% to $207.6 million compared to $158.3 million for the year ended December 31, 1999, as major product lines experienced strong growth. Shaver and grooming sales increased primarily as a result of new product introductions in both the men's and women's shaver lines, the continued strong performance of our Precision(R) line of beard and mustache trimmers and the 1999 introduction of the personal groomer. The hair care category experienced significant increases in hair dryer sales which were primarily driven by a continued demand for our Vortex(R) hairdryer, while the increased sales of wellness products were led by a strong demand for the newly introduced models of paraffin wax hand spas.

   International net sales were $114.8 million for the year ended December 31, 2000, a decrease of 1% compared to $116.1 million for the year ended December 31, 1999. Excluding the $12.1 million negative impact of foreign currency translations, net sales in the International operating segment actually increased 9% primarily as a result of growth in our European markets, particularly the United Kingdom, Germany, Italy and Ireland. This growth is reflected in all major product categories as a result of new product introductions and increased distribution.

   Net sales through our U.S. Service Stores decreased 4% to $42.7 million for the year ended December 31, 2000, compared to $44.4 million for the year ended December 31, 1999. The decrease was due to an average of six fewer stores open during the year ended December 31, 2000. Same store sales, defined as all stores operating for twelve months in 2000 and in 1999, increased 3.6% from 1999 to 2000.

   Gross Profit. Gross profit was $163.4 million or 44.7% of net sales for the year ended December 31, 2000, compared to $142.5 million or 44.7% of net sales for the year ended December 31, 1999. The gross profit percentage in North America increased in 2000 primarily due to an improved product mix and the impact of our continuous cost reduction efforts. This increase was offset by a decrease in the International operating segment percentage which was caused primarily by the strengthening of the U.S. dollar against foreign currencies as purchases are made in U.S. dollars. The gross profit percentage in our U.S. Services Stores segment for the year ended 2000 remained consistent with 1999.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $123.1 million for the year ended December 31, 2000, compared with $111.4 million for the year ended December 31, 1999. Despite an increased investment in advertising and promotion, total selling, general and administrative expenses decreased as a percentage of sales from 34.9% in 1999 to 33.8% in 2000 primarily as a result of the higher sales in 2000.

   Operating Income. Operating income for the year 2000 increased to $38.3 million or 10.5% of net sales compared to $29.1 million or 9.2% of net sales in 1999. The increase in operating income is attributable to the increased sales and lower selling, general and administrative expenses as a percentage of sales.

   Interest Expense. Interest expense was $24.8 million for the year ended December 31, 2000 compared to $21.7 million for the year ended December 31, 1999. The increase is due to higher average borrowings and higher interest rates during 2000, as well as higher amortization of deferred financing fees.

   Provision for Income Taxes. The net expense for income taxes was $0.4 million for the year 2000 compared to a net expense of $1.2 million in 1999. The decrease is due to lower pretax earnings in the International operating segment and the recognition of certain foreign tax refunds related to prior years.

Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

   Net Sales. Net sales for the year ended December 31, 1999 increased 19% to $318.8 million compared to $268.4 million for the year ended December 31, 1998. Each operating segment experienced sales increases with sales growth occurring throughout the major product lines. Increases in shavers and accessories was largely due to the introduction of new products. The grooming category increased due to new product introductions in 1998 of our men's Precision line of beard and mustache trimmers as well as the introduction of the personal groomer in 1999. Personal care sales increased on the strength of new hair dryers, and sales of wellness products increased on new product introductions, such as the paraffin wax hand spa.

   Net sales in North America were $158.3 million for the year ended December 31, 1999, an increase of 21% over the prior year. This increase is due to the introduction of new products in the United States and Canada.

   Net sales for the International business increased 21% to $116.1 million in 1999 compared to $95.6 million in 1998. Increases were noted in all major countries, particularly the United Kingdom, Australia and Germany. Net sales in 1999 were negatively impacted by unfavorable exchange rates compared to 1998 by approximately $2.4 million, primarily in the U.K. and Germany.

   Net sales by our U.S. Service Stores were $44.4 million for the year ended December 31, 1999 compared to $42.4 million in 1998, despite a decrease in the number of stores. During 1999, we closed a net of ten stores, bringing the total number of U.S. stores to 94 at December 31, 1999. Among the stores closed were ten service stores located within the California based Fedco chain which were closed in August 1999 in conjunction with the closing of the Fedco chain. Same store sales increased 4% from 1998 to 1999. Same store sales are defined as all stores operating for twelve months in 1999 and in 1998 except the ten Fedco stores which includes the first eight months of 1999 and the comparable eight months of 1998.

   Gross Profit. Gross profit increased to $142.5 million, or 44.7% of net sales for the year ended 1999, from $109.2 million, or 40.7% of net sales for the year ended 1998. Included in 1998 cost of sales is a $2.8 million non-recurring charge related to the restructuring of our Connecticut shaver assembly operations. Excluding this charge, 1998 gross profit percentage would have been 41.7%. The percentage increase over 1998 is due to cost savings from the 1998 move of the subassembly operations from Bridgeport, Connecticut to a third party supplier located in China. In addition, changes in product mix to higher margin products also contributed to the increase.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $111.4 million for the year ended December 31, 1999, compared to $94.4 million for the year ended December 31, 1998, as investments in advertising, promotion and product development continued and as distribution increased primarily as a result of higher volume. Selling, general and administrative expenses, as a percentage of net sales, decreased to 34.9% in 1999 compared to 35.2% in 1998.

   Operating Income. Operating income for the year ended December 31, 1999 increased to $29.1 million compared to $15.6 million, excluding $9.6 million of non-recurring charges related to the 1998 restructure, for the year ended December 31, 1998. The increased sales in 1999 over 1998 of $50.4 million coupled with the increased gross profit percentage achieved were the primary reasons for the increase.

   Interest Expense. Interest expense increased to $21.7 million in 1999 compared to $20.5 million in 1998 as a result of higher average borrowings in 1999.

   Provision for Income Taxes. The provision for income taxes was $1.2 million in 1999 compared to $0.4 million in 1998 and relates to our foreign operations. The increase is due to the increased profitability over the prior year.

Liquidity and Capital Resources

   Net cash used in operating activities for the first six months of 2001 was $36.7 million versus $8.5 million during the first six months of 2000. The increased cash used in operations is due to a combination of the higher net loss during the six months ended June 30, 2001, increased working capital usage, primarily for higher inventories in connection with higher anticipated sales in North America, and the timing of accounts payable payments.

   Our operations are not capital intensive. Our capital expenditures totaled $2.9 million during the first six months of 2001 and $1.4 million during the first six months of 2000. The higher capital expenditures in 2001 are due to increased investments in tooling for new products. We anticipate that capital expenditures for 2001 will be approximately $5 million.

   On April 18, 2001, we completed the sale of the Series C Notes. The net proceeds of approximately $44.8 million were used to pay off the term loans and supplemental loans and a portion of the outstanding revolving credit borrowings under our current senior credit facility. The Series C Notes have substantially the same terms as our Series B Notes issued on May 23, 1996.

   Our primary sources of liquidity are funds generated from operations and borrowings available pursuant to our current credit facility. On August 21, 2000, we entered into a new $110 million asset based senior revolving credit facility. The initial drawdown under this new facility was used to repay all outstanding borrowings under our former $70 million senior credit facility. Borrowings under our new senior asset based revolving credit facility mature on March 31, 2006. Our new senior asset based revolving credit facility provides for a borrowing base of 85% of eligible accounts receivable and 60% of eligible inventory. Availability under our former revolving credit facilities and our new asset based revolving credit facilities on a proforma basis was approximately $12.8 million as of June 30, 2001.





   We believe that cash generated from operations and borrowings resources will be adequate to permit us to meet both our debt service requirements and capital requirements for the next twelve months, although no assurance can be given in this regard.

Seasonality

   Sales of our products are highly seasonal, with a large percentage of net sales occurring during the Christmas selling season. We typically derive on average 40% of our annual net sales in the fourth quarter of each year. As a result of this seasonality, our inventory and working capital needs fluctuate substantially during the year. In addition, Christmas orders from retailers are often made late in the year, making forecasting of production schedules and inventory purchases difficult. Any adverse change in our results of operations in the fourth quarter would have a material adverse effect on our financial condition and results of operations for the year.

Inflation

   In recent years, inflation has not had a material impact upon the results of our operations.

EURO Conversion

   On January 1, 1999, eleven of fifteen member countries of the European Union entered a three year transition phase during which one common legal currency, commonly known as the euro, was introduced. Beginning in January 2002, new euro-denominated bills and coins will be issued, and local currencies will be removed from circulation. Our international businesses affected by the euro conversion comprise approximately 6% of our net sales for the year ended December 31, 2000. We have addressed the issues raised by the euro currency conversion, which include, among others, the need to adapt computer and financial systems and business processes to accommodate euro-denominated transactions and the impact of one common currency on pricing. We believe that the introduction of the euro has had no significant impact to date on financial position, results of operations and cash flows and is not expected to have a significant impact in the future. We will continue to monitor this impact.

Forward-Looking Statements

   This Management's Discussion and Analysis of Financial Condition and Results of Operations may contain forward-looking statements which include assumptions about future market conditions, operations and results. These statements are based on current expectations and are subject to risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from any forward-looking statements are the success of new product introductions and promotions, changes in the competitive environment for our products, changes in economic conditions, foreign exchange risk, outcome of litigation, and other factors discussed in our prior filings with the Commission. We assume no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

                                    BUSINESS

General

   We are a leading consumer products company focusing on the development and marketing of personal care products. We design and distribute electric shavers and accessories, grooming products, hair care appliances, wellness products and other small electrical consumer products.

   We are a Delaware limited liability company that will continue in existence until December 31, 2016, unless dissolved prior to that time, as determined under our Amended and Restated Limited Liability Company Agreement. We were formed by Vestar Shaver Corp. and RPI Corp. to acquire the operations of our predecessor, Remington Products Company and its subsidiaries, in May of 1996. Vestar Razor Corp., one of our principal membership interest holders, was formed in May of 1996 to hold an interest in us. Vestar Shaver Corp. and Vestar Razor Corp. are wholly owned by Vestar Equity Partners, L.P., an institutional equity capital fund and affiliate of Vestar Capital Partners.

Description of Business

   We distribute our products through our three operating segments:

     (1) the North American segment, which sells product through mass-merchant retailers, department stores and drug store chains throughout the United States and Canada,

     (2) the International segment, which sells product through an international network of subsidiaries and distributors, and

     (3) the U.S. Service Stores segment consisting of owned and operated service stores throughout the United States.

   Additional financial information relating to these three operating segments is set forth in Note 14 (Business Segment and Geographic Information) of the "Notes to the Consolidated Financial Statements" appearing elsewhere in this registration statement.

Products

   Our principal personal care products consist of the following product categories:

   Shaver and Grooming Products. We distribute a complete line of shaver and grooming products. Our primary men's electric shavers consist of the MicroScreen(R) line of single, dual and triple foil shavers as well as the MicroFlex(R) line of rotary shavers marketed in North America and the Fast Track(R) line of rotary shavers marketed internationally. In addition, we sell the Intercept(R) line of premium shavers, primarily marketed internationally, and certain specialty shavers such as the "Wet/Dry Sport" shaver. Our women's electric shaver category includes a full line of women's Smooth & Silky(R) wet/dry shavers as well as epilators. We distribute electric shaver accessories consisting of shaver replacement parts, primarily foils and cutters, preshave products and cleaning agents.

   Grooming products consist of our Precision line, including beard and mustache trimmers, nose hair and ear hair trimmers, and personal groomers, which offer a selection of grooming accessories, as well as a line of home haircut kits. Shaver and grooming products accounted for approximately 52%, 48% and 49% of our net sales for the years ended December 31, 2000, 1999 and 1998, respectively.

   Hair Care and Wellness. Our hair care products consist of hair dryers, hairsetters, curling irons, hot air brushes and lighted mirrors. The hair dryer category includes our Vortex hair dryers, Pro Air(R) chrome dryers and a line of fashion dryers. Our hairsetter products include the Remington Express Set(R) hairsetter and the Smart Setter(R) hairsetter, both of which incorporate proprietary technologies of color change and wax core.

Wellness products primarily consist of Remington's Spa Therapy Collection(TM) and include paraffin wax hand spas, foot spas, facial steamers and manicure kits. Hair care and wellness products accounted for approximately 31%, 30% and 28% of our net sales for the years ended December 31, 2000, 1999 and 1998, respectively.

   Other Products. We sell a variety of Remington and non-Remington brand personal care products through our service stores, and also distribute other small appliances, such as vacuums, in certain markets.

Distribution

   Our products are sold in the United States and internationally in over 85 countries through mass merchandisers, catalog showrooms, drug store chains and department stores, in addition to our service stores.

   In the United States, we sell our products through mass-merchant retailers such as Wal-Mart, K-Mart and Target, department stores such as Sears, Federated and Kohls, drug store chains including Walgreens, Rite Aid and Eckerd, and our own service stores. Throughout the United States, our products are sold in excess of 20,000 retail outlets. In addition, we market and distribute our products through television direct to consumer retailing with QVC and the Home Shopping Network and Internet retailers such as drugstore.com, as well as our own website, remington-products.com.

   On a worldwide basis, Wal-Mart accounted for approximately 25%, 22% and 19% of our net sales during the years ended December 31, 2000, 1999 and 1998, respectively. No other customer accounted for more than 10% of our net sales in the three year period ended December 31, 2000.

U.S. Service Stores

   As of March 1, 2001, we owned and operated a chain of 89 service stores in the United States. During 2000 there were an average of 93 stores open compared to an average of 99 stores in 1999 and 97 stores in 1998. The stores are primarily located in shopping malls and outlet malls and sell and service a variety of Remington and non-Remington shavers, personal care and other products. These service stores also oversee sales of replacement parts to approximately 300 independent authorized shaver service dealers across the United States. In 2000, 1999 and 1998 our U.S. Service Stores segment generated approximately 12%, 14% and 16%, respectively, of our net sales.

Suppliers

   All of our finished goods inventories are manufactured for us by third party suppliers primarily located in China and Japan. We maintain ownership of tools and molds used by many of our suppliers. Our most significant suppliers, Izumi Products, Inc., Fourace Industries, Ltd. and Raymond Industrial Ltd., accounted for approximately 54% of our overall cost of sales in 2000. We have had a relationship with our suppliers for many years and our management considers our present relationships to be good.

   During 1998, we ceased the assembly of foil shavers in Bridgeport, Connecticut. We continue to manufacture foil cutting systems in Bridgeport using proprietary cutting technology and a series of specially designed machines. These systems are then shipped to third party suppliers for inclusion in the finished product.

Research and Product Development

   We believe that research and development activities are an important part of our business and are essential to our long-term prospects. Our research and development efforts allow us to maintain our unique manufacturing strength in cutting systems for shavers. We are continuously pursuing new innovations for our line of shavers including foil improvements and new cutting and trimmer configurations. We also devote resources to the development of new technologies for hair care, grooming and wellness products.

   During 2000, 1999 and 1998, our research and development expenditures amounted to approximately $4.2, $4.0 and $4.3 million, respectively.

Patents and Trademarks

   We own approximately 112 patent and patent applications in various countries for both design and utility. Our patents primarily cover electric shavers, cutting and trimming mechanisms and hair care and wellness products. In addition, we maintain over 1,400 different trademarks around the world, which are utilized in connection with our products.

   As a result of our common origins with the Remington Arms Company, Inc., the "Remington" mark is owned by each company with respect to its principal products as well as associated products. Thus, we own the Remington mark for shavers, shaver accessories, grooming products and personal care products, while Remington Arms owns the mark for firearms, sporting goods and products for industrial use, including industrial hand tools. The terms of a 1986 agreement between us and Remington Arms provides for each party's respective rights to use the Remington trademark on products, which are not considered principal products of interest for either company. A separate company, Remington Licensing Corporation, owns the Remington trademark in the U.S. with respect to any overlapping uses, and we and Remington Arms are each licensed to use the trademarks owned by Remington Licensing Corporation in each of our respective areas of interest. We retain the Remington trademark for nearly all products, which we believe can benefit from the use of the brand name in our distribution channels.

Competition

   We operate in highly competitive markets. Competition for retail sales to consumers is based on several factors, including brand name recognition, value, quality, price and availability. Primary competitive factors with respect to selling these products to retailers are brand reputation, product categories offered, broad coverage within each product category, support and service in addition to price.

   We compete with established companies, such as Koninklijke Philips Electronics NV and The Gillette Company, in the electric shaver and grooming markets. Our major competitors in the hair care and wellness markets are Conair and Helen of Troy. There are no substantial regulatory barriers to entry for new competitors in the personal care products industry. However, companies that are able to maintain, or increase the amount of retail shelf space allocated to their respective products may gain a competitive advantage.

   The rotary shaver market is significant outside the United States. The continued expansion of sales of our rotary shavers outside the United States will be affected by, among other factors, the outcome of our ongoing legal actions with Philips pertaining to trademarks and designs registered by Philips outside the United States. See "Legal Proceedings" below.

Employees

   As of July 2, 2001, we employed approximately 863 people worldwide, of which approximately 100 were employed part-time in our service stores. None of our employees are represented by a union. We believe our relations with our employees are good.

Environmental Matters

   Our manufacturing operations in Bridgeport, Connecticut are subject to federal, state and local environmental laws and regulations. We believe we are in substantial compliance with all environmental laws which are applicable to our operations. In addition, as part of routine reporting requirements in connection with past property transfers, we have reported to the Connecticut Department of Environmental Protection that we have detected petroleum, metals and solvent compounds in soil and ground water samples taken from our

Bridgeport facility. We have selected general remedial strategies to clean this property and those strategies which require the approval of the Connecticut Department of Environmental Protection have been submitted for approval. All other strategies do not require approval for implementation. In addition to our ongoing program of environmental compliance, we have set aside reserves to cover the anticipated costs of the remediation required at our Bridgeport facility to be incurred over the next three to five years. We believe that any required change to the reserves due to the inherent uncertainties as to the ultimate costs for the remediation activities which are eventually undertaken would not be material to our financial position or results of operations.

International Operations and Distribution

   Our international segment generated approximately 31%, 36% and 36% of our net sales in 2000, 1999 and 1998, respectively. Our international network of subsidiaries and distributors currently extends to over 85 countries worldwide. We distribute our products through direct sales forces located in the United Kingdom, Germany, Italy, France, Sweden, Holland, Ireland, Australia, New Zealand and South Africa. In all other parts of the world we distribute our products through local distributors.

   We sell our products internationally through department stores, catalog showrooms, mass merchandisers, drug stores, specialized shaver shops and mail order distributors as well as through our 11 service stores in the United Kingdom. In June 2000, we sold 12 of our service stores in Australia.

   Additional financial information relating to our international operations is set forth in Note 14 (Business Segment and Geographic Information) of the "Notes to Consolidated Financial Statements" appearing elsewhere in this registration statement.

Properties

   The following table sets forth information as of July 2, 2001 concerning our principal facilities:

      Facility                   Function                                    Square Feet
      --------                   --------                                    -----------
      Bridgeport, CT             Headquarters (Owned)                           40,000
      Bridgeport, CT             Manufacturing (Owned)                         167,000

   In addition to these properties, we leases offices and/or warehouse space in the United States, Canada, the United Kingdom, Germany, France, Italy, Ireland, Australia, New Zealand, Hong Kong and China. We also lease retail space for our 100 service stores, of which 88 are located in the United States and 11 are located in the United Kingdom. Leases for service stores generally extend up to five years. The majority of the leases contain escalation clauses, which provide for increases in rent to enable the lessor to recover future increases in certain operating costs. Certain leases require additional payments based on sales volume.

Legal Proceedings

 Koninklijke Philips Electronics NV v. Remington Consumer Products Limited

   This action involves a claim by Koninklijke Philips Electronics NV that our sale of rotary shavers in the United Kingdom infringed its design patent and trademark. Philips is seeking an injunction and damages on all rotary shavers sold by us. We are vigorously defending the action. Pursuant to the judgment after trial, the court found that we did not infringe Philips' design patent or trademark and that Philips' trademark was invalid. Philips appealed the judgment with respect to the trademark issue and on May 5, 1999, the Court of Appeal, in a "provisional view," upheld the decision of the High Court that there was no infringement by us of the registered trademark and that the registered trademark was invalid. The Court of Appeal held that the issues between the parties raised difficult questions of construction of the Trademark Directive of the European Community and referred seven questions relating to the construction of this Directive to the European Court of Justice for its opinion. Oral argument before the European Court of Justice occurred on November 29, 2000.

On January 23, 2001, the Advocate General to the European Court of Justice delivered his opinion in the case to the court, to the effect that the Trademark Directive must be interpreted to mean that, if the essential features of a shape serve the achievement of a technical result, the shape cannot be the subject of a valid trademark registration. In so doing, the Advocate General supported our position advanced in the case. The Advocate General also noted in his opinion that this interpretation is not effected by the possibility that alternative rotary shaver head designs may exist that could achieve the rotary shaving function. The opinion of the European Court of Justice is presently expected some time in 2001 although no assurance can be given in this regard. This opinion will be forwarded to the Court of Appeal which will, in turn, bring its provisional judgment of May 5, 1999 into line with that opinion.

   Due to the limited number of rotary shavers sold by us in the United Kingdom, the potential damages, even if we lose the suit, are not material. Furthermore, pursuant to the terms of an agreement with the Izumi Products Company dated April 1, 1996, all expenses and losses, including any potential damages, arising from or in connection with this litigation will be shared equally with Izumi.

   On February 15, 2000, Philips commenced a second action against us in the High Court of Justice of the United Kingdom in a suit captioned Koninklijke Philips Electronics NV and Remington Consumer Products Limited. This second suit alleges that the sale of our rotary shavers infringes Philips' registered trademark. Philips seeks injunctive relief, mandatory delivery or destruction of the allegedly infringing articles, damages, and other relief. This second case differs from the first action described above only in that it involves a registered trademark which differs in minor respects from the registered trademark at issue in the first action. We believe that the issues are the same in both actions and the outcome of the second action will ultimately be determined based on the outcome of the first action. The second suit has been stayed by agreement of the parties pending the determination of the European Court of Justice in the first action.

 Koninklijke Philips Electronics NV Philips Electronics NV v. Remington Products Australia Pty., Ltd.

   This action involved a claim by Philips that our sale of rotary shavers in Australia infringed its registered design and trademarks. Philips had obtained a preliminary injunction, which was subsequently lifted, and sought a permanent injunction and damages with respect to all rotary shavers sold by us in Australia. On June 18, 1999, the Australian Federal Court held that: (a) there was no trademark or design infringement by us; (b) there was no obvious or fraudulent imitation by us of Philips' registered design; (c) there was no misleading or deceptive conduct by us; and (d) we had not engaged in unfair competition. The Court also lifted the injunction. In response to a cross-claim filed by us in that action, the Court declined to declare that Philips' pending trademark application was invalid or to require that Philips' registered design or pending trademark application be removed from the appropriate Registers. Philips appealed all of the findings of the Australian Federal Court, which appeal was heard on February 28, 29, and March 1, 2000. On June 30, 2000, the Full Federal Court dismissed the appeal by Philips. On July 28, 2000, Philips filed an Application for Special Leave to Appeal to the High Court of Australia, which the High Court denied on April 6, 2001. Other than the calculation of costs of the claim to be awarded to us, this action is now complete.

 Remington Consumer Products Limited v. Koninklijke Philips Electronics NV (France)

   This action involves a preemptive claim filed by us against Philips in the Paris First Instance Court on May 17, 2000, seeking the nullification of Philips rotary shaver head trademarks in France. On or about October 4, 2000, Philips filed a Writ of Summons with the Paris Lower Civil Court asserting trademark infringement against us and seeking an injunction and damages with respect to all rotary shavers sold by us. We are vigorously defending the action.

   On or about October 26, 2000, Philips filed a second Writ of Summons in the Paris Lower Civil Court seeking a preliminary injunction to prohibit us from selling our rotary shavers. The hearing in this matter occurred on November 15, 2000 and, on December 4, 2000, the Court issued its order denying Philips' request for an injunction. On December 22, 2000, Philips filed a Writ of Summons with the Paris Court of Appeal seeking the injunction referred to above. The hearing in this matter occurred on January 10, 2001 and, on February 7, 2001, the Court of Appeal affirmed the denial of Philips' request for an injunction. A trial on the merits in the principal action is expected to occur later in 2001.

   Due to the limited number of rotary shavers sold by us in France, the potential damages, even if we lose the suit, are not material. Furthermore, pursuant to the terms of an agreement with Izumi dated March 31, 2000, all expenses and losses, including any potential damages, arising from or in connection with the litigation will be shared equally with Izumi.

 Remington Consumer Products Limited v. Koninklijke Philips Electronics NV
 (Italy)

   This action involves a preemptive claim filed by us against Philips in the Tribunal of the City of Milan on May 15, 2000, seeking the nullification of Philips' rotary shaver head trademarks in Italy and a declaration that the sale of our rotary shavers does not constitute trademark infringement or unfair competition on our part. On or about November 15, 2000, Philips filed a Writ of Summons with the Court asserting infringement against us and seeking an injunction and damages with respect to all rotary shavers sold by us. We are vigorously defending the action. A hearing on the matter was held on March 6, 2001 at which time Philips withdrew the suit.

   Due to the limited number of rotary shavers sold by us in Italy, the potential damages, even if we lose the suit, are not material. Furthermore, pursuant to the terms of an agreement with Izumi dated March 31, 2000, all expenses and losses, including any potential damages, arising from or in connection with the litigation, will be shared equally with Izumi.

   We are a party to other lawsuits and administrative proceedings, which arise in the ordinary course of business. Although the final results of such suits and proceedings cannot be predicted, we presently believe that any liability that may ultimately result will not have a material adverse effect on our financial position or results of operations.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

   The following table sets forth certain information as of July 2, 2001, with respect to each of our executive officers and individuals who are directors on the Remington Management Committee.

   Name                        Age Positions and Offices
   ----                        --- ---------------------
   Neil P. DeFeo..............  55 Chief Executive Officer, President and
                                   Director
   Joel K. Bedol..............  50 Vice President, General Counsel and
                                   Secretary
   Ann T. Buivid..............  48 President, U.S. Personal Care and Wellness
                                   Division
   Alexander R. Castaldi......  51 Executive Vice President, Chief Financial
                                   and Administrative Officer
   Lawrence D. Handler........  55 President, Remington Service Stores
   Lester C. Lee..............  41 President, U.S. Shaver and Grooming Division
   Timothy G. Simmone.........  35 Senior Vice President, Chief Technical
                                   Officer
   Norman W. Alpert...........  42 Director
   William B. Connell.........  59 Director
   Stephen P. Donovan, Jr. ...  60 Director
   Victor K. Kiam, III........  41 Director
   Kevin A. Mundt.............  47 Director
   Arthur J. Nagle............  62 Director
   Daniel S. O'Connell........  47 Director
   Robert L. Rosner...........  41 Director
   Steven M. Silver...........  32 Director

   Neil P. DeFeo has been our Chief Executive Officer, President and a Director since January 1997. From 1993 to 1996, Mr. DeFeo was Group Vice President, U.S. Operations of The Clorox Company. For 25 years prior to 1993, Mr. DeFeo worked for Procter & Gamble in various executive positions, including Vice President and Managing Director, Worldwide Strategic Planning, Laundry and Cleaning Products. Mr. DeFeo is a director of Cluett American Investment Corporation, a Company in which Vestar or its affiliates has a significant equity interest, Driscoll's Strawberry Association, Inc. and Manhattan College.

   Joel K. Bedol was appointed our Vice President, General Counsel and Secretary in January 2000. From 1992 to 1999, Mr. Bedol was Executive Vice President, General Counsel and Secretary of Nine West Group Inc.

   Ann T. Buivid was appointed to the position of President, U.S. Personal Care and Wellness Division in January 2000. Ms. Buivid previously held the position of Vice President Worldwide Marketing and New Business Development of Remington to which she was appointed in September 1998. From 1995 to 1998, Ms. Buivid was Vice President, North American Marketing and New Business Development, for the Household Products Group of Black & Decker Inc. Ms. Buivid is currently a director of The Boyds Collection, Ltd.

   Alexander R. Castaldi was appointed to the position of Executive Vice President, Chief Financial and Administrative Officer of the Company in January 2000. Mr. Castaldi held the title Executive Vice President and Chief Financial Officer of Remington since November 1996. From 1995 to 1996, Mr. Castaldi was Vice President and Chief Financial Officer of Uniroyal Chemical and from 1990 to 1995, he held the position of Senior Vice President and Chief Financial Officer of Kendall International, Inc.

   Lawrence D. Handler has been President, Remington Service Stores, since June 1996 and was Vice President and Chief Financial Officer of Remington Service Stores from January 1995, when he joined Remington Products Company, our predecessor, until June 1996.

   Lester C. Lee was appointed to President, U.S. Shavers and Grooming Division in January 2000. Previously, Mr. Lee served as Senior Vice President Sales and Integrated Logistics since July 1997. From 1995 until 1997, Mr. Lee was employed by Pacific Bell Mobile Services, a Division of Pacific Telesis, most recently as Vice President of Sales, and from 1989 until 1995, he was employed by Norelco Consumer Products Company in various sales positions, including Director of Sales, Western Division.

   Timothy G. Simmone was appointed as Senior Vice President, Chief Technical Officer, as of February 14, 2001. Prior to this time he served as our Vice President, Chief Technical Officer, a position to which he was appointed in June 1997. From 1988 until 1997, he was employed by The Stanley Works Corporation in various engineering positions, most recently as Vice President, Product Development of the Stanley Fastening Systems Division.

   Norman W. Alpert has been a Director of Remington since May 1996. Mr. Alpert is a Managing Director of Vestar Capital and was a founding partner at its inception in 1988. Mr. Alpert is a director of Aearo Corporation, Advanced Organics Holdings, Inc., Russell-Stanley Holdings, Inc., Cluett American Investment Corporation, Siegelgale Holdings, Inc., MCG Capital Corp. and Internet Venture Works, LLC, all companies in which Vestar or its affiliates have a significant equity interest.

   William B. Connell has been a Director of Remington since 1996 and served as a Director of Remington Products Company from 1990 to 1996. Mr. Connell is currently Chairman of EDB Holdings, Inc., a private venture capital group. Mr. Connell previously served as Vice Chairman of Whittle Communications, L.P. from 1992 to 1994 and served as its President and Chief Operating Officer from 1990 to 1992. In addition to Remington, Mr. Connell is currently a director of Dolphin Software, Inc., Baldwin Piano & Organ, Inc. and Information Resources, Inc.

   Stephen P. Donovan, Jr. has been a director of Remington since February 2001. Mr. Donovan is currently President, Global Beverage and North America Food & Beverage for the Procter & Gamble Company. He has been with Procter & Gamble for more than 30 years holding a wide range of executive positions.

   Victor K. Kiam, III has been a Director of Remington since May 1996 and served as a Director of Remington Products Company from 1992 to 1996. Mr. Kiam has been President of RPI Corp. since 1999 and previously served as Executive Vice President of RPI Corp. since 1996. He was employed by Remington Products Company from 1986 until 1996 in a variety of positions in manufacturing, sales and marketing, including Vice President Corporate Development.

   Kevin A. Mundt has been a Director of Remington since 1997. Mr. Mundt has been Vice President, Group Business Head of Mercer Management Consulting since 1997 and was co-founder and Managing Director of Corporate Decisions, Inc. since its inception in 1983 until its merger with Mercer Management Consulting in 1997. Mr. Mundt is a director of Russell-Stanley Holdings, Inc. and Advanced Organics Holdings, Inc., companies in which Vestar or its affiliates have a significant equity interest, and of Telephone and Data Systems, Inc.

   Arthur J. Nagle has been a Director of Remington since May 1996. Mr. Nagle is a Managing Director of Vestar Capital and was a founding partner at its inception in 1988. Mr. Nagle is a director of Advanced Organics Holdings, Inc., Aearo Corporation, Russell-Stanley Holdings, Inc., Gleason Corporation and Sheridan Healthcare, Inc., companies in which Vestar or its affiliates have a significant equity interest.

   Daniel S. O'Connell has been a Director of Remington since May 1996. Mr. O'Connell is founder and the Chief Executive Officer of Vestar Capital. Mr. O'Connell is a director of Aearo Corporation, Cluett American Investment Corporation, Insight Communications Company, Inc., Russell-Stanley Holdings, Inc., Sunrise Medical, Inc., Siegelgale Holdings, Inc. and St. John Knits, Inc., companies in which Vestar or its affiliates have a significant equity interest.

   Robert L. Rosner has been a Director of Remington since May 1996. Mr. Rosner is a Managing Director of Vestar Capital and was a founding partner at its inception in 1988. Mr. Rosner presently also serves as Managing Director of Vestar Capital Partners Europe. Mr. Rosner serves as a Director of Russell-Stanley Holdings, Inc., a company in which Vestar or its affiliates have a significant equity interest.

   Steven M. Silver has been a Director of Remington since February 2001. Mr. Silver is a Managing Director of Vestar Capital and has been employed in various positions at Vestar Capital since 1995. Mr. Silver serves as a director of Cluett American Investment Corporation and Sunrise Medical, Inc., companies in which Vestar or its affiliates have a significant equity interest.

Executive Compensation

 Compensation of Executive Officers

   The following Summary Compensation Table includes individual compensation information during each of the last three years for our Chief Executive Officer and each of the next four most highly compensated executive officers who were serving as our executive officers at the end of 2000 for services rendered in all capacities to us. The executive officers' respective titles are those in effect as of December 31, 2000.

                                                            Annual Compensation (1)
Name and Principal                                        ----------------------------       All Other
Position                                             Year Salary ($) (2) Bonus ($) (3)  Compensation ($) (4)
------------------                                   ---- -------------- -------------  --------------------
Neil P. DeFeo.....................................   2000    $596,828      $953,800           $ 5,250
 CEO, President, and Director                        1999     431,635       652,500             2,767
                                                     1998     400,000       300,000             2,569

Alexander R. Castaldi.............................   2000     324,231       351,488             4,601
 Executive VP and Chief Financial and                1999     283,077       370,500             3,868
 Administrative Officer                              1998     265,000       172,250             3,348

Wilan van den Berg................................   2000     275,000       138,536(6)         16,000(7)
 Executive VP International(5)                       1999     250,000       187,296(6)        127,642(8)
                                                     1998      68,750        35,000            30,800(9)

Lester C. Lee.....................................   2000     250,404       222,450             4,811
 President, U.S. Shaver and Grooming Division        1999     218,557       168,399             4,753
                                                     1998     205,000       104,612             3,265

Ann T. Buivid.....................................   2000     239,231       198,000             4,886
 President, U.S. Personal Care and Wellness          1999     200,000       157,500             4,598
 Division                                            1998      64,615        34,162               308

--------
(1) Does not include value of perquisites and other personal benefits for any named executive officer since the aggregate amount of such compensation is the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive.
(2) Includes compensation earned during the year but deferred pursuant to our Deferred Compensation Plan.
(3) Bonus amounts shown are those accrued for and paid in or after the end of the year and include amounts deferred pursuant to our Deferred Compensation Plan.
(4) The amounts shown consist of our matching contributions to our 401(k) Plan unless otherwise noted.
(5) Mr. van den Berg's employment with us ceased on July 2, 2001.
(6) The amounts shown include an expatriate allowance of $50,000 and $25,000 for the year ended December 31, 2000 and 1999, respectively.
(7) The amount shown consists of a car allowance.
(8) The amount consists of relocation expenses and car allowance in the amounts of $111,642 and $16,000, respectively.
(9) The amounts shown are relocation expenses.

 Compensation of Directors

   Messrs. William B. Connell, Stephen P. Donovan, Jr., and Kevin A. Mundt, each of whom serve as a director, each receive annual compensation of $20,000 payable quarterly for services in this capacity. Commencing in 2001, Mr. Connell, Mr. Mundt and Mr. Donovan will receive an additional $1,000 for each Management Committee meeting attended. No other Director receives any compensation for services as a director. Our Directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings.

 Compensation Committee Interlocks and Insider Participation

   The compensation committee of the Management Committee of Remington is comprised of Messrs. Norman W. Alpert, Victor K. Kiam, III and Arthur J. Nagle.

 Other Arrangements

   We have an employment agreement with Mr. DeFeo which, as amended, provides for his continued employment as President and Chief Executive Officer through January 2002, which will automatically renew for a period of two years, unless earlier terminated. The agreement provides for a base salary of not less than $600,000, and an annual bonus not less than 95% of base salary in the event we achieve 100% of the criteria established by the Management Committee for that year. The agreement provides for Mr. DeFeo to receive (a) 24 months of salary continuation plus the annual bonuses he would have been entitled to if (i) his employment is involuntarily terminated other than for "cause" or (ii) he resigns for "good reason," which includes a "change of control" of Remington, or (b) 18 months of salary continuation plus 150% of his annual bonus in the event (i) the agreement is not renewed by us or (ii) he resigns for "good reason," including by reason of a "change of control." Change of control is defined in this agreement as when Vestar's beneficial ownership falls below 50% of our common units, and Vestar no longer has the legal right to control our management, provided that a change of control is not in connection with or after an initial public offering of our stock. We are also required to provide Mr. DeFeo with term life insurance in the amount of not less than the sum of two times base salary plus $500,000.

   We have entered into an Executive Severance Agreement with Mr. Castaldi, which provides for the payment of severance benefits to Mr. Castaldi in the event of: (i) the termination of his employment without cause or by reason of disability; (ii) Mr. Castaldi's resignation for "good reason"; (iii) any reduction in Mr. Castaldi's base salary; or (iv) any failure by us to provide Mr. Castaldi with benefits in which he participated at the inception of the agreement. For purposes of the agreement, "good reason" is defined as the assignment to Mr. Castaldi of duties materially and adversely inconsistent with those in effect at the inception of the agreement or the occurrence of a "change of control," which is defined as the acquisition by non-affiliated persons of greater than 60% of our common units or the common stock of a corporation controlling, or serving as successor to, us. In any such event, and subject to the Change of Control Agreement described below, Mr. Castaldi is entitled to receive his base salary for a period of 12 months following the termination of his employment, either by Remington or Mr. Castaldi, continuing medical benefits during the 12 month severance period and, to the extent permissible under the terms of applicable plans, continuing life insurance and long-term disability benefits. All medical and insurance benefits will cease in the event that Mr. Castaldi becomes employed on a full-time basis prior to the expiration of the 12 month severance term. Mr. Castaldi is also entitled to receive bonus payments in certain circumstances in connection with the termination of his employment and in the event of a termination of employment following a change of control.

   We have entered into an employment agreement with Mr. van den Berg, which provides for his continued employment as Executive Vice President - International through September 20, 2001, and which will automatically renew for successive one year periods, unless earlier terminated. The agreement provides for a base salary of $275,000 and a bonus to be determined in accordance with the bonus plan of Remington Consumer Products Ltd., our wholly-owned subsidiary. The agreement also provides for Mr. van den Berg to receive an expatriate allowance of $50,000 per year. In the event of the termination of Mr. van den Berg's employment without cause, he is entitled to receive salary continuation based upon his then current base salary for a period of 12 months from the date of termination, subject to the Change of Control Agreement described below. Mr. van den Berg's employment with us ceased on July 2, 2001.

   We have entered into agreements with Mr. Lee and Ms. Buivid whereby such employees would be entitled to salary continuation for 6 months if their employment was involuntarily terminated other than for "cause" during the term of the applicable agreement, subject to the Change of Control Agreement described below.

 Change of Control Agreements

   We have entered into Change of Control Agreements with Messrs. Castaldi and Lee, and Ms. Buivid pursuant to which they will be entitled to payments under certain circumstances in the event of the termination of their employment following a change of control of us, which is generally defined as a reduction of Vestar's ownership which renders it unable to elect a majority of the board of directors and significant changes in the composition of our board of directors. The agreements continue in effect until December 31, 2002, and are thereafter extended for additional one-year periods for as long we achieve annual earnings before interest, taxes, depreciation and amortization of at least $50.0 million. In the event of our change of control and subsequent termination of the employment of the executive within a period of twelve months following the change of control either by the executive for "good reason" or by us "without cause," the executive shall be entitled to an amount calculated as two years of salary and one year of bonus, based on our existing bonus plan for the year in which the termination occurs, together with a continuation of benefits for a two-year period. The executive will be subject to a non-competition restriction during the two-year period following the termination of employment. These agreements supersede other severance programs, if any, that the executive may have with respect to termination of employment following a change of control.

 Bonus Plan

   We have an annual Bonus Plan which is designed to motivate each employee participant. Approximately 300 employees in the United States and 200 employees in the international operations will participate in this Bonus Plan in the year 2001. Under the Bonus Plan, each participating employee is assigned a target bonus award, representing a percentage of the employee's annual base salary that will be paid if predetermined performance goals are achieved. The target bonus awards represent up to 95% of annual base salary if the base performance goal is achieved, with additional amounts being payable to the extent such base performance goal is exceeded. Performance goals for the various divisions of Remington are established annually by our Compensation Committee.

 Deferred Compensation Plan

   We have a Deferred Compensation Plan pursuant to which eligible executive employees, including the executive officers set forth above may elect to defer all or a portion of the bonus otherwise payable under our bonus plan and up to 33% of their annual salary. These amounts are placed into a deferral account. The participants may select various mutual funds in which all or a part of their deferral accounts shall be invested. Distributions from a participant's deferral accounts will be paid in a lump sum or in equal annual installments over a period of up to 15 years beginning upon their termination of employment, death or retirement. All amounts deferred by the participants pursuant to the Deferred Compensation Plan are paid to a trust to be held in order to fund our obligations under the Deferred Compensation Plan. The assets of the trust, however, are subject to the claims of our creditors in certain circumstances.

 Phantom Equity Program

   We have a Phantom Equity Program under which a maximum of 22% of the value of our common and preferred equity can be awarded to selected officers and other key employees. This program is comprised of time based, performance based and super performance based awards. All awards grant to the recipient a specified percentage of our equity, commonly known as the "applicable percentage."

   A time based award vests in five equal annual installments, upon our sale or upon an initial public offering of our stock, whichever comes first. If the individual's employment is terminated for any reason other than death or disability within three years of the date of grant of the award, the entire award is automatically terminated. The amount received under the award and how it is paid is based upon the event which gave rise to the payment. If the payment is due to our sale, the individual will receive the applicable percentage of the net amount available for distribution to the outstanding equity. This amount will be payable, at our option, in a lump sum upon the closing of the sale or in the same manner as the selling members. If the payment is due to an initial public offering, the payment is an amount equal to the applicable percentage of the equity implied in the public offering payable, at our option, either entirely in cash or 40% in cash and the remainder in our stock. If the payment is due to termination of employment, the participant will receive the applicable percentage of the fair market value of the equity, determined by our Management Committee, payable at our option, in cash, in up to five equal annual installments or upon our initial public offering or sale.

   The performance and super performance based awards are similar to the time based awards except that performance based award vests in stages as we achieve specified performance targets while the super performance based award vests entirely upon the achievement of a single target. Payment of the awards does not occur until, and is dependent upon, the achievement of both a performance criteria and an event criteria. The event criterion is either our sale or Vestar's ownership falling below 10% of our outstanding units of common equity. As of December 31, 2000, we achieved the specified performance targets required for full vesting of the outstanding performance based awards. Any super performance based award which is not fully vested by December 31, 2002 will be automatically terminated.

   The Phantom Equity Program and all awards granted thereunder are subject to readjustment in the event a reorganization of us is required in connection with a refinancing, and the applicable percentages of these awards are subject to readjustment to take into consideration new issuance of common or preferred equity units.

   During 2000, time based awards were issued to Mr. DeFeo and Ms. Buivid, for 1.0% and 0.2% of the equity, respectively.

   The following table contains information with respect to outstanding phantom awards for each of the following officers as of December 31, 2000:

                                       Amount of Equity    Value of Unexercised
                   Name              Underlying Awards (1)      Awards (2)
                   ----              --------------------- --------------------
        Neil P. DeFeo...............       5.00 (3)                N/A
                                           2.00 (4)                N/A
        Alexander R Castaldi........       1.30 (3)                N/A
                                           0.50 (4)                N/A
                                           0.22 (5)                N/A
        Wilan van den Berg(/6/).....       0.50 (3)                N/A
                                           0.40 (4)                N/A
                                           0.10 (5)                N/A
        Lester C. Lee...............       0.90 (3)                N/A
                                           0.35 (4)                N/A
                                           0.16 (5)                N/A
        Ann T. Buivid...............       0.55 (3)                N/A
                                           0.20 (4)                N/A
                                           0.10 (5)                N/A

--------
(1) Indicates the applicable percentage of our common and preferred equity underlying the awards.
(2) Our common and preferred equity is not registered under the Securities Act of 1933 and is therefore not publicly traded. Accordingly, there is no market price for this equity. Payments to holders of phantom equity awards are dependent upon the realized value of the equity upon our sale or an initial public offering. See above for a complete description of the Phantom Equity Program and the determination of payouts.
(3) Time based awards, which expire on December 31, 2009, and of which approximately 70% of the total 8.25 outstanding time based awards presented above have vested as of March 1, 2001.
(4) Performance based awards which are fully vested.
(5) Super performance based awards which expire on January 1, 2002.
(6) Mr. van den Berg's employment with us ceased on July 2, 2001. In connection with the termination of Mr. van den Berg's employment with us, all of Mr. van den Berg's phantom awards were redeemed.

 401(k) Plan

   We maintain a savings plan qualified under Sections 401(a) and 401(k) of the U.S. Internal Revenue Code. Generally, all of our United States employees who have completed at least three months of service are eligible to participate in this Savings Plan. For each employee who elects to participate in the Savings Plan and makes a contribution thereto, we make a matching contribution of 50% of the first 6% of annual compensation contributed. The maximum contribution for any participant for any year is 15% of such participant's eligible compensation, not to exceed $10,500.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

   Pursuant to a management agreement entered into in connection with our reorganization in 1996, Vestar Capital Partners receives an annual advisory fee equal to the greater of $500,000 or 1.5% of EBITDA, as defined in the management agreement, of Remington on a consolidated basis for rendering advisory and consulting services in relation to strategic financial planning and other affairs. Vestar Capital will also be paid reasonable and customary investment banking fees in connection with an initial public offering, sale of Remington and other financing. This agreement will be in effect until May 23, 2006, provided that it will terminate on the earlier to occur of: (i) a qualified public offering, or (ii) the first date that Vestar Shaver Corp. and Vestar Razor Corp. own less than 25% of the number of our common units owned by Vestar Equity Partners on May 23, 1996.

Consulting And Transitional Services Agreement

   Pursuant to a consulting and transitional services agreement entered into in connection with our reorganization in 1996, RPI Corp. receives an annual fee equal to the greater of $500,000 or 1.5% of our EBITDA, as defined in such agreement, on a consolidated basis for rendering advisory and consulting services in relation to strategic financial planning, product development and evaluation of mergers, acquisitions and divestitures. This agreement will be in effect until May 23, 2006, provided that it will terminate on the earlier to occur of: (i) a qualified public offering or (ii) the first date that RPI owns less than 25% of the number of our common units owned by RPI on May 23, 1996, and provided further that Vestar Capital Partners may terminate this agreement at any time, but only to the extent that Vestar Capital Partners also terminates similar provisions of the Management Agreement.

Non-Competition Agreement

   Pursuant to a non-competition agreement dated May 23, 1996, between Remington, Vestar Shaver, Vestar Razor and Victor K. Kiam, III, Mr. Kiam may not compete with, solicit any customers of, own, manage or operate any business in competition with or perform any action substantially detrimental to our businesses. The provisions of this agreement will apply during the period Mr. Kiam has a "Significant Interest" in us and thereafter for: (i) five years, with respect to electric shavers, shaver accessories and grooming products, and
(ii) three years, with respect to personal care appliances, home health appliances, travel appliances, environmental products, dental products and small kitchen appliances. Significant Interest is defined as serving as a consultant to Remington pursuant to the consulting and transitional services agreement, serving as a member of our Management Committee, or beneficial ownership of more than 10% of our outstanding equity. This agreement allows Mr. Kiam to continue to market certain competing travel appliance products developed by his affiliate.

Reimbursement and Indemnification Agreement

   Pursuant to a reimbursement and indemnification agreement between Remington, Vestar and Victor K. Kiam, III entered into in June 1999 in connection with the guarantee of unsecured supplemental loans to Remington under a senior credit agreement, Vestar received an annual guarantee fee of $100,000 from us. This agreement was terminated in April, 2001, when the unsecured supplemental loans under the guarantee were paid in full.

Limited Liability Company Agreement

   Vestar Shaver, Vestar Razor and RPI are parties to an amended and restated limited liability company agreement, pursuant to which Remington Products Company, L.L.C. is organized. Remington Products Company is managed by these members acting through an eleven person management committee which currently consisting of ten directors. Vestar Shaver has the right to control the timing and all other aspects of any exit transaction of Remington Products Company, such as an initial public offering or sale. Subject to certain limitations, Vestar Shaver has the right to effect a reorganization of Remington Products Company to position it for any initial public offering or sale transaction. In addition, Vestar Shaver has customary drag-along rights in connection with some sales of membership interests by Vestar Shaver and RPI has tag-along rights.

Membership Interests

   The ownership interests of our Members consists of preferred membership interests, or preferred equity, and common units. The common units represent our common equity. The preferred equity are entitled to a preferred yield of 12% per annum, compounded quarterly, and to an aggregate liquidation preference of $62.0 million, net of any prior repayments of preferred equity, plus any accrued but unpaid preferred yield.

   Both our senior credit agreement and our indenture with The Bank of New York limit our ability to pay cash distributions other than distributions sufficient to enable the Members to pay their income taxes with respect to their share of Remington income. These distributions to each Member for a given year generally will equal the product of an assumed tax rate and the Member's share of our taxable income for that year. The assumed tax rate for each Member (i) will not exceed the highest combined marginal (A) federal income tax rate applicable to an individual for the year in question and (B) state and local income tax rates applicable to a corporation doing business in Connecticut for the year in question and (ii) will be calculated taking into account the deductibility of state and local income taxes for federal income tax purposes.

   Except as provided below, when allowed by the terms of our senior credit agreement and indenture, cash distributions in excess of tax distributions will be paid by us in the following manner and order of priority:

     First, to the Members holding preferred equity until they have received distributions sufficient to give them a 12% per annum return on their preferred equity, calculated on a daily basis on the balance of preferred equity not previously distributed, but compounded quarterly;

     Second, to the Members holding preferred equity until they have received distributions equal to their $62.0 million preferred capital contributions;

     Third, to the Members holding common units until they have received distributions equal to the initial capital contributions previously made by them with respect to common units; and

     Fourth, to the Members holding common units in proportion to their holdings of common units.

Notwithstanding the foregoing, certain amounts that would otherwise be distributed to a particular Member under the preceding sentence may instead be distributed to a different Member to take account of variations among the Members in the amount of preferred equity they previously contributed and the tax distributions they previously received. However, distribution adjustments will not increase the total amount distributable to the Members.

   Management. We are managed by the Members acting through an eleven person Management Committee which currently consists of ten Directors. Six of the Directors are designated, and may be removed and replaced, by Vestar Shaver, two of the Directors are designated, and may be removed and replaced, by RPI, one of the Directors is the Chief Executive Officer of the Company, and two of the Directors are independent and are mutually agreed upon by Vestar Shaver and RPI. As of July 2, 2001 RPI had only designated one of its two allocated Directors.

   Exit Transactions. As further described in the Amended and Restated LLC Agreement, Vestar Shaver will have the right to control the timing and all other aspects of any exit transaction, such as an initial public offering or a sale of the Company. Subject to certain limitations, Vestar Shaver will have the right to effect a reorganization of us to position us for any such transaction. In addition, Vestar Shaver will have customary drag-along rights in connection with some sales of membership interests by Vestar Shaver, and RPI will have certain tag-along rights.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   Set forth below is certain information regarding the ownership of the preferred equity and common units of us by each person known by us to beneficially own 5.0% or more of the outstanding interests of either our preferred equity or common units, each Director, some of our executive officers and all Directors and executive officers as a group as of May 15, 2001.

                                                                     Common
                                                Preferred Equity     Units
                                                -----------------  ----------
   Name                                         Capital(1)    %    Number  %
   ----                                         ----------- -----  ------ ---
   Vestar Equity Partners L.P. (2)(3).........  $30,000,000  48.4% 34,400  50%
    245 Park Avenue, 41st Floor
    New York, New York 10167
   RPI Corp. (3)..............................   32,000,000  51.6% 34,400  50%
    555 Madison Avenue, 23rd Floor
    New York, New York 10022
   Ellen Kiam (3)(4)..........................   32,000,000  51.6% 34,400  50%
   Norman W. Alpert (5)                          30,000,000  48.4% 34,400  50%
   Arthur J. Nagle (5)                           30,000,000  48.4% 34,400  50%
   Daniel S. O'Connell (5)                       30,000,000  48.4% 34,400  50%
   Robert L. Rosner (5)                          30,000,000  48.4% 34,400  50%
   Steven M. Silver (5)                          30,000,000  48.4% 34,400  50%
   Directors and executive officers as a group
    (6 persons)...............................  $62,000,000 100.0% 68,800 100%

--------
(1) Amounts, in dollars, represent the capital contribution to the preferred equity beneficially owned by each person and entity set forth below. The preferred equity has not been denominated in units or shares.
(2) Vestar Equity Partners' interest in us is owned by the Vestar Razor Corp. and Vestar Shaver Corp., which are controlled by Vestar Equity Partners. Vestar Razor and Vestar Shaver have assigned a portion of their interests in us to certain co-investors, although these co-investors will not directly hold any common units. The general partner of Vestar Equity Partners is Vestar Associates L.P., a limited partnership whose general partner is Vestar Associates Corporation, or VAC. In this capacity, VAC exercises sole voting and investment power with respect to all of the equity interests held of record by Vestar Razor and Vestar Shaver. Messrs. Alpert, Nagle, O'Connell, Rosner and Silver, who are Directors of Remington, are affiliated with Vestar Equity Partners and are stockholders of VAC. Individually, no stockholder, director or officer of VAC has or shares voting or investment power within the meaning of Rule 13d-3 under the Exchange Act. Accordingly, no part of the preferred equity or common units is beneficially owned by Messrs. Alpert, Nagle, O'Connell, Rosner or Silver or any other stockholder, director or officer of VAC.
(3) Vestar Razor, Vestar Shaver and RPI have entered into the LLC Agreement which gives Vestar Equity Partners effective control over the management of Remington.
(4) Ellen Kiam serves as the personal representative of the estate of Victor K. Kiam, II. Mr. Kiam's estate's interest in us is owned by RPI. The shareholders of RPI are Mr. Kiam's estate, his children, grandchildren and trusts for their benefit. The address of Ms. Kiam is 11097 Isle Brook Court, West Palm Beach, Florida, 33414.
(5) Amounts reported for these individuals consist of the $30,000,000 of preferred equity and 34,440 common units beneficially owned by Vestar Equity Partners through Vestar Razor and Vestar Shaver, of which such persons disclaim beneficial ownership of this equity. Each such person's business address is c/o Vestar Equity Partners, L.P., 245 Park Avenue, 41st Floor, New York, New York 10167.

                       DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

   General. On August 21, 2001, in order to fund our continuing growth, we entered into a new $110 million asset based senior revolving credit facility with Fleet Capital Corporation, as Administrative Agent, and Congress Financial Corporation, as Co-Arranger. The initial drawdown under this new facility was used to repay all outstanding borrowings under our former $70 million senior credit facility. Remington Capital Corp. is a guarantor of all obligations under this senior credit agreement.


   Our new asset based senior revolving credit facility, provides for a revolving credit facility of $70.0 million to us and approximately $40.0 million to certain of our foreign subsidiaries. The amounts borrowed by our foreign subsidiaries are denominated, and repaid, in local currency.


   Security. Our and our foreign subsidiaries obligations under the senior credit agreement are guaranteed by each of our domestic subsidiaries and secured by: (i) a first priority security interest in all of our and each of our direct and indirect domestic subsidiaries, assets and properties (including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts and contract rights, trademarks, copyrights, patents, license agreements and general intangibles), whether now owned or hereafter acquired; (ii) a first priority perfected pledge of the capital stock of our indirect and direct domestic subsidiaries, whether now owned or hereafter acquired; and (iii) a first priority perfected pledge of 65% of the capital stock of foreign subsidiaries directly owned by the us or any of our domestic subsidiaries. In addition, the obligations of our foreign subsidiaries under the credit agreement are guaranteed by us and by certain of the other foreign subsidiaries and both the direct and guarantee obligations of each of our foreign subsidiaries are secured by a first priority security interest and all of such foreign subsidiary's assets and property.


   Interest. At our option, the interest rates per annum applicable to the loans under the senior credit agreement will be based upon:

     (a) in the case of Remington, a Eurocurrency Rate ("LIBOR") plus 3.0% or the greater of


       (i) the rate of interest publicly announced from time to time by Fleet National Bank as its prime rate in effect plus 1.75%, and


       (ii) the federal funds rate in effect from time to time plus 2.25%, and


     (b) in the case of loans to our foreign subsidiaries, LIBOR Rate plus 3.0% or the Sterling LIBOR Rate plus 3.0%.


   The interest rates are subject to reduction if certain requirements of financial performance are met.

   Maturity. Outstanding loans under our revolving credit facilities must be repaid by March 31, 2006. In addition, the credit agreement provides for mandatory repayments in the event of certain events, including, without limitation, equity and debt issuances, asset sales and casualty events.


   Extension of Credit. The obligation of the banks to make loans or extend letters of credit is subject to the satisfaction of certain customary conditions including the absence of a default or event of default under the senior credit agreement. Our and our foreign subsidiaries revolving credit facilities are subject to a borrowing base of 85% of eligible accounts for the applicable borrower and 60% of eligible inventory for the applicable borrower.


   Covenants. The credit agreement requires that we meet certain financial tests, including a minimum interest expense coverage ratio, a maximum leverage ratio and a limitation on capital expenditures. The senior credit agreement also contains covenants which, among other things, limit the incurrence of additional indebtedness, the nature of our and our subsidiaries' business, investments, leases of assets, ownership of subsidiaries, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness (including the Notes), liens and encumbrances and other matters customarily restricted in such agreements.

   Events of Default. The credit agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-default to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA violations, judgment defaults, failure of any guaranty or security agreement supporting the senior credit agreement to be in full force and effect and change of control.


11% Series B Senior Subordinated Notes due 2006

   Our Series B Notes, of which $130.0 million are outstanding, are general unsecured obligations of the Company and mature on May 15, 2006. Interest accrues on these notes at the rate of 11% per annum and is payable semi-annually in arrears. The notes are redeemable, in whole or in part, at our option at a redemption price ranging from 105.5% to 100.0% of the principal amount then outstanding plus accrued and unpaid interest, depending when redeemed.

   The Series B Notes contain covenants which require that we comply with limitations on the incurrence of additional indebtedness, issuance of equity, payment of dividends and other business activities.

                       DESCRIPTION OF THE EXCHANGE NOTES

General

   You can find the definitions of certain terms used in this description under the subheading "Certain Definitions".

   We will issue the exchange notes under the terms of the Indenture dated April 18, 2001 between Remington, the guarantor subsidiaries and The Bank of New York, as trustee. The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture any reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

   The form and terms of the Series D Notes are the same as the form and terms of the Series C Notes except that:

     (1) the exchange notes will have been registered under the Securities Act of 1933 (the "Securities Act") and therefore will not bear restrictive legends restricting their transfer pursuant to the Securities Act; and

     (2) holders of exchange notes will not be entitled to rights of holders of the Old Notes under the registration rights agreement which terminate upon completion of the exchange offer.

   The following is a description of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as holders of these exchange notes. Copies of the Indenture and the registration rights agreement may be obtained by contacting us at the address and telephone number set forth at the end of the section entitled "Prospectus Summary".

Principal, Maturity and Interest

   Subject to the covenants described below under "--Certain Covenants-- Incurrence of Indebtedness," we may issue additional exchange notes under the Indenture. The exchange notes offered by this offering memorandum and any exchange notes that we subsequently issue would be treated as a single class for all purposes under the Indenture. The exchange notes will mature on May 15, 2006.

   Interest on the exchange notes will accrue at the rate of 11% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2001, to Holders of record on the immediately preceding May 1 and November 1. Interest on the exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, interest and Liquidated Damages, if any, on the exchange notes will be payable at the office or agency of the Issuers maintained for such purpose or, at the option of the Issuers, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the exchange notes at their respective addresses set forth in the register of Holders of exchange notes; provided that all payments with respect to exchange notes the Holders of which have given wire transfer instructions to the Trustee will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuers, the Issuers' office or agency will be the office of the Trustee maintained for such purpose. The exchange notes will be issued in denominations of $1,000 and integral multiples thereof.

Subordination

   The payment of principal of, and premium, interest and Liquidated Damages (if any) on, the exchange notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt of the Issuers, whether outstanding on the date of the Indenture or thereafter incurred.

   Upon any distribution to creditors of either Issuer in a liquidation or dissolution of such Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Issuer or its property, an assignment for the benefit of creditors or any marshalling of either Issuers' assets and liabilities, the holders of Senior Debt of such Issuer will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of exchange notes will be entitled to receive any payment with respect to the exchange notes, and until all Obligations with respect to Senior Debt of such Issuer are paid in full, any distribution to which the Holders of exchange notes would be entitled shall be made to the holders of such Senior Debt (except that Holders of exchange notes may receive securities that are subordinated at least to the same extent as the exchange notes to Senior Debt and any securities issued in exchange for Senior Debt and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

   The Issuers also may not make any payment upon or in respect of the exchange notes and may not offer to repurchase exchange notes (except in such subordinated securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, or premium or interest on, or fees or other amounts owing with respect to, Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Issuers or the holders of any Designated Senior Debt. Payments on the exchange notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

   The Indenture further requires that the Issuers promptly notify holders of Senior Debt of the receipt of an acceleration notice following an Event of Default.

   As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of exchange notes may recover less ratably than creditors of the Issuers who are holders of Senior Debt. At June 30, 2001, the principal amount of Senior Debt outstanding was approximately $60.5 million. The Indenture limits the amount of additional Indebtedness, including Senior Debt, that the Issuers and their Restricted Subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness."

Optional Redemption

   The exchange notes are subject to redemption at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

        Year                                                          Percentage
        ----                                                          ----------
        2001.........................................................  105.500%
        2002.........................................................  103.667%
        2003.........................................................  101.833%
        2004 and thereafter..........................................  100.000%

Selection and Notice

   If less than all of the exchange notes are to be redeemed at any time, selection of exchange notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the exchange notes are listed, or, if the exchange notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no exchange notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of exchange notes to be redeemed at its registered address. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on exchange notes or portions of them called for redemption.

Mandatory Redemption

   Except as set forth below under "--Repurchase at the Option of Holders," the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

Repurchase at the Option of Holders

   Change of Control. Upon the occurrence of a Change of Control, the Issuers are required to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder's exchange notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction that constitutes the Change of Control and offering to repurchase exchange notes pursuant to the procedures required by the Indenture and described in such notice; provided that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Issuers will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of exchange notes required by this covenant. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control.

   On the Change of Control Payment Date, the Issuers will, to the extent lawful, (i) accept for payment all exchange notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the exchange notes so accepted together with an Officers' Certificate stating the aggregate principal amount of exchange notes or portions thereof being purchased by the Issuers. The Paying Agent will promptly mail to each Holder of exchange notes so tendered the Change of Control Payment for such exchange notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the exchange notes to require that the Issuers repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

   The occurrence of a Change of Control could result in a default under the Senior Credit Agreement or other Senior Debt. In addition, the Senior Credit Agreement or other Senior Debt could restrict the Issuers' ability to repurchase exchange notes upon a Change of Control. In the event a Change of Control occurs at a time when the Issuers are prohibited from repurchasing exchange notes, the Issuers could seek the consent of its lenders to the repurchase of exchange notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such a consent or repay such borrowings, the Issuers will remain prohibited from repurchasing exchange notes. In such case, the Issuers' failure to make a Change of Control Offer or to repurchase exchange notes tendered in a Change of Control Offer would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the Senior Credit Agreement or other Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of exchange notes. See "--Subordination." Finally, the Issuers' ability to repurchase exchange notes upon a Change of Control may be limited by the Issuers' then existing financial resources.

   Notwithstanding the foregoing, the Issuers are not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

   Asset Sales. The Indenture provides that the Issuers will not, and will not permit any of their Restricted Subsidiaries to, engage in an Asset Sale unless
(i) the Issuers or the Restricted Subsidiary, as the case may be, receive (a) consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of or (b) in the case of a lease of assets, a lease providing for rent and other consideration which are no less favorable to the Company or the Restricted Subsidiary, as the case may be, than the then prevailing market conditions (in the case of either (a) or (b), evidenced by a resolution of the Management Committee set forth in an Officers' Certificate delivered to the Trustee) and
(ii) at least 75% of the consideration therefor received by the Issuers or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on the Issuers' or such Restricted Subsidiary's most recent balance sheet) of the Issuers or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the exchange notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuers or such Restricted Subsidiary from further liability and (b) any notes or other obligations received by the Issuers or such Restricted Subsidiary from such transferee that are promptly (but in any event, within 30 days) converted by the Issuers or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision; and provided, further, that contingent liabilities that are assumed by the transferee of any such assets shall not be deemed to be the receipt of consideration if such contingent liabilities are not shown as liabilities on the Issuers' or such Restricted Subsidiary's most recent balance sheet.

   Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Issuers may apply such Net Proceeds (a) to permanently reduce Senior Debt of the Issuers or long-term Indebtedness of a Restricted Subsidiary of the Company (and, in either case, to correspondingly reduce commitments with respect thereto) or (b) to an Investment in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in accordance with the provisions of the Indenture. Pending the final application of any such Net Proceeds, the Issuers may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuers are required to make an offer to all Holders of exchange notes (an "Asset Sale Offer") to purchase the maximum principal amount of exchange notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of exchange notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes (subject to the restrictions of the Indenture). If the aggregate principal amount of exchange notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the exchange notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

   Restricted Payments. The Indenture provides that the Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to any direct or indirect holder of the Company's Equity Interests in its capacity as such, other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the exchange notes, except at final maturity or scheduled sinking fund payments set forth in the original documentation governing such Indebtedness; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (b) the Fixed Charge Coverage Ratio of the Company for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Payment is made, calculated on a pro forma basis as if such Restricted Payment had been made at the beginning of such four-quarter period, would have been more than 2.0 to 1; and

     (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Issuers and their Restricted Subsidiaries after May 23, 1996 (including Restricted Payments permitted by clause (vi) of the next succeeding paragraph but excluding the Restricted Payments permitted by clauses (i)-(v) and (vii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 1996 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds, or the fair market value of assets (as determined in good faith by the Management Committee), received by the Company from capital contributions or the issue or sale after May 23, 1996 of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) 100% of the net cash proceeds received by the Company from a distribution by, or from the sale or other liquidation of, any Restricted Investment or Unrestricted Subsidiary after May 23, 1996.

   The foregoing provisions do not prohibit (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the making of any Restricted Investment or the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) of the preceding paragraph; (iii) the defeasance, redemption or repurchase of

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subordinated Indebtedness with the net cash proceeds from an incurrence of
Permitted Refinancing Indebtedness or a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) of the preceding paragraph; (iv) so long as the Company is treated as a partnership for United States federal income tax purposes, distributions to members of the Company in an amount not to exceed the Tax Amount for such period; (v) the payment of fees to (a) Vestar and its Affiliates pursuant to the Management Agreement as in effect on May 23, 1996; provided no such payment in excess of $500,000 shall be permitted in any fiscal year if at the time of such payment a Default in the payment of principal of, or interest, premium or Liquidated Damages (if any) on, the exchange notes shall have occurred and be continuing, and (b) RPI and its Affiliates pursuant to the Consulting Agreement as in effect on May 23, 1996; provided no such payment in excess of $500,000 shall be permitted in any fiscal year if at the time of such payment a Default in the payment of principal of, or interest, premium or Liquidated Damages (if any) on, the exchange notes shall have occurred and be continuing; (vi) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's or any of its Subsidiaries' management (other than an Affiliate of Vestar or RPI) upon the death, disability or termination of employment of such member of management pursuant to a management equity subscription agreement or option agreement; provided that the aggregate price paid for all such Equity Interests shall not exceed $500,000 in any fiscal year, plus any amount available for such payments hereunder since May 23, 1996 which have not been used for such purpose, plus the cash proceeds received by the Company from any subsequent reissuance of such Equity Interests to members of management of the Company or any of its Subsidiaries; and (vii) so long as no Default or Event of Default has occurred and is continuing, Restricted Investments in an aggregate amount not to exceed $10.0 million.

   The Management Committee may designate any Restricted Subsidiary, other than Capital, to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Issuers and their Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (i) the net book value of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

   The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Management Committee set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

   Incurrence of Indebtedness. The Indenture provides that the Issuers will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and will not permit any of their Restricted Subsidiaries to issue any preferred stock; provided, however, that, so long as no Default or Event of Default has occurred and is continuing, the Issuers and any of their Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and the Issuers' Restricted Subsidiaries may issue preferred stock if the Fixed Charge Coverage Ratio for the Company's most

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

recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock had been issued at the beginning of such four-quarter period; provided, further, however, that the amount of such Indebtedness, together with any Indebtedness incurred pursuant to clause (i) below, that is incurred after May 23, 1996 by Restricted Subsidiaries of the Issuers that are not Guarantors shall not exceed the sum of $15.0 million plus, with respect to each such Restricted Subsidiary, the Subsidiary Debt Limit.

   The foregoing provisions will not apply to:

     (i) the incurrence by the Issuers and their Restricted Subsidiaries of Indebtedness pursuant to bank lines of credit (including revolving and term loans) in an amount not to exceed the greater of (a) $110.0 million at any time outstanding, less the aggregate amount of all permanent reductions thereto pursuant to the covenant described under "--Repurchase at the Option of Holders--Asset Sales," and (b) the Borrowing Base of the Company; provided that, in either case, the aggregate amount of such Indebtedness, together with any Indebtedness incurred pursuant to the preceding paragraph, that is incurred by Restricted Subsidiaries of the Company that are not Guarantors shall not exceed the sum of $15.0 million plus, with respect to each such Restricted Subsidiary, the Subsidiary Debt Limit;

     (ii) the incurrence by the Issuers and their Subsidiaries of Existing Indebtedness;

     (iii) the incurrence by the Issuers of Indebtedness represented by the exchange notes and the Indenture;

     (iv) the incurrence after May 23, 1996 by the Issuers or any of their Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuers or such Restricted Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding; provided that the aggregate amount of such Indebtedness that is incurred by Restricted Subsidiaries of the Company that are not Guarantors shall not exceed $5.0 million at any one time outstanding;

     (v) the incurrence of intercompany Indebtedness between or among the Issuers and any of their Wholly Owned Restricted Subsidiaries; provided that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than an Issuer or a Wholly Owned Restricted Subsidiary of an Issuer, or any sale or other transfer of any such Indebtedness to a Person that is not either an Issuer or a Wholly Owned Restricted Subsidiary of an Issuer, shall be deemed to constitute an incurrence of such Indebtedness by the Issuers or such Restricted Subsidiary, as the case may be;

     (vi) the incurrence by the Issuers or any of their Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or for the purpose of fixing or hedging any currency exchange rate risk;

     (vii) the incurrence by the Issuers or any of their Restricted Subsidiaries of Indebtedness arising from indemnification, purchase price adjustment or similar obligations, or from guarantees, letters of credit, surety bonds or performance bonds securing the performance by the Company or any of its Restricted Subsidiaries of any such obligations, pursuant to agreements relating to the disposition of any business, assets or Subsidiary of the Company;

     (viii) the incurrence after May 23, 1996 by the Company of Indebtedness to members of management of the Company or any of its Restricted Subsidiaries in connection with the repurchase of Equity Interests of the Company in an amount not to exceed $2.5 million at any one time outstanding;

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

  provided that (a) the instrument pursuant to which such Indebtedness is incurred expressly states that such Indebtedness is subordinated in right of payment to the exchange notes at least to the extent that the exchange notes are subordinated to Senior Debt of the Company and (b) such Indebtedness has a Weighted Average Life to Maturity greater than the Weighted Average Life to Maturity of the exchange notes;

     (ix) the incurrence after May 23, 1996 by the Issuers and their Restricted Subsidiaries of Indebtedness and the issuance by the Issuers' Restricted Subsidiaries of preferred stock (in addition to any other Indebtedness and preferred stock permitted by any other clauses of this paragraph) in an amount not to exceed $10.0 million at any one time outstanding;

     (x) the incurrence by the Issuers or any of their Restricted
  Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the Indenture to be incurred; and

     (xi) the incurrence by the Issuers' Unrestricted Subsidiaries of Non-Recourse Debt; provided that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Issuers.

   Liens. The Indenture provides that the Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

   Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Issuers or any of their Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Issuers or any of their Restricted Subsidiaries, (ii) make loans or advances to the Issuers or any of their Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Issuers or any of their Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the Senior Credit Agreement as in effect on May 23, 1996, and any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings thereof that contain restrictions that are no more restrictive than those contained in the Senior Credit Agreement as in effect on May 23, 1996, (b) agreements existing and as in effect on May 23, 1996, (c) any instrument governing Indebtedness permitted to be incurred pursuant to the terms of the Indenture, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuers or any of their Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (f) customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) any restriction or encumbrance contained in contracts for the sale of assets permitted by the Indenture; provided that such restrictions relate only to the assets being sold pursuant to such contracts and (i) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

   Merger, Consolidation, or Sale of Assets. The Indenture provides that neither Issuer may consolidate or merge with or into (whether or not such Issuer is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity, unless (i) such Issuer is the surviving entity or the entity or the Person

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

formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(ii) the entity or Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the exchange notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default exists; and (iv) except in the case of (a) a merger of such Issuer with or into a Wholly Owned Restricted Subsidiary of such Issuer or (b) a merger of the Company with and into a newly formed corporation that
(1) prior to such merger, has no liabilities or (2) owns 100% of the Capital Stock of the Company and conducts no business other than holding such Capital Stock, in either case, for the purpose of reorganizing the Company as or into a corporation, such Issuer or the entity or Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of such Issuer immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness."

   Transactions with Affiliates. The Indenture provides that neither Issuer will, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to such Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person and (ii) such Issuer delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Management Committee set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Management Committee and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (1) any compensation paid to, indemnity provided on behalf of, or employment agreement entered into with, any officer or director of the Issuers or any of their Restricted Subsidiaries in the ordinary course of business,
(2) transactions between or among the Issuers and their Restricted Subsidiaries and (3) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

   Limitation on Other Senior Subordinated Debt. The Indenture provides that the Issuers will not, and will not permit any Guarantor to, incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Issuers or such Guarantor, as the case may be, and senior in any respect in right of payment to the exchange notes or the Guarantees thereof by the Guarantors.

   Subsidiary Guarantees. The Indenture provides that if the Issuers or any of their Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture or designate an Unrestricted Subsidiary to be a Restricted Subsidiary, then such Subsidiary shall execute a Guarantee and deliver an Opinion of Counsel in accordance with the terms of the Indenture, pursuant to which such Subsidiary shall become a Guarantor, on a senior subordinated basis (pursuant to subordination provisions substantially similar to those described above under the caption "--Subordination"), of the Issuers' payment obligations under the exchange notes and the

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

Indenture; provided, that this covenant shall not apply to any Subsidiary (i) that is incorporated in any jurisdiction outside the United States or (ii) that has been properly designated as an Unrestricted Subsidiary in accordance with the Indenture for so long as it continues to constitute an Unrestricted Subsidiary. Such Guarantee shall be a continuing, absolute, unconditional and joint and several guarantee of payment. Upon the creation or acquisition of any Subsidiary after the date of the Indenture or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Issuers will deliver to the Trustee an Opinion of Counsel to the effect that the provisions of this covenant have been complied with and that the Guarantee of the Guarantor constitutes a legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

   The Indenture provides that, in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. In addition, the Indenture provides that, in the event the Management Committee designates a Guarantor to be an Unrestricted Subsidiary, then such Guarantor will be released and relieved of any obligations under its Guarantee; provided that such designation is conducted in accordance with the applicable provisions of the Indenture.

Activities of Intellectual Property Subsidiaries

   The Indenture provides that, for so long as the Company's Subsidiaries holding Remington's intellectual property are Restricted Subsidiaries of the Company and not Subsidiary Guarantors, the Company will not permit such Subsidiaries to engage in any material operations, other than owning the intellectual property relating to the business of the Company and its Restricted Subsidiaries and licensing such intellectual property to the Company and its Restricted Subsidiaries.

Restrictions on Activities of Capital

   The Indenture provides that Capital may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that Capital may be a co-obligor or guarantor with respect to Indebtedness if the Company is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are retained by the Company or loaned to one or more of the Company's Restricted Subsidiaries other than Capital.

Payments for Consent

   The Indenture provides that the Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any exchange notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the exchange notes unless such consideration is offered to be paid or is paid to all Holders of the exchange notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

   The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any exchange notes are outstanding, the Issuers will furnish to the Trustee and the Holders of exchange notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the

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

financial position and results of operations of the Company and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Issuers' certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Issuers will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuers have agreed that, for so long as any exchange notes remain outstanding, the Issuers will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

   The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest or Liquidated Damages on the exchange notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the exchange notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Issuers to comply with the provisions described under the captions "-- Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments" or "--Certain Covenants--Incurrence of Indebtedness;" (iv) failure by the Issuers for 30 days after notice to comply with any of their other agreements in the Indenture or the exchange notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any of their Restricted Subsidiaries (or the payment of which is guaranteed by the Issuers or any of their Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of, or premium, if any, or interest, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Issuers or any of their Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) any Guarantee of a Guarantor shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to either Issuer, any Significant Subsidiary of either Issuer, or any group of Subsidiaries of either Issuer that, considered together, would constitute a Significant Subsidiary of either Issuer.

   If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding exchange notes may declare all the exchange notes to be due and payable five days after delivering a notice of acceleration to the Company and to the agent for the lenders under the Senior Credit Agreement (provided, that the exchange notes shall become due and payable immediately if any Senior Debt has been or is accelerated following delivery of a notice of acceleration). Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding exchange notes will become due and payable without further action or notice. Holders of the exchange notes may not enforce the Indenture or the exchange notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding exchange notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the exchange notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.


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   In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the exchange notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the exchange notes.

   The Holders of a majority in aggregate principal amount of the exchange notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the exchange notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or premium, interest or Liquidated Damages (if any) on, the exchange notes. The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Partners and
Stockholders

   No director, officer, employee, incorporator, partner or stockholder of the Issuers, as such, will have any liability for any obligations of the Issuers under the exchange notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of exchange notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

   The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding exchange notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding exchange notes to receive payments in respect of the principal of, and premium, interest and Liquidated Damages (if any) on, the exchange notes when such payments are due from the trust referred to below, (ii) the Issuers' obligations with respect to the exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the exchange notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the exchange notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, interest and Liquidated Damages (if any) on, the outstanding exchange notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the exchange notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding exchange notes will not recognize

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income, gain or loss for federal income tax purposes as a result of such Legal
Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of their Subsidiaries is a party or by which the Issuers or any of their Subsidiaries is bound; (vi) the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of exchange notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and (viii) the Issuers shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

   A Holder may transfer or exchange exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of exchange notes to be redeemed.

   The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

   Except as provided in the next two succeeding paragraphs, the Indenture or the exchange notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the exchange notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes), and any existing default or compliance with any provision of the Indenture or the exchange notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding exchange notes (including consents obtained in connection with a tender offer or exchange offer for exchange notes).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any exchange notes held by a non-consenting Holder): (i) reduce the principal amount of exchange notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the exchange notes (other than provisions relating to the covenants described above under the caption "--Certain Covenants--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of, or premium, interest or Liquidated Damages (if any) on, the exchange notes (except a rescission of acceleration of the exchange notes by the Holders of at least a majority in aggregate principal amount of the exchange notes and a waiver of the payment

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

default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the exchange notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of exchange notes to receive payments of principal of, or premium, interest or Liquidated Damages (if any) on, the exchange notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Certain Covenants-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) requires the consent of the Holders of at least 75% in aggregate principal amount of the exchange notes then outstanding if such amendment would adversely affect the rights of Holders of the exchange notes.

   Notwithstanding the foregoing, without the consent of any Holder of exchange notes, the Issuers and the Trustee may amend or supplement the Indenture or the exchange notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes, to provide for the assumption of the Issuers' obligations to Holders of exchange notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of exchange notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

   The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The Holders of a majority in principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of exchange notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

   Anyone who receives this offering memorandum may obtain a copy of the Indenture without charge by writing to Remington Products Company, 60 Main Street, Bridgeport, Connecticut 06604, Attention: General Counsel.

Book-Entry, Delivery and Form

   The exchange notes to be resold as set forth herein will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the exchange notes offered hereby (the "Closing Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

   Exchange notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated

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

Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of exchange notes being transferred.

   The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

   The Issuers expect that pursuant to procedures established by the Depositary
(i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Note and (ii) ownership of the exchange notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer exchange notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the exchange notes, see "Notice to Investors."

   So long as the Global Note Holder is the registered owner of any exchange notes, the Global Note Holder will be considered the sole Holder under the Indenture of any exchange notes evidenced by the Global Note. Beneficial owners of exchange notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the exchange notes.

   Payments in respect of the principal of, and premium, interest and Liquidated Damages (if any) on, any exchange notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee may treat the persons in whose names exchange notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Issuers nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of exchange notes. The Issuers believe, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

Certificated Securities

   Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for exchange notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated exchange

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

notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Issuers notify the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Issuers are unable to locate a qualified successor within 90 days or
(ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of exchange notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, exchange notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related exchange notes.

   Neither the Issuers nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of exchange notes and the Issuers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

Same-Day Settlement and Payment

   The Indenture requires that payments in respect of the exchange notes represented by the Global Note (including principal, premium, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Issuers will make all payments of principal, premium, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the exchange notes represented by the Global Note are expected to be eligible to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Issuers expect that secondary trading in the Certificated Securities will also be settled in immediately available funds.

Certain Definitions

   Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Acquisition Debt" means, with respect to any Person, the aggregate of the amount of Indebtedness incurred and the liquidation preference of preferred stock issued by such Person and its Restricted Subsidiaries to finance or in contemplation of the acquisition of the assets of any business, the acquisition of such Person or the acquisition of any other Person that becomes a Restricted Subsidiary of such Person (whether accomplished by asset purchase, merger or stock purchase); provided that such acquisition constitutes a Permitted Investment; and provided, further, that Acquisition Debt shall include Indebtedness incurred and preferred stock issued as interest on or dividends with respect to Acquisition Debt.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the

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

ownership of voting securities, by agreement or otherwise; provided that Beneficial Ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

   "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuers and their Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Issuers or any of their Subsidiaries of Equity Interests of any of the Issuers' Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following will be deemed not to be Asset Sales: (i) the sale of inventory or obsolete equipment in the ordinary course of business, (ii) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (iii) the grant in the ordinary course of business of, or lapse of, any license of patents, trademarks and other similar intellectual property, (iv) a transfer of assets by the Issuers to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Issuers or to another Wholly Owned Restricted Subsidiary, (v) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Issuers or to another Wholly Owned Restricted Subsidiary and (vi) a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments."

   "Beneficial Owner" (including, with correlative meanings, "Beneficially Owned" and "Beneficial Ownership") means, with respect to any Capital Stock, a "person," as such term is used in Section 13(d)(3) of the Exchange Act, that is a "beneficial owner," as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, of such Capital Stock.

   "Borrowing Base" means, with respect to any Person as of any date, an amount equal to the sum of (i) 85% of the face amount of Eligible Accounts Receivable of such Person and its Restricted Subsidiaries and (ii) 60% of the book value (calculated on a first-in, first-out basis) of Eligible Inventory of such Person and its Restricted Subsidiaries, in each case, determined as of the end of the most recently completed month preceding such date for which internal financial statements are available.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

   "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principal, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) prior to the consummation of an Initial Public Offering, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (a) the Principal ceases to have sufficient voting power (including, without limitation, by contractual arrangement) to elect a majority of the members of the Management Committee or (b) the Principal sells, grants an option to sell, pledges or otherwise disposes of more than 20% of the amount of its Investment in the Company as of the Closing Date (other than in connection with an Initial Public Offering and sales or other dispositions of Capital Stock that do not result in the Principal no longer Beneficially Owning such Capital Stock), (iv) following the consummation of an Initial Public Offering, the Company becomes aware (by way of a report or other filing with the Commission or otherwise) that any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Principal, has become the Beneficial Owner, directly or indirectly, of (a) more than 35% of the voting power of the voting Capital Stock of the Company and (b) more of the voting power of the voting Capital Stock of the Company than is Beneficially Owned by the Principal, (v) the first day on which the Company fails to own 100% of the issued and outstanding Equity Interests of Capital, other than by reason of a merger of Capital with and into a corporate successor to the Company, and (vi) the first day on which more than one-third of the members of the Management Committee are not Continuing Members; provided, however, that the Principal shall be deemed to be the Beneficial Owner of the voting power of voting Capital Stock if (a) the Principal retains the right (by contractual arrangement or otherwise) to vote such Capital Stock and (b) the Principal Beneficially Owns at least 10% of the common Equity Interests of the Company (excluding Capital Stock the Principal may be deemed to Beneficially Own solely because it has the contractual right to vote such Capital Stock).

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing Consolidated Net Income, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale,
(ii) provision for taxes based on income or profits or the Tax Amount of such Person and its Restricted Subsidiaries for such period, (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) and Excluded Obligations of such Person and its Restricted Subsidiaries for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization, other non-cash charges and Excluded Obligations of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuers by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in

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accordance with GAAP; provided that (i) the Net Income (but not loss) of any
Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Issuers or their Restricted Subsidiaries.

   "Consolidated Net Worth" means, with respect to any Person, the amount by which the total assets of such Person and its Restricted Subsidiaries exceed the sum of (i) the total liabilities of such Person and its Restricted Subsidiaries plus (ii) any Disqualified Stock of such Person and its Restricted Subsidiaries (other than any such Disqualified Stock issued to such Person or any of its Restricted Subsidiaries), in each case determined in accordance with GAAP.

   "Continuing Member" means, as of any date of determination, any member of the Management Committee who (i) was a member of the Management Committee on May 23, 1996 or (ii) was nominated for election to the Management Committee with the approval of at least a majority of the Continuing Members who were members of the Management Committee at the time of such nomination or election.

   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

   "Designated Senior Debt" means (i) Indebtedness under the Senior Credit Agreement and (ii) any other Senior Debt permitted to be incurred by the Issuers under the terms of the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Management Committee as "Designated Senior Debt."

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the exchange notes mature.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Excluded Obligations" means the obligations of the Company listed on Annex A to the Indenture that will reduce the amounts of the distributions to Remsen Partners and RPI.

   "Existing Indebtedness" means Indebtedness of the Issuers and their Restricted Subsidiaries in existence on May 23, 1996, until such amounts are repaid.

   "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period; provided, however, that
(i) in the event that such Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems any preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge

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

Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period; (ii) in the event that such Person or any of its Restricted Subsidiaries makes any acquisitions or dispositions (including Asset Sales), including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such acquisitions or dispositions (including, without limitation, any cost savings or other reductions and any additional expenses accounted for on an annualized basis which, in the good faith estimate of the Management Committee, will be eliminated or realized within six months after the date of such transaction), as if the same had occurred at the beginning of the applicable four-quarter reference period, and, in the case of acquisitions, Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income; (iii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and (iv) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

   "Fixed Charges" means, with respect to any Person for any period, the sum of (without duplication) (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding all other amortization of debt issuance costs) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person (other than payments to such Person and its Wholly Owned Restricted Subsidiaries), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a partnership, the combined federal, state and local tax rate to which such Person would be subject if it were a Delaware corporation), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on May 23, 1996.

   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Guarantor" means each Subsidiary that executes a Guarantee of the Issuers' payment obligations under the exchange notes and the Indenture in accordance with the provisions of the Indenture, and their respective successors and assigns.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest and currency rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates.

   "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

   "Initial Public Offering" means an underwritten public offering of common Capital Stock of the Company registered under Securities Act (other than a public offering registered on Form S-8 under the Securities Act) that results in net proceeds of at least $25.0 million to the Company.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (other than advances to customers in the ordinary course of business that are recorded as accounts receivable in accordance with GAAP) or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Issuers or any of their Restricted Subsidiaries for consideration consisting of Equity Interests (other than Disqualified Stock) of the Company shall not be deemed to be an Investment. If the Issuers or any of their Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of the Issuers such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of either Issuer, the Issuers shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Management Committee" means (i) for so long as the Company is a limited liability company, the committee appointed pursuant to Section 6.1 of the LLC Agreement, and (ii) otherwise the board of directors of the Company.

   "Net Income" means, with respect to any Person for any period, (i) the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes or Tax Distributions on such gain (but not loss), realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes or Tax Distributions on such extraordinary or nonrecurring gain (but not loss),

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

less (ii) in the case of any Person that is treated as a partnership for United States federal or state income tax purposes, the Tax Amount of such Person for such period.

   "Net Proceeds" means the aggregate cash proceeds received by the Issuers or any of their Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), any relocation expenses incurred as a result thereof, any taxes or Tax Distributions paid or payable by the Issuers or any of their Restricted Subsidiaries as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), any purchase money obligations relating to the assets comprising such Asset Sale (to the extent repaid with the proceeds thereof) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

   "Non-Recourse Debt" means Indebtedness (i) as to which neither the Issuers nor any of their Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuers or any of their Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuers or any of their Restricted Subsidiaries.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Permitted Investments" means (i) any Investment in the Issuers or in a Wholly Owned Restricted Subsidiary of the Issuers; (ii) any Investment in Cash Equivalents; (iii) any Investment by the Issuers or any of their Restricted Subsidiaries in a Person if, as a result of such Investment, (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (iv) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (v) advances and loans to employees of the Company and its Restricted Subsidiaries in the ordinary course of business; (vi) Investments acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such Investment or accounts receivable or (b) as a result of a foreclosure by the Company or such Restricted Subsidiary or other transfer of title with respect to any secured Investment in default; and (vii) any Hedging Obligation.

   "Permitted Liens" means (i) Liens securing Senior Debt and Indebtedness of Restricted Subsidiaries that is permitted to be incurred pursuant to the Indenture; (ii) Liens securing Indebtedness that is pari passu in right of payment with the exchange notes; provided that the exchange notes are equally and ratably secured, (iii) Liens in favor of the Issuers or any of their Restricted Subsidiaries; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuers or any of their Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuers or any such Restricted Subsidiary; (v) Liens on property existing at the time of acquisition thereof by the Issuers or any of their Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of

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

the second paragraph of the covenant entitled "Incurrence of Indebtedness" covering only the assets acquired with such Indebtedness; (viii) Liens existing on May 23, 1996; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (x) Liens of landlords or of mortgagees of landlords arising by operation of law; provided that the rental payments secured thereby are not yet due and payable; (xi) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (xii) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries; (xiii) judgement or attachment Liens not giving rise to an Event of Default; (xiv) Liens arising out of the purchase, consignment, shipment or storage of inventory or other goods in the ordinary course of business; (xv) any interest or title of a lessor in property subject to any Capital Lease Obligation or other lease; (xvi) Liens arising from filing Uniform Commercial Code financing statements regarding leases; and (xvii) Liens incurred in the ordinary course of business of the Issuers or any of their Restricted Subsidiaries that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuers or any such Restricted Subsidiary.

   "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuers or any of their Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuers or any such Restricted Subsidiary; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the exchange notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the exchange notes on terms at least as favorable to the Holders of exchange notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred only by the Issuer or the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Principal" means Vestar Equity Partners, L.P.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

   "RPI" means RPI Corp., a Delaware corporation.

   "Senior Credit Agreement" means the Senior Credit Agreement, dated May 23, 1996, among the Company, Fleet National Bank and Banque Nationale de Paris, as Co-Documentation Agents, and Chemical Bank, as Administrative Agent, and any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings thereof.

   "Senior Debt" means (i) Indebtedness under the Senior Credit Agreement and
(ii) any other Indebtedness permitted to be incurred by the Issuers under the terms of the Indenture, unless the instrument under which

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

such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any Senior Debt of the Issuers. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (a) any liability for federal, state, local or other taxes owed or owing by the Issuers, (b) any Indebtedness of the Issuers to any of their Subsidiaries or other Affiliates,
(c) any trade payables or (d) any Indebtedness that is incurred in violation of the Indenture.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

   "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

   "Subsidiary Debt Limit" means, with respect to any Restricted Subsidiary that is not a Guarantor, the sum of (i) the Borrowing Base of such Restricted Subsidiary, plus (ii) the amount of Acquired Debt of such Restricted Subsidiary (excluding Indebtedness incurred in connection with or in contemplation of the merger or acquisition of such Restricted Subsidiary with or by the Company or any of its Restricted Subsidiaries), plus (iii) Acquisition Debt of such Restricted Subsidiary.

   "Tax Amount" means, with respect to any period, the amount of distributions in respect of taxes for such period required pursuant to Section 5.5 of the LLC Agreement as in effect on May 23, 1996.

   "Tax Distribution" means a distribution in respect of taxes to the partners of the Company pursuant to clause (iv) of the second paragraph of the covenant entitled "Restricted Payments."

   "Unrestricted Subsidiary" means any Subsidiary, other than Capital, that is designated by the Management Committee as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary (i) has no Indebtedness other than Non-Recourse Debt, (ii) is not party to any agreement, contract, arrangement or understanding with the Issuers or any of their Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuers or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuers, (iii) is a Person with respect to which neither the Issuers nor any of their Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, (iv) is not a guarantor of, and is not otherwise directly or indirectly providing credit support for, any Indebtedness of the Issuers or any of their Restricted Subsidiaries and (v) has at least one director on its board of directors that is not a director or executive officer of the Issuers or any of their Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Issuers or any of their Restricted Subsidiaries. Any such designation by the Management Committee shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuers as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness," the Issuers shall be in default of such covenant). The Management Committee may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that

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

such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuers of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants-- Incurrence of Indebtedness" and (ii) no Default or Event of Default would be in existence following such designation.

   "Vestar" means Vestar Equity Partners, L.P.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding common Capital Stock or other common ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and the Wholly Owned Restricted Subsidiaries of such Person.

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                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general summary of U.S. federal income tax consequences associated with the exchange of the outstanding old notes for the exchange notes issued in the exchange offer. The summary is based upon current laws, regulations, rulings and judicial decisions all of which are subject to change, possibly with retroactive effect. The discussion below does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of outstanding notes or notes issued in the exchange offer. In addition, the discussion does not address any aspect of state, local or foreign taxation.

   The exchange of the outstanding old notes for the exchange notes issued in the exchange offer should not be treated as an "exchange" for U.S. federal income tax purposes because the notes issued in the exchange offer should not be considered to differ materially in kind or extent from the outstanding notes. Rather, the exchange notes issued in the exchange offer received by a holder should be treated as a continuation of the outstanding old notes in the hands of such holder. As a result there should be no U.S. federal income tax consequences to holders exchanging the outstanding old notes for the exchange notes issued in the exchange offer, and any exchanging holder of outstanding old notes should have the same tax basis and holding period in, and income in respect of, the notes as such holder had in the outstanding old notes immediately prior to the exchange.

   YOU ARE URGED TO CONSULT YOUR TAX ADVISORS CONCERNING THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING YOUR OUTSTANDING OLD NOTES FOR THE EXCHANGE NOTES BEING ISSUED IN THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

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                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes.

   This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes if the old senior subordinated notes were acquired as a result of market-making activities or other trading activities.

   We and our guarantor subsidiaries have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 90 days after the expiration
date. In addition, until       , 2001, all dealers effecting transactions in
the exchange notes may be required to deliver a prospectus.

   Neither we nor our guarantor subsidiaries will receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts under the exchange offer may be sold from time to time in one or more transactions

  .  in the over-the-counter market,

  .  in negotiated transactions,

  . through the writing of options on the exchange notes or a combination of such methods of resale,

  .  at market prices prevailing at the time of resale,

  .  at prices related to such prevailing market prices, or

  .  at negotiated prices.

   Any resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such exchange notes. An "underwriter" within the meaning of the Securities Act of 1933 includes:

     (1) any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer; or

     (2) any broker or dealer that participates in a distribution of such exchange notes.

   Any profit on any resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

   Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act of 1933 and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. The holder (other than a person that is an "affiliate" of Remington within the meaning of Rule 405 under the Securities Act of 1933) who receives exchange notes in exchange for old notes in the ordinary course of business and who is not participating, need not intend to participate or have an arrangement or understanding with person to participate in the distribution of the exchange notes.

   However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in such no-action letters or any similar interpretive letters. The holder must comply with the registration and prospectus delivery requirements of the Securities Act of

1933 in connection with any resale transaction. A secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act of 1933, unless an exemption from registration is otherwise available.

   Further, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of any exchange notes. We and each of our guarantor subsidiaries have agreed, for a period of not less than 90 days from the consummation of the exchange offer, to make this prospectus available to any broker-dealer for use in connection with any such resale.

   For a period of not less than 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We and each of our guarantor subsidiaries have jointly and severally agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the old notes against liabilities under the Securities Act of 1933, including any broker-dealers.

                                 LEGAL MATTERS

   Kirkland & Ellis will issue an opinion with respect to the issuance of the exchange notes offered hereby; including:

     (1) our existence and good standing under our jurisdiction of incorporation;

     (2) our authorization of the sale and issuance of the exchange notes;
  and

     (3) the enforceability of the exchange notes.

                                    EXPERTS

   The consolidated financial statements of Remington Products Company, L.L.C. as of December 31, 2000 and 1999, and for each of the years in the three year period ended December 31, 2000, included in this prospectus and the related financial statement schedule have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

   We and our guarantor subsidiaries have filed with the Commission a Registration Statement on Form S-4, the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the exchange notes being offered. This prospectus does not contain all the information set forth in the exchange offer registration statement. For further information with respect to Remington, the guarantor subsidiaries and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the exchange offer registration statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

   The exchange offer registration statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W.,

Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. , Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statement and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

   We are currently subject to the informational requirements of the Securities Act, and in accordance therewith will be required to file periodic reports and other information with the Commission. Our obligation to file periodic and other information with the Commission. Our obligation to file periodic reports and other information with the Commission will be suspended if the exchange notes are held of record by fewer than 300 holders as of the beginning of our fiscal year other than the fiscal year in which the exchange offer registration statement is declared effective.

   We will nevertheless be required to continue to file reports with the Commission if the exchange notes are listed on a national securities exchange. In the event we cease to be subject to the informational requirements of the Exchange Act, we will be required under the indenture governing the exchange notes to continue to file with the Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Exchange Act.

   Under the indenture, we shall file with the Trustee annual, quarterly and other reports after it files such reports with the Commission. Annual reports delivered to the Trustee and the holders of exchange notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public accountant. We will also furnish such other reports as may be required by law.

   Information contained in this prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes", "expects," "may," "will," "should," or "anticipates" or the negative thereof or other similar terminology, or by discussions of strategy. Our actual results could differ materially from those anticipated by any such forward-looking statements as a result of certain factors, including those set forth under the "Risk Factors" beginning on page 9 and elsewhere in this prospectus.

                         Index to Financial Statements

Financial Statements
Unaudited Financial Statements:

  Consolidated Balance Sheets as of June 30, 2001 and December 31, 2000...  F-2
  Consolidated Statements of Operations for the three and six months ended
   June 30, 2001 and 2000.................................................  F-3
  Consolidated Statements of Cash Flows for the six months ended June 30,
   2001 and 2000..........................................................  F-4
  Notes to Unaudited Consolidated Financial Statements....................  F-5

Audited Financial Statements
  Independent Auditors' Report............................................  F-7
  Consolidated Balance Sheets as of December 31, 2000 and 1999............  F-8
  Consolidated Statements of Operations for the years ended December 31,
   2000, 1999 and 1998....................................................  F-9
  Consolidated Statements of Members' Deficit for the years ended December
   31, 2000, 1999 and 1998................................................ F-10
  Consolidated Statements of Cash Flows for the years ended December 31,
   2000, 1999 and 1998.................................................... F-11
  Notes to Consolidated Financial Statements.............................. F-12

                       REMINGTON PRODUCTS COMPANY, L.L.C.

                          CONSOLIDATED BALANCE SHEETS
                            (unaudited in thousands)

                                                         June 30,  December 31,
                                                           2001        2000
                                                         --------  ------------
ASSETS
Current assets:
  Cash and cash equivalents............................. $  3,945    $ 10,342
  Accounts receivable, less allowance for doubtful
   accounts of $2,418 in 2001 and $2,190 in 2000........   49,838      89,388
  Inventories...........................................   93,931      66,854
  Prepaid and other current assets......................    8,898       3,113
  Deferred taxes, current...............................    4,604         275
                                                         --------    --------
    Total current assets................................  161,216     169,972
Property, plant and equipment, net......................   14,107      12,807
Intangibles, net........................................   53,547      54,522
Other assets............................................    9,215       5,186
                                                         --------    --------
    Total assets........................................ $238,085    $242,487
                                                         ========    ========
LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
  Accounts payable...................................... $ 17,357    $ 23,886
  Short-term borrowings.................................    3,768       4,732
  Current portion of long-term debt.....................      298       3,373
  Accrued liabilities...................................   15,655      31,942
                                                         --------    --------
    Total current liabilities...........................   37,078      63,933
Long-term debt..........................................  236,431     195,161
Other liabilities.......................................    1,188         897
Members' deficit:
  Members' deficit......................................  (31,561)    (12,701)
  Accumulated other comprehensive income................   (5,051)     (4,803)
                                                         --------    --------
    Total members' deficit..............................  (36,612)    (17,504)
                                                         --------    --------
    Total liabilities and members' deficit.............. $238,085    $242,487
                                                         ========    ========


           See notes to unaudited consolidated financial statements.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (unaudited in thousands)

                                       Three Months Ended   Six Months Ended
                                            June 30,            June 30,
                                       -------------------- ------------------
                                         2001       2000      2001      2000
                                       ---------  --------- --------  --------
Net sales............................  $  65,952  $ 69,234  $120,445  $117,873
Cost of Sales........................     44,524    38,509    75,544    65,741
                                       ---------  --------  --------  --------
  Gross profit.......................     21,428    30,725    44,901    52,132
Selling, general and administrative
 expenses............................     32,278    23,701    54,439    44,291
Amortization of intangibles..........        490       488       975       975
                                       ---------  --------  --------  --------
  Operating income (loss)............    (11,340)    6,536   (10,513)    6,866
Interest expense.....................      6,526     5,655    12,253    11,201
Other expense........................        321       212       991       551
                                       ---------  --------  --------  --------
  Income (loss) before income taxes..    (18,187)      669   (23,757)   (4,886)
Benefit for income taxes.............     (4,268)     (930)   (4,897)   (1,188)
                                       ---------  --------  --------  --------
  Net income (loss)..................  $ (13,919) $  1,599  $(18,860) $ (3,698)
                                       =========  ========  ========  ========
Net loss applicable to common units..  $ (17,220) $ (1,334) $(25,366) $ (9,479)
                                       =========  ========  ========  ========



           See notes to unaudited consolidated financial statements.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited in thousands)

                                                           Six Months Ended
                                                                 June
                                                           ------------------
                                                             2001      2000
                                                           --------  --------
Cash flows from operating activities:
  Net loss................................................ $(18,860) $ (3,698)
Adjustment to reconcile net loss to net cash used in
 operating activities:
  Depreciation............................................    1,535     1,618
  Amortization of intangibles.............................      975       975
  Amortization of deferred financing fees.................    1,151       787
  Deferred income taxes...................................   (4,266)     (721)
  Foreign currency forward loss, net......................      134       280
                                                           --------  --------
                                                            (19,331)     (759)
Changes in assets and liabilities:
  Accounts receivable.....................................   36,500    33,986
  Inventories.............................................  (29,260)  (19,576)
  Accounts payable........................................   (6,373)    3,725
  Accrued liabilities.....................................  (15,727)  (19,117)
  Other, net..............................................   (2,553)   (6,756)
                                                           --------  --------
  Cash used in operating activities.......................  (36,744)   (8,497)
                                                           --------  --------
Cash flows used in investing activities:
  Capital expenditures....................................   (2,932)   (1,373)
                                                           --------  --------
Cash flows from financing activities:
  Proceeds from sale of Senior Subordinated Notes.........   50,000        --
  Repayments under term loan facilities...................  (18,869)   (1,010)
  Repayments under credit facilities......................  (33,890)  (16,698)
  Borrowings under credit facilities......................   41,651    24,515
  Debt issuance costs and other, net......................   (5,214)       --
                                                           --------  --------
Cash provided by financing activities:                       33,678     6,807
  Effect of exchange rate changes on cash.................     (399)     (508)
                                                           --------  --------
  Decrease in cash and cash equivalents...................   (6,397)   (3,571)
  Cash and cash equivalents, beginning of period..........   10,342     9,866
                                                           ========  ========
  Cash and cash equivalents, end of period................ $  3,945   $ 6,295
Supplemental cash flow information:
  Interest paid........................................... $ 10,255  $  9,998
  Income taxes paid (refunded), net....................... $    191  $   (213)

           See notes to unaudited consolidated financial statements.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

   The statements have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and according to generally accepted accounting principles, and reflect all adjustments consisting only of normal recurring accruals which, in the opinion of management, are necessary for a fair statement of the results of the interim periods presented. Results of interim periods may not be indicative of results to be expected for the entire year. These financial statements do not include all disclosures associated with annual audited financial statements and, accordingly, should be read in conjunction with the notes to the Company's audited consolidated financial statements for the year ended December 31, 2000. Certain prior year amounts have been reclassified to conform with current year presentation.

   The Remington Capital Corp. is a wholly owned subsidiary of Remington Products Company, L.L.C. and has no significant operations its own.

2.  Recent Accounting Pronouncement

   On June 29, 2001, SFAS No. 142, "Goodwill and Other Intangible Assets" was approved by the FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill will cease upon adoption of this statement. The Company is required to implement SFAS No. 142 on January 1, 2002 and it has not determined the impact, if any, that this statement will have on its consolidated financial position or results of operations.

3. Inventories

   Inventories were comprised of the following (in thousands):

                                                           June 30, December 31,
                                                            2001,       2000
                                                           -------- ------------
     Finished goods....................................... $89,377    $63,673
     Work in process and raw materials....................   4,554      3,181
                                                           -------    -------
                                                           $93,931    $66,854
                                                           =======    =======

4.  Income Taxes

   Federal income taxes on net earnings of the Company are payable directly by the members pursuant to the Internal Revenue Code. Accordingly, no provision has been made for Federal income taxes for the Company. However, certain state and local jurisdictions do not recognize L.L.C. status for taxing purposes and require taxes to be paid on net earnings. Furthermore, earnings of certain foreign operations are taxable under local statutes. In jurisdictions where L.L.C. status is not recognized or foreign corporate subsidiaries exist, deferred taxes on income are provided for as temporary differences between the financial and tax basis of assets and liabilities.

5.  Commitments and Contingencies

   The Company is involved in legal and administrative proceedings and claims of various types. While any litigation contains an element of uncertainty, management believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, would not have a material adverse effect on the Company's consolidated financial position or results of operations.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

6. Comprehensive Income

   Comprehensive income consists of the following (in thousands):

                                            Three Months     Six Months ended
                                           Ended June 30,        June 30,
                                           ----------------  -----------------
                                             2001     2000     2001     2000
                                           --------  ------  --------  -------
   Net income (loss).....................  $(13,919) $1,599  $(18,860) $(3,698)
   Other comprehensive income:
     Foreign currency translation
      adjustments........................       274    (455)   (1,943)  (1,823)
     Net unrealized hedging gain (loss)..        16   1,600     1,695    3,068
                                           --------  ------  --------  -------
   Comprehensive income (loss)...........  $(13,629) $2,744  $(19,108) $(2,453)
                                           ========  ======  ========  =======

7. Debt

   On April 18, 2001, the Company completed the sale of $50.0 million of Senior Subordinated Notes due 2006 (the "Notes"). The net proceeds of approximately $44.8 million, after issuance costs, were used to repay existing term loans and supplemental loans and a portion of the outstanding revolving credit borrowings under the Company's current senior credit facility. The Notes have substantially the same terms as the Company's outstanding $130.0 million issue of Senior Subordinated Notes due 2006 issued on May 23, 1996 (the "Old Notes").

   The Company intends to file a registration statement with the SEC in the third quarter of 2001 for the purpose of enabling holders of the Notes to exchange them (the "Exchange Offer") for notes with substantially the same terms as the Notes (the "Exchange Notes") registered under the Securities Act of 1933, as amended. As part of the Exchange Offer, holders of the Old Notes will be given the opportunity to exchange their Old Notes for Exchange Notes. The Exchange Notes will comprise an integrated issue of up to $180 million of senior subordinated notes. Each of the Notes and the Old Notes are, and the Exchange Notes to be issued in the offer will be, subordinated in right of payment to all of the Company's senior debt and will mature on May 15, 2006.

   In order to fund the Company's continuing growth, the Company has obtained a signed commitment letter from a bank group with respect to a new asset-based senior revolving credit facility. The new revolving facility will constitute a borrowing facility in the principal amount of $110 million and will mature on March 31, 2006. The initial drawdown under the new revolving facility will be used to repay the remaining outstanding borrowings under the Company's current senior credit facility.

   The Company has from time to time entered into waiver agreements with the lenders under its senior credit facility with respect to certain financial maintenance tests. The Company has entered into such a waiver agreement with its lenders under its current senior credit facility which will expire on September 15, 2001. The Company expects to finalize the new $110 million senior revolving credit facility and repay all of the outstanding borrowings under its existing senior credit facility prior to September 15, 2001.

                          INDEPENDENT AUDITORS' REPORT

To the Management Committee of
 Remington Products Company, L.L.C.:

We have audited the accompanying consolidated balance sheets of Remington Products Company, L.L.C. and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, members' deficit, and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the consolidated financial statement schedule listed in the index to the consolidated financial statements. The consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

Deloitte & Touche LLP

Stamford, Connecticut
February 7, 2001

                       REMINGTON PRODUCTS COMPANY, L.L.C.

                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                              December 31,
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
ASSETS
Current assets:
  Cash and cash equivalents................................ $ 10,342  $  9,866
  Accounts receivable, less allowance for doubtful accounts
   of $2,190 in 2000 and $2,335 in 1999....................   89,388    78,503
  Inventories..............................................   66,854    55,456
  Prepaid and other assets.................................    3,388     4,051
                                                            --------  --------
    Total current assets...................................  169,972   147,876
Property, plant and equipment, net.........................   12,807    12,718
Intangibles, net...........................................   54,522    56,641
Other assets...............................................    5,186     6,755
                                                            --------  --------
    Total assets........................................... $242,487  $223,990
                                                            ========  ========

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
  Accounts payable......................................... $ 23,886  $ 23,643
  Short-term borrowings....................................    4,732     5,790
  Current portion of long-term debt........................    3,373     2,323
  Accrued liabilities......................................   31,942    31,067
                                                            --------  --------
    Total current liabilities..............................   63,933    62,823
Long-term debt.............................................  195,161   187,728
Other liabilities..........................................      897     1,222

Commitments and contingencies

Members' deficit:
  Members' deficit.........................................  (12,701)  (25,438)
  Accumulated other comprehensive income...................   (4,803)   (2,345)
                                                            --------  --------
    Total members' deficit.................................  (17,504)  (27,783)
                                                            --------  --------
    Total liabilities and members' deficit................. $242,487  $223,990
                                                            ========  ========


                See notes to consolidated financial statements.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                    Year Ended December 31,
                                                   ---------------------------
                                                     2000     1999      1998
                                                   -------- --------  --------
Net sales......................................... $365,149 $318,766  $268,357
Cost of sales.....................................  201,765  176,269   159,175
                                                   -------- --------  --------
  Gross profit....................................  163,384  142,497   109,182
Selling, general and administrative expenses......  123,177  111,434    94,415
Restructuring and reorganization charge...........      --       --      6,806
Amortization of intangibles.......................    1,952    1,943     1,945
                                                   -------- --------  --------
  Operating income................................   38,255   29,120     6,016
Interest expense..................................   24,774   21,723    20,499
Other expense.....................................      345      127       472
                                                   -------- --------  --------
  Income (loss) before income taxes...............   13,136    7,270   (14,955)
Provision for income taxes........................      399    1,235       382
                                                   -------- --------  --------
  Net income (loss)............................... $ 12,737 $  6,035  $(15,337)
                                                   -------- --------  --------
Net income (loss) applicable to common units...... $    823 $ (4,550) $(24,741)
                                                   ======== ========  ========


                See notes to consolidated financial statements.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

                  CONSOLIDATED STATEMENTS OF MEMBERS' DEFICIT
                                 (in thousands)

                                                                    Accumulated
                                                                       Other      Total
                          Preferred Common    Other    Accumulated Comprehensive Members'
                           Equity   Units    Capital     Deficit      Income     Deficit
                          --------- ------  ---------  ----------- ------------- --------
Balance, January 1,
 1998...................  $ 74,932  $7,122  $ (73,921)  $(24,027)    $ (2,384)   $(18,278)
 Preferred Dividend.....     9,404                        (9,404)                     --
 Repurchase of common
  units.................              (242)                                          (242)
 Comprehensive income
  (loss):
 Net loss...............                                 (15,337)
 Foreign currency
  translation...........                                                 (708)
 Cumulative effect of
  adoption of
  SFAS 133..............                                                 (105)
 Unrealized hedging
  loss..................                                                  (71)
 Total comprehensive
  income (loss).........                                                          (16,221)
                          --------  ------  ---------   --------     --------    --------
Balance, December 31,
 1998...................    84,336   6,880    (73,921)   (48,768)      (3,268)    (34,741)
 Preferred Dividend.....    10,585                       (10,585)                     --
 Comprehensive income:
 Net income.............                                   6,035
 Foreign currency
  translation...........                                                  864
 Unrealized hedging
  gain..................                                                   59
 Total comprehensive
  income................                                                            6,958
                          --------  ------  ---------   --------     --------    --------
Balance, December 31,
 1999...................    94,921   6,880    (73,921)   (53,318)      (2,345)    (27,783)
 Preferred Dividend.....    11,914                       (11,914)                     --
 Comprehensive income:..
 Net income.............                                  12,737
 Foreign currency
  translation...........                                               (2,235)
 Unrealized hedging
  loss..................                                                 (223)
 Total comprehensive
  income (loss).........                                                           10,279
                          --------  ------  ---------   --------     --------    --------
Balance, December 31,
 2000...................  $106,835  $6,880  $ (73,921)  $(52,495)    $ (4,803)   $(17,504)
                          ========  ======  =========   ========     ========    ========


                See notes to consolidated financial statements.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                   Year Ended December 31,
                                                 -----------------------------
                                                   2000      1999      1998
                                                 --------  --------  ---------
Cash flows from operating activities:
  Net income (loss)............................. $ 12,737  $  6,035  $ (15,337)
  Adjustment to reconcile net income (loss) to
   net
   cash provided by (used in) operating activi-
   ties:
    Depreciation................................    3,801     3,612      3,224
    Amortization of intangibles.................    1,952     1,943      1,945
    Amortization of deferred financing fees.....    2,790     1,388      1,110
    Restructuring and reorganization charge.....      --        --       6,806
    Inventory write-down........................      --        --       2,760
    Deferred income taxes.......................       22      (144)       (26)
    Foreign currency forward (gains) losses.....      223       (59)        71
                                                 --------  --------  ---------
                                                   21,525    12,775        553
    Changes in assets and liabilities:
      Accounts receivable.......................  (14,700)  (18,505)    (6,946)
      Inventories...............................  (14,431)   (5,293)     7,584
      Accounts payable..........................      506     7,662      2,622
      Accrued liabilities.......................    2,151     5,355     (5,518)
      Other, net................................    1,066       (5)     (1,401)
                                                 --------  --------  ---------
      Cash provided by (used in) operating ac-
       tivities.................................   (3,883)    1,989     (3,106)
                                                 --------  --------  ---------
Cash flows from investing activities:
  Capital expenditures..........................   (4,414)   (3,518)    (3,879)
Cash flows from financing activities:
  Repayments under term loan facilities.........   (1,918)   (1,311)    (1,426)
  Borrowings under term loan facilities.........      --     15,000        --
  Repayments under credit facilities............  (49,497)  (47,254)   (38,029)
  Borrowings under credit facilities............   61,989    41,580     45,661
  Equity repurchases............................      --        --        (242)
  Debt issuance costs and other, net............   (1,107)     (842)      (221)
                                                 --------  --------  ---------
      Cash provided by financing activities.....    9,467     7,173      5,743
      Effect of exchange rate changes on cash...     (694)      (27)        83
                                                 --------  --------  ---------
Increase (decrease) in cash and cash equiva-
 lents..........................................      476     5,617     (1,159)
Cash and cash equivalents, beginning of year....    9,866     4,249      5,408
                                                 --------  --------  ---------
      Cash and cash equivalents, end of year.... $ 10,342  $  9,866  $   4,249
                                                 --------  --------  ---------
Supplemental cash flow information:
  Interest paid................................. $ 21,810  $ 20,302  $  19,144
  Income taxes paid (refunded), net............. $    (17) $    248  $   2,331

                  See notes to consolidated financial statements.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

   Remington Products Company, L.L.C. and its wholly owned subsidiaries, (the "Company") develop and market personal care products. The Company distributes on a worldwide basis electrical shavers and accessories, grooming products, hair care appliances, including hair dryers and hairsetters, wellness products such as paraffin wax hand spas and foot spas, and other small electrical consumer products. The Company's products are sold worldwide primarily through mass merchandisers, catalog showrooms, drug store chains and department stores in addition to the Company's own service stores.

 Organization

   Remington Products Company, L.L.C., a Delaware limited liability company, was formed by Vestar Shaver Corp. and RPI Corp. ("RPI") to acquire the operations of Remington Products Company and its subsidiaries in May of 1996. Vestar Razor Corp. was formed in May of 1996 to hold an interest in the Company. Vestar Shaver Corp. and Vestar Razor Corp. (together, the "Vestar Members") are wholly owned by Vestar Equity Partners, L.P ("Vestar"), an institutional equity capital fund and affiliate of Vestar Capital Partners ("Vestar Capital").

 Basis of Presentation

   The consolidated financial statements include the accounts of Remington Products Company, L.L.C. and subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Certain prior year amounts have been reclassified to conform with the current year presentation.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are used for, but not limited to the establishment of the allowance for doubtful accounts, reserves for sales returns and allowances, reserves for obsolete inventories, product warranty costs, taxes and contingencies.

 Cash and Cash Equivalents

   All highly liquid debt instruments purchased with a maturity of three months from their date of acquisition or less are considered cash equivalents.

 Inventories

   The majority of the Company's inventories are valued at the lower of cost or market utilizing the first-in, first-out (FIFO) method. Domestic manufactured inventories, which represent approximately 6% of the consolidated inventories as of December 31, 2000 and 8% at December 31, 1999, are stated at cost determined by the last-in, first-out (LIFO) method. As of December 31, 2000 and 1999, the excess of current replacement cost over LIFO cost of inventories was not significant.

 Property, Plant and Equipment

   Property, plant and equipment is recorded primarily at cost. Depreciation is provided for principally on a straight-line basis over the estimated useful lives of the assets, which range from 3 to 20 years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the improvements.

                      REMINGTON PRODUCTS COMPANY, L.L.C.

 Intangibles

   Patents are being amortized on a straight-line basis over a period of ten years. All other intangibles are amortized on a straight-line basis over 40 years. Costs associated with obtaining financing arrangements are included in other assets and are being amortized over the term of the related borrowings.

 Long Lived Assets

   Impaired losses are recorded on long lived assets when indicators of impairment are present and the anticipated undiscounted operating cash flows generated by those assets are less than the assets' carrying value.

 Revenue Recognition

   Revenue from product sales is recognized when the goods are shipped and title passes to the customer.

 Research and Development

   Research and development costs related to both present and future products are expensed as incurred. Such costs totaled $4.2 million, $4.0 million and $4.3 million for the years ended December 31, 2000, 1999 and 1998, respectively.

 Income Taxes

   U.S. Federal income taxes on net earnings of the Company are payable directly by the members. In jurisdictions where partnership status is not recognized or foreign corporate subsidiaries exist, the Company provides for income taxes currently payable as well as for those deferred because of temporary differences between the financial and tax basis of assets and liabilities.

 Hedging Activity

   Effective July 1, 1998, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires the Company to recognize all derivatives at fair value. Depending on the nature of the underlying exposure being hedged, changes in the fair value of derivatives are recognized either in the statement of operations or other comprehensive income ("OCI"). The ineffective portion of the change in fair value of the derivative is recognized in earnings.

   In accordance with the Company's foreign exchange risk management policy, the Company's foreign subsidiaries hedge the forecasted purchases of inventory denominated in currencies different then the subsidiary's functional currency. The derivative contracts related to these hedges primarily consist of forward foreign exchange contracts, which are designated as cash flow hedges. These forward contracts generally have maturities not exceeding twelve months. For cash flow hedges, the fair value changes of the derivative instruments related to the effective portion of the hedges are initially recorded as a component of OCI. Unrealized gains and losses on cash flow hedges accumulate in OCI and are reclassified into earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. For forecasted purchases of inventory, amounts are reclassified when the hedged inventory is reflected in cost of goods sold. As of December 31, 2000, other than forward foreign exchange contracts, the Company was not party to any other derivatives as defined by SFAS No. 133.

   At December 31, 2000, the Company had unrealized losses of $0.3 million, net of tax, classified in OCI for its outstanding hedge contracts related to forecasted inventory purchases. A significant portion of this amount is expected to be reclassified to cost of goods sold in the first six months of 2001. For the year ended December 31, 2000, the losses classified in cost of sales related to the ineffective portion of the Company's outstanding hedge contracts were immaterial. The cumulative effect of a change in accounting principle due to adoption of SFAS No. 133 as of July 1, 1998 had an immaterial impact on earnings and a $0.1 million impact to OCI.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

   Prior to the adoption of SFAS No. 133, the Company accounted for its forward foreign exchange contracts at mark to market through earnings, unless the contracts were effectively hedging firm commitments, for which unrealized gains and losses were deferred and recognized as an adjustment of the hedged item.

 Translation of Foreign Currencies

   Assets and liabilities of the Company's foreign subsidiaries are translated at the exchange rate in effect at each balance sheet date. Statement of operations accounts are translated at the average exchange rate for the period. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation adjustment account in OCI. Foreign currency transaction gains and losses are recognized in earnings and totaled net losses of $0.9 million, $0.5 million and $0.7 million for the years ended December 31, 2000, 1999 and 1998, respectively.

2. Inventories

   Inventories were comprised of the following as of December 31, 2000 and 1999 (in thousands):

                                                                 2000    1999
                                                                ------- -------
     Finished goods............................................ $63,673 $53,351
     Work in process and raw materials.........................   3,181   2,105
                                                                ------- -------
                                                                $66,854 $55,456
                                                                ======= =======

3. Property, Plant and Equipment

   Property, plant and equipment as of December 31, 2000 and 1999 consisted of (in thousands):

                                                                2000     1999
                                                               -------  -------
     Land and buildings....................................... $ 2,517  $ 2,517
     Leasehold improvements...................................   4,573    4,615
     Machinery, equipment and tooling.........................   9,867    9,705
     Furniture, fixtures and other............................   7,233    4,872
                                                               -------  -------
                                                                24,190   21,709
     Less accumulated depreciation............................ (11,383)  (8,991)
                                                               -------  -------
                                                               $12,807  $12,718
                                                               =======  =======

4. Intangibles

   Intangibles were comprised of the following (net of accumulated amortization of $8,936 and $7,020 thousand) as of December 31, 2000 and 1999, respectively (in thousands):

                                                                  2000    1999
                                                                 ------- -------
     Goodwill................................................... $28,529 $29,509
     Tradenames.................................................  23,482  24,145
     Patents....................................................   2,511   2,987
                                                                 ------- -------
                                                                 $54,522 $56,641
                                                                 ======= =======

                      REMINGTON PRODUCTS COMPANY, L.L.C.

5. Accrued Liabilities

   Accrued liabilities were comprised of the following as of December 31, 2000 and 1999 (in thousands):

                                                                 2000    1999
                                                               -------- -------
     Advertising and promotion expenses....................... $ 10,980 $ 8,263
     Compensation and benefits................................    7,635   7,391
     Income and other taxes payable...........................    2,868   4,377
     Interest.................................................    2,263   2,089
     Distribution expense.....................................    1,145   3,295
     Other....................................................    7,051   5,652
                                                               -------- -------
                                                               $ 31,942 $31,067
                                                               ======== =======

6. Debt

   Long-term debt at December 31, 2000 and 1999 consisted of (in thousands):

                                                               2000      1999
                                                             --------  --------
     Senior Subordinated Notes.............................. $130,000  $130,000
     Revolving Credit Facilities............................   48,721    37,718
     Term and Supplemental Loans............................   18,978    21,207
     Capital Leases.........................................      835     1,126
                                                             --------  --------
                                                              198,534   190,051
     Less current portion...................................   (3,373)   (2,323)
                                                             --------  --------
                                                             $195,161  $187,728
                                                             ========  ========

 11% Senior Subordinated Notes

   The 11% Series B Senior Subordinated Notes due 2006 (the "Senior Subordinated Notes") are general unsecured obligations of the Company which mature on May 15, 2006. Interest accrues at the rate of 11% per annum and is payable semi-annually in arrears. The Senior Subordinated Notes are redeemable, in whole or in part, at the option of the Company at any time on or after May 15, 2001 at a redemption price ranging from 105.5% to 100.0% of the principal amount then outstanding plus accrued and unpaid interest, depending when redeemed, and any applicable damages.

 Senior Credit Agreement

   The Senior Credit Agreement, which expires on June 30, 2002, provides for a term loan of $5.0 million to the Company and $5.0 million to the Company's U.K. subsidiary (the "Term Loans"), $15.0 million in supplemental term loans (the "Supplemental Loans") comprised of $7.5 million in secured loans (the "Secured Supplemental Loans") and $7.5 million in unsecured loans which are guaranteed by the Company's controlling shareholder (the "Unsecured Supplemental Loans") and a revolving credit facility of $50.0 million to the Company and $20.0 million to the Company's U.K. subsidiary (the "Original Revolving Credit Facilities"). In August 2000 the Senior Credit Agreement was amended to provide an incremental revolving credit facility of $25.0 million (the "Incremental Revolving Credit Facility") thereby increasing the total revolving credit facilities available to the Company and its U.K. subsidiary from $70.0 million to $95.0 million (collectively the "Revolving Credit Facilities"). This additional financing was used to fund increased seasonal working capital requirements and for general corporate purposes.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

   The Revolving Credit Facilities are subject to a borrowing base of 85% of eligible accounts receivable and 60% of eligible inventory for the applicable borrower. In addition, the borrowing base can be increased as needed by $10.0 million over the applicable percentage of eligible receivables and inventories, (still limited to the $95.0 million total facilities) from March 16 through December 15 of 2000 and March 16 through June 29 of 2001. Borrowings under the Incremental Revolving Credit Facility of $25.0 million and the Original Revolving Credit Facilities of $70.0 million are due on January 31, 2001 and June 30, 2002, respectively. As of December 31, 2000, outstanding borrowings under the Incremental Revolving Credit Facility and Original Revolving Credit Facility were $1.1 million and $47.6 million, respectively. Availability under the Revolving Credit Facilities was approximately $35.4 million as of December 31, 2000. The availability has been reduced by approximately $1.5 million in short-term commercial and stand-by letters of credit outstanding as of December 31, 2000.

   The Term Loans under the Senior Credit Agreement are payable in quarterly installments. Aggregate scheduled installments remaining over the next two years ending December 31, 2002 are $3.0 and $1.0 million, respectively. The Supplemental Loans are payable on June 30, 2001. The obligations under the Senior Credit Agreement, excluding the Unsecured Supplemental Loans, are guaranteed by each of the Company's domestic subsidiaries and secured by their assets and properties and pledge of the common equity interests.

   Interest rates per annum applicable to the loans under the Senior Credit Agreement, excluding the Supplemental Loans, are based, at the Company's option, upon (a) in the case of the Company, a Eurodollar rate ("LIBOR") plus 2.5% or the greater of (i) prime rate plus 1.25% and (ii) the federal funds rate plus 1.75% and (b) in the case of loans to the Company's U.K. subsidiary, a EuroSterling Rate plus 2.5% or the Sterling Base Rate plus 2.5%; provided, however, the interest rates are subject to adjustment based on certain requirements of financial performance. Interest on the Secured Supplemental Loans is based, at the Company's option, on LIBOR plus 6% or the greater of (i) the prime rate plus 4.75% and (ii) the federal funds rate plus 5.25%. Interest on the Unsecured Supplemental Loans is based, at the Company's option, on LIBOR plus 1% or the greater of (i) the prime rate and (ii) the federal funds rate plus 0.5%. Interest is payable quarterly in arrears, including a commitment fee of 0.5% on the average daily unused portion of the Revolving Credit Facilities.

 Debt Covenants

   The Senior Credit Agreement requires the Company to meet certain financial tests, the more restrictive of which require the Company to maintain certain interest coverage and leverage ratios, as defined. The Senior Subordinated Note indenture and the Senior Credit Agreement also contain a number of operating covenants which impose restrictions with respect to certain business matters, including the amount and terms under which the Company can obtain additional financing in the future. In addition, these agreements limit the amount of dividends that the Company is permitted to pay. As of December 31, 2000, the Company was in compliance with its debt covenants.

 Short Term Borrowings

   Short Term Borrowings consist of local revolving credit lines at some of the Company's foreign subsidiaries and totaled approximately $4.7 million and $5.8 million as of December 31, 2000 and 1999, respectively. These facilities are collateralized by assets of the subsidiaries or are guaranteed by the Company. The weighted average interest rate under these facilities was approximately 7.1% in 2000 and 5.9% in 1999.

7. Membership Equity

   The Vestar Members and RPI (collectively the "Members") have entered into an Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), which governs the relative rights and duties of the Members. The ownership interests of the Members in the Company consist of preferred members' equity

                       REMINGTON PRODUCTS COMPANY, L.L.C.

(the "Preferred Equity") and common units (the "Common Units"), together, the "Equity". The Common Units represent the common equity of the Company. As of December 31, 2000, the Company's Common Units were owned 50% by the Vestar Members and 50% by RPI, however, in accordance with the LLC Agreement, Vestar effectively controls the Management Committee and the affairs and policies of the Company. The Preferred Equity is entitled to a cumulative preferred dividend of 12% per annum, compounded quarterly, and to an aggregate liquidation preference of $62.0 million (net of any prior repayments of Preferred Equity) plus any accrued but unpaid preferred dividends. As of December 31, 2000 the aggregate unpaid Preferred Equity, including accrued dividends of $44.8 million, totaled $106.8 million of which the Vestar Members own 48.4% and RPI owns 51.6%.

   In January 1998, the Company repurchased any remaining outstanding common units owned by certain officers of the Company, cancelled all outstanding related options and adopted a new Phantom Equity Program. Under this program, as amended, a maximum of 22% of the value of the Company's Equity can be awarded to selected officers and other key employees of the Company. The Phantom Equity Program is comprised of time based, performance based and super performance based awards. All awards grant to the recipient a specified percentage of the Equity (the "applicable percentage").

   A time based award vests in five equal annual installments, upon the sale of the Company or upon an initial public offering of the Company's stock, whichever comes first. The performance and super performance based awards are similar to the time based awards except that performance based award vests in stages as the Company achieves specified performance targets while the super performance based award vests entirely upon the achievement of a single target. As of December 31, 2000, the Company achieved the specified performance target required for full vesting of the outstanding performance based awards. Payment of the awards does not occur until and is dependent upon the achievement of both a performance criteria and an event criteria. The event criteria is a Company sale, IPO, or when Vestar's ownership falls below 10% of the Common Units. Any super performance based award which is not fully vested by December 31, 2002 will be automatically terminated.

   The Phantom Equity Program and all awards are subject to readjustment in the event of a reorganization of the Company required in connection with a refinancing, and the applicable percentages are subject to readjustment to take into consideration new issuances of Equity.

8. Restructure and Reorganization Charge

   In the second quarter of 1998, the Company announced a plan to restructure its Connecticut shaver assembly and warehousing operations ("the Plan"). The Plan consisted of relocating the shaver assembly operations to an existing Remington third party supplier located in China and relocating the warehousing function to a third party provider in California. The Plan affected the employment of approximately 235 employees located at the Company's two Connecticut facilities, the majority of which were factory employees. During 1998, the Company recorded total non-recurring charges of $9.6 million related to the Plan, of which $6.8 million was charged to restructuring and reorganization and $2.8 million was charged to cost of sales related to inventory write-downs associated with the Plan.

   The Company substantially completed the relocation of the Connecticut shaver assembly to Asia, and the relocation of the Connecticut warehousing facility to a third party in California in the fourth quarter of 1998. In December 1998, the Company terminated substantially all of the affected employees, and approximately $0.5 million of severance and other benefit costs were charged against the restructuring reserve. The remaining amounts were paid out in 1999. In the fourth quarter of 1998, the Company terminated its lease obligations with respect to certain equipment and machinery utilized in the factory and warehouse, however, the Company continued to pay non-cancelable lease obligations for its Connecticut warehouse facility until they expired in 1999. As of December 31, 1999, all restructuring costs had been completed and no future liabilities exist. Total cash outlays for restructuring activities in 1999 and 1998 were $2.2 and $1.1 million, respectively.

                      REMINGTON PRODUCTS COMPANY, L.L.C.

9. Income Taxes

   U.S. Federal income taxes on net earnings of the Company are payable directly by the members pursuant to the Internal Revenue Code. Accordingly, no provision has been made for U.S. Federal income taxes for the Company. However, certain state and local jurisdictions do not recognize partnership status for taxing purposes and require taxes be paid on net earnings. Furthermore, earnings of certain foreign operations are taxable under local statutes. Foreign pretax earnings/(losses) were $1,371, $4,264, and $(1,613) thousand for the years ended December 31, 2000, 1999 and 1998, respectively.

   The provision for income taxes consists of the following for the years ended December 31 (in thousands):

                                                             2000   1999   1998
                                                             ----  ------  ----
     Current:
       Foreign.............................................. $(55) $1,371  $329
       State and local......................................   26       8    79
     Deferred:
       Foreign..............................................  428    (144)  (26)
                                                             ----  ------  ----
         Total.............................................. $399  $1,235  $382
                                                             ====  ======  ====

   Reconciliation of income taxes computed at the U.S. Federal statutory income tax rate to the provision for income taxes (in thousands):

                                                    2000     1999     1998
                                                   -------  -------  -------
     Income taxes computed at statutory U.S.
      Federal income tax rate..................... $ 4,734  $ 2,545  $(5,234)
     Partnership status for U.S. federal income
      tax purposes ...............................  (4,254)  (1,052)   4,670
     State and local income taxes.................      26        8       79
     Foreign tax refunds..........................    (924)     --       --
     Adjustment for foreign income tax rates......     817     (266)     867
                                                   -------  -------  -------
     Provision for income taxes................... $   399  $ 1,235  $   382
                                                   =======  =======  =======

   The components of the Company's deferred tax assets and liabilities included on the balance sheet at December 31 are as follows (in thousands):

                                                      2000     1999     1998
                                                     -------  -------  -------
     Depreciation and other......................... $    (2) $   171  $   171
     Foreign tax loss carryforwards.................   1,158    1,323    1,853
                                                     -------  -------  -------
                                                       1,156    1,494    2,024
     Less valuation allowance.......................  (1,163)  (1,179)  (1,853)
                                                     -------  -------  -------
     Total deferred tax assets (liabilities), net... $    (7) $   315  $   171
                                                     =======  =======  =======

   The valuation allowance relates primarily to the foreign tax loss carryforwards, which have been fully reserved due to the uncertain nature of their ultimate realization based upon past performance. Approximately $0.5 million of the $3.2 million in foreign tax loss carryforwards expire between 2003 through 2005, while the remaining $2.7 million has no expiration date.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

10. Commitments and Contingencies

   The Company is liable under the terms of noncancelable leases of real estate and equipment for minimum annual rent payments as follows (in thousands):

                                                               Operating Capital
                                                                Leases   Leases
                                                               --------- -------
     2001.....................................................  $ 3,610   $ 416
     2002.....................................................    2,661     322
     2003.....................................................    1,912     201
     2004.....................................................    1,285     --
     2005.....................................................      992     --
     2006 and thereafter......................................    5,169     --
                                                                -------   -----
       Total minimum lease payments...........................   15,629   $ 939
                                                                -------
     Less: amount representing interest.......................              104
                                                                          -----
     Present value of minimum lease payments..................            $ 835
                                                                          -----

   Rent expense was $7,004, $7,342 and $7,077 thousand for the years ended December 31, 2000, 1999 and 1998.

   The majority of the leases contain escalation clauses which provide for increases to recover future increases in certain operating costs and certain leases require additional payments based on sales volume. The future minimum rental payments shown above include base rentals with known escalations. Lease agreements may include renewal options and usually require that the Company pay for utilities, taxes, insurance and maintenance expenses.

   The Company is involved in legal and administrative proceedings and claims of various types. While any litigation contains an element of uncertainty, management believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company's consolidated financial position or results of operations.

11. Employee Savings Plan

   UK Pension Plan. The Company's UK subsidiary has a contributory defined benefit pension plan which covers substantially all of the UK subsidiary's employees. Pension benefits are based upon length of service and compensation under a final compensation averaging formula. The Company's funding policy is to make contributions consistent with statutory requirements. The plan's assets are primarily invested in equity instruments.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

   Information regarding the Company's pension plan as of December 31, 2000 and 1999 are as follows (in thousands):

                                                                2000     1999
                                                               -------  -------
     Change in Benefit Obligation:
     Benefit obligation at beginning of year.................. $ 6,678  $ 6,902
     Service cost.............................................     385      468
     Interest cost............................................     363      398
     Amendments...............................................     --      (278)
     Actuarial (gain) loss....................................   1,338     (429)
     Benefits paid............................................  (1,369)    (196)
     Currency exchange rate effects...........................    (502)    (187)
                                                               -------  -------
     Benefit obligations at end of year.......................   6,893    6,678
                                                               -------  -------
     Change in Plan Assets:
     Fair value of plan assets at beginning of year...........   8,327    6,909
     Actual return on plan assets.............................    (256)   1,375
     Employer contributions...................................     384      319
     Participant contributions................................     116      110
     Benefits paid............................................  (1,369)    (196)
     Currency exchange rate effects...........................    (642)    (190)
                                                               -------  -------
     Fair value of plan assets at end of year.................   6,560    8,327
                                                               -------  -------
     Funded Status............................................    (333)   1,649
     Unrecognized net actuarial (gain) loss...................     772   (1,534)
                                                               -------  -------
     Prepaid benefit cost..................................... $   439  $   115
                                                               =======  =======

   Amounts recognized in the balance sheet are comprised of the prepaid benefit costs as noted above.

     Weighted average assumptions:
     Discount rate.................................................  6.0%  6.0%
     Expected return on plan assets................................  7.0%  7.0%
     Rate of compensation increase................................. 3.25% 3.25%

                                                      Year Ended December 31,
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
     Components of Net Periodic Benefit Cost:
     Service cost.................................... $   259  $   293  $   359
     Interest cost...................................     370      395      461
     Expected return on plan assets..................    (426)    (631)    (529)
                                                      -------  -------  -------
     Net periodic benefit cost....................... $   203  $    57  $   291
                                                      =======  =======  =======

   Employee Savings Plan. The Company has a savings accumulation plan (the "Plan") under Section 401(k) of the Internal Revenue Code covering substantially all regular employees in the United States. The Plan is subject to the provisions of ERISA. The Plan allows for employees to defer up to the lesser of 15% of their annual earnings or within limitations on a pre-tax basis through voluntary contributions to the plan. The Plan provides for contributions in an amount equal to 50% of their employees' contributions up to a maximum of 6% of their total salary. The Company's matching contributions were $0.3 million for each of the years ended December 31, 2000, 1999 and 1998.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

12. Financial Instruments, Credit Risk and Other

 Fair Value of Financial Instruments

   The carrying amounts for cash and cash equivalents, accounts receivable, short-term borrowings, accounts payable and accrued liabilities approximate fair value due to the short maturities of these instruments. The fair value and book value at December 31, 2000 of long-term fixed rate debt was approximately $102.2 million and $130.0 million, respectively. The fair value and book value at December 31, 1999 of long-term fixed rate debt was approximately $100.1 million and $130.0 million, respectively.

 Concentration of Credit Risk

   Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and accounts receivable. The Company places its cash with high credit quality institutions. At times such amounts may be in excess of the FDIC insurance limits. As of December 31, 2000, the Company had an uncollateralized receivable with Wal-Mart which represented approximately 20% of the Company's accounts receivable balance. During calendar 2000, sales to Wal-Mart represented approximately 25% of the Company's net sales. The Company performs ongoing credit evaluations of its customers' financial condition but does not require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

 Foreign Currency Exposure Management

   The Company is exposed to foreign currency risk primarily to the extent that its foreign subsidiaries purchase inventory in U.S. dollars. The Company has entered into foreign currency forward contracts to mitigate the effect of fluctuating foreign currencies. The Company uses derivative financial instruments only for risk management purposes and does not use them for speculation or trading.

   At December 31, 2000, forward contracts to sell approximately 11.6 million UK Pounds Sterling , 5.0 million Australian dollars and 0.8 million euros were outstanding, all of which mature in 2001. At December 31, 1999, forward contracts to sell 6.0 million UK Pounds Sterling and 4.7 million Australian dollars were outstanding and matured at various dates in 2000. The accounting for hedges is discussed separately under Hedging Activity within Footnote 1.

 Other

   The Company's finished goods are manufactured for the Company by third-party suppliers located primarily in China and Japan. The Company's most significant suppliers, Izumi Industrial Inc., Fourace Industries, Ltd. and Raymond Industrial Ltd., accounted for approximately 54% of the Company's overall cost of sales in 2000. Although the Company considers its present relationships with these suppliers to be good, any adverse change in the relationships with these suppliers, the financial condition of these suppliers, the Company's ability to import outsourced products or these suppliers' ability to manufacture and deliver outsourced products on a timely basis would have a material adverse effect on the Company.

13. Related Party Transactions

   Pursuant to a management agreement (the "Management Agreement") entered into in connection with the reorganization of the Company in 1996, Vestar Capital receives an annual advisory fee equal to the greater of

                       REMINGTON PRODUCTS COMPANY, L.L.C.

$500 thousand or 1.5% of EBITDA (as defined in such agreement) of the Company on a consolidated basis for rendering advisory and consulting services in relation to strategic financial planning and other affairs of the Company. Vestar Capital will also be paid reasonable and customary investment banking fees in connection with an initial public offering, sale of the Company and other financing. The Management Agreement will be in effect until May 23, 2006, provided that the Management Agreement will terminate on the earlier to occur of: (i) a qualified public offering or (ii) the first date that the Vestar Members own less than 25% of the number of the Company's Common Units owned by the Vestar Members on May 23, 1996, and provided further that Vestar Capital may terminate the Management Agreement at any time.

   Pursuant to a consulting and transitional services agreement (the "Consulting Agreement") entered into in connection with the reorganization of the Company in 1996, RPI receives an annual fee equal to the greater of $500 thousand or 1.5% of EBITDA (as defined in such agreement) of the Company on a consolidated basis for rendering advisory and consulting services in relation to strategic financial planning, product development and evaluation of mergers, acquisitions and divestitures. The Consulting Agreement will be in effect until May 23, 2006, provided that the Consulting Agreement will terminate on the earlier to occur of: (i) a qualified public offering or (ii) the first date that RPI owns less than 25% of the number of the Company's Common Units owned by RPI on May 23, 1996, and provided further that Vestar Capital may terminate the Consulting Agreement at any time (but only to the extent that Vestar Capital also terminates similar provisions of the Management Agreement).

   Pursuant to a reimbursement and indemnification agreement (the "Indemnification Agreement") between the Company, Vestar and the Kiams entered into in June 1999 in connection with the Guarantee of the Unsecured Supplemental Loans to the Company under the Senior Credit Agreement (the "Guarantee"), Vestar and Victor Kiam, II, each receive an annual guarantee fee of $100,000 from the Company. The Indemnification Agreement will be in effect until the date the Unsecured Supplemental Loans and all other amounts guaranteed by the Guarantee are paid in full.

14. Business Segment and Geographical Information

   The Company distributes its products through its three operating segments, which are comprised of 1) the North America segment, which sells product primarily through mass-merchant retailers, department stores and drug store chains throughout the United States and Canada, 2) the International segment, which sells product through an international network of subsidiaries and distributors and 3) the U.S. Service Stores segment, consisting of Company-owned and operated service stores throughout the United States.

   The Operating segments reported below are the segments of the Company for which separate financial information is available that is evaluated on a regular basis by the Company's senior management in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The segment's performance is evaluated based on segment operating income, which is defined as earnings before interest, taxes, depreciation and amortization and any unusual charges. All corporate related costs and assets, such as intangibles and deferred financing fees, are included in the North America segment and are not allocated to the other segments' operating income or assets, respectively. Segment net sales are evaluated excluding intersegment sales, which are not material.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

   Information by segment and geographical location is as follows (in thousands):

                                          Year Ended   Year Ended   Year Ended
                                         December 31, December 31, December 31,
                                             2000         1999         1998
                                         ------------ ------------ ------------
Net Sales:
  North America.........................   $207,610     $158,333     $130,316
  International.........................    114,794      116,044       95,611
  U.S. Service Stores...................     42,745       44,389       42,430
                                           --------     --------     --------
    Total...............................   $365,149     $318,766     $268,357
                                           --------     --------     --------
Operating Income:
  North America.........................   $ 32,278     $ 20,318     $ 11,766
  International.........................      8,533       10,888        5,372
  U.S. Service Stores...................      3,197        3,469        3,613
  Depreciation and amortization.........     (5,753)      (5,555)      (5,169)
  Restructuring and reorganization
   charge...............................        --           --        (6,806)
  Inventory write-down..................        --           --        (2,760)
                                           --------     --------     --------
    Total...............................   $ 38,255     $ 29,120     $  6,016
                                           ========     ========     ========
Segment Assets:
  North America.........................   $146,828     $129,011     $122,073
  International.........................     86,746       84,906       62,264
  U.S. Service Stores...................      8,913       10,073       11,390
                                           --------     --------     --------
    Total...............................   $242,487     $223,990     $195,727
                                           ========     ========     ========
Capital Expenditures:
  North America.........................     $3,136     $  1,705     $  1,743
  International.........................        714        1,091          969
  U.S. Service Stores...................        564          722        1,167
                                           --------     --------     --------
    Total...............................   $  4,414     $  3,518     $  3,879
                                           ========     ========     ========

   Net sales in the United Kingdom represented approximately 17%, 19% and 19% of the Company's net sales during the years ended December 31, 2000, 1999 and 1998, respectively. No other country contributed more than 10% of net sales.

   The Company's largest customer, Wal-Mart, accounted for approximately 25%, 22% and 19% of the Company's net sales during the years ended December 31, 2000, 1999 and 1998, respectively, and is serviced primarily by the North American segment. No other customer accounted for more than 10% of the Company's net sales during the years ended December 31, 2000, 1999 and 1998.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

15. Quarterly Financial Information (unaudited, in thousands)

                                          Three Months Ended
                         ------------------------------------------------------
                                    June                                Total
  2000                   March 31,   30,    September 30, December 31,   Year
  ----                   --------- -------  ------------- ------------ --------
  Net sales.............  $48,639  $69,234     $83,973      $163,303   $365,149
  Gross profit..........   21,407   30,725      37,397        73,855    163,384
  Operating income......      330    6,536      10,865        20,524     38,255
  Income (loss) before
   income taxes.........   (5,555)     669       4,674        13,348     13,136
  Net income (loss).....   (5,297)   1,599       4,483        11,952     12,737
  Net income (loss) ap-
   plicable
   to common units......   (8,145)  (1,334)      1,462         8,840        823
   1999
  Net sales.............  $43,586  $59,437     $73,050      $142,693   $318,766
  Gross profit..........   19,053   25,858      32,057        65,529    142,497
  Operating income......      270    1,596       8,536        18,718     29,120
  Income (loss) before
   income taxes.........   (4,457)  (3,680)      2,883        12,524      7,270
  Net income (loss).....   (4,131)  (3,653)      2,853        10,966      6,035
  Net income (loss) ap-
   plicable
   to common units......   (6,661)  (6,259)        169         8,201     (4,550)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Through and including      , 2001, (the 90th day after the date of this
prospectus) all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

                            REMINGTON CAPITAL CORP.

                                  $180,000,000


                11% Series D Senior Subordinated Notes due 2006

                               ----------------

                                   PROSPECTUS

                                       , 2001

                               ----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Remington Products Company, L.L.C. ("Remington") is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

   Article VII of Remington's Amended and Restated Limited Liability Company Agreement provides, among other things, that each natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity (a "Person") who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (a "Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, or a Person of which he is the legal representative, is or was a member, officer or Director shall be indemnified by Remington to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Remington to provide broader indemnification rights than said law permitted Remington to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys' fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation, and indemnification under Article VII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder.

   Article VII also provides that the right to indemnification conferred in
Article VII shall include the right to be paid or reimbursed by Remington the reasonable expenses incurred by a Person of the type entitled to be indemnified under Article VII who was, is or is threatened to be, made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to Remington of a written affirmation by such Person of his or her good faith belief that he has met the standard of conduct necessary for indemnification under Article VII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under Article VII or otherwise.

   Article VII also provides that Remington may purchase and maintain insurance, at its expense, to protect itself and any Director, member, officer or agent of Remington who is or was serving at the request of Remington as a manager, representative, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not Remington would have the power to indemnify such Person against such expense, liability or loss under Article VII.

   Remington maintains and has in effect insurance policies covering all of its Directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

   Remington Capital Corp. ("Capital") is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

   Capital's Certificate of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of Capital shall not be liable to Capital or its stockholders for monetary damages for a breach of fiduciary duty as a director.

   Article V of the By-laws of Capital ("Article V") provides, among other things, that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of Capital as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by Capital to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Capital to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, Capital shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of Capital.

   Article V also provides that persons who are not covered by the foregoing provisions of Article V and who are or were employees or agents of Capital, or who are or were serving at the request of Capital as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

   Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

   Article V further provides that Capital may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of Capital or was serving at the request of Capital as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not Capital would have the power to indemnify such person against such liability under Article V.

   All of Capital's directors and officers are covered by insurance policies maintained and held in effect by Remington against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits
     See Exhibit Index.
   (b) Financial Statement Schedules
     Schedule II--Remington Products Company--Valuation and Qualifying
  Accounts

ITEM 22. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at the time shall be deemed to be the initial BONA FIDE offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering; and

     (4) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (5) That for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   In so far as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and exchange Commission such indemnification is against public policy as expressed in the Securities At and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   * * * * *

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Remington Products Company, L.L.C. has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, Connecticut on August 31, 2001.


                                          Remington Products Company, L.L.C.

                                                             /s/ Kris J. Kelley
                                                 By: _______________________________________

                                                      Kris J. Kelley
                                               Vice President and Controller



   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 have been signed by the following persons in the capacities indicated on August 28, 2001.



                    Signature                                 Capacity
                    ---------                                 --------
                        *                       Chief Executive Officer and Director
   ___________________________________________      (principal executive officer)
                 (Neil P. DeFeo)

                        *                          Executive Vice President, Chief
   ___________________________________________   Financial and Administrative Officer
             (Alexander R. Castaldi)               (principal financial officer and
                                                         accounting officer)

                                                              Director
   ___________________________________________
              (Daniel S. O'Connell)

                        *                                     Director
   ___________________________________________
               (Norman W. Alpert)

                        *                                     Director
   ___________________________________________
              (William B. Connell)

               /s/ Kris J. Kelley                        Vice President and
   ___________________________________________                Controller
                (Kris J. Kelley)

                    Signature                                 Capacity
                    ---------                                 --------
                        *                                     Director
   ___________________________________________
            (Stephen P. Donovan, Jr.)

                        *                                     Director
   ___________________________________________
               (Robert L. Rosner)

                        *                                     Director
   ___________________________________________
                (Arthur J. Nagle)

                        *                                     Director
   ___________________________________________
              (Victor K. Kiam, III)

                        *                                     Director
   ___________________________________________
               (Steven M. Silver)





                        *                                     Director
   ___________________________________________
                (Kevin A. Mundt)


         /s/ Kris J. Kelley                             Attorney-in fact

   * By: _____________ Kris J. Kelley

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Remington Capital Corp. has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, Connecticut on August 31, 2001.

                                                 Remington Capital Corp.


                                                          /s/ Alexander R. Castaldi
                                                 By: _______________________________________

                                                   Alexander R. Castaldi
                                                         President



   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the
following persons in the capacities indicated on August   , 2001.




                    Signature                           Capacity
                    ---------                           --------

            /s/ Alexander R. Castaldi      President and Director (principal
     _____________________________________  executive, financial and accounting
             (Alexander R. Castaldi)        officer)

                        *                  Director

 _____________________________________
                 (Neil P. DeFeo)


   * By: /s/ Alexander R. Castaldi         Attorney-in-fact
        ____________________________
           (Alexander R. Castaldi)

                                 EXHIBIT INDEX


 Exhibit
 Number
 -------
  3.1    Amended and Restated Limited Liability Company Agreement dated as of May 16, 1996, by and among Vestar Shaver Corp. (formerly
         Vestar/Remington Corp.) ("Vestar Corp. I"), Vestar Razor Corp.
         ("Vestar Corp. II" and, together with Vestar Corp. I, the
         "Vestar Members"), RPI Corp. (formerly known as Remington
         Products, Inc.) ("RPI"), and certain members of senior
         management of the Company. Incorporated herein by reference to
         Exhibit 3.1 in Registration Statement on Form S-4 (File Number
         333-07429).
  3.2    Certificate of Formation of Remington Products Company, L.L.C.
         ("Remington"). Incorporated by reference to Exhibit 3.2 in
         Registration Statement on Form S-4 (File Number 333-07429).
  4.1    Indenture dated as of May 23, 1996 between Remington, Capital and The Bank of New York, as trustee. Incorporated by
         reference to Exhibit 4.1 in Registration Statement on Form S-4
         (File Number 333-07429).
  4.2    Indenture dated as of April 18, 2001 between Remington,
         Remington Capital Corp. ("Capital") and The Bank of New York,
         as trustee. Incorporated by reference to Exhibit 4.5 in the
         Company's Quarterly Report on Form 10-Q for the quarter ended
         March 31, 2001.
  4.3    Form of 11% Series C Senior Subordinated Notes. Incorporated
         by reference to Exhibit 4.6 in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.
  5.1**  Opinion and Consent of Kirkland & Ellis.
  8.1**  Opinion regarding tax matters
 10.1    Credit and Guarantee Agreement dated as of May 23, 1996 among
         Remington, certain of its subsidiaries, various lending
         institutions, Fleet National Bank and Banque Nationale de
         Paris, as co-documentation agents, and Chemical Bank, as
         administrative agent (the "Credit and Guarantee Agreement").
         Incorporated by reference to Exhibit 10.1 in Registration
         Statement on Form S-4 (File Number 333-07429).
 10.2    First Amendment and Waiver Number 1, dated as of December 27,
         1996, to the Credit and Guarantee Agreement. Incorporated by
         reference to Exhibit 10.1 in the Company's Current Report on
         Form 8-K dated December 24, 1996.
 10.3    Second Amendment, dated as of March 30, 1997 to the Credit and
         Guarantee Agreement. Incorporated by reference to Exhibit 10.1 in the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997.
 10.4    Third Amendment, dated as of May 16, 1997 to the Credit and
         Guarantee Agreement. Incorporated by reference to Exhibit 10.1 in the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1997.
 10.5    Fourth Amendment, dated as of March 20, 1998 to the Credit and
         Guarantee Agreement. Incorporated by reference to Exhibit 10.5 in the Company's Annual Report on Form 10-K for the year ended
         December 31, 1997.
 10.6    Fifth Amendment, dated as of March 11, 1999 to the Credit and
         Guarantee Agreement. Incorporated by reference to Exhibit 10.6 in the Company's Annual Report on Form 10-K for the year ended
         December 31, 1998.
 10.7    Sixth Amendment dated as of June 9, 1999 to the Credit and
         Guarantee Agreement. Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K dated June 11,
         1999.

 Exhibit
 Number
 -------
 10.8    Seventh Amendment dated as of August 18, 2000 to the Credit and
         Guarantee Agreement. Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K dated August 24,
         2000.
 10.9    Company Security Agreement dated as of May 23, 1996 made by
         Remington in favor of the Agent. Incorporated by reference to
         Exhibit 10.2 in Registration Statement on Form S-4 (File Number
         333-07429).
 10.10   Form of Subsidiaries Security Agreement dated as of May 23, 1996 made by each of Capital, Remington Corporation, L.L.C. ("IP
         Subsidiary") and Remington Rand Corporation ("Rand") in favor of the Agent. Incorporated by reference to Exhibit 10.3 in
         Registration Statement on Form S-4 (File Number 333-07429).
 10.11   Conditional Assignment of and Security Interest in Patent Rights
         (United States) dated as of May 23, 1996 made by IP Subsidiary in favor of the Agent. Incorporated by reference to Exhibit 10.4 in Registration Statement on Form S-4 (File Number 333-07429).
 10.12   Conditional Assignment of and Security Interest in Patent Rights
         (United Kingdom) dated as of May 23, 1996 made by IP Subsidiary in favor of the Agent. Incorporated by reference to Exhibit 10.5 in Registration Statement on Form S-4 (File Number 333-07429).
 10.13   Conditional Assignment of and Security Interest in Trademark
         Rights (United States) dated as of May 23, 1996 made by IP
         Subsidiary in favor of the Agent. Incorporated by reference to
         Exhibit 10.6 in Registration Statement on Form S-4 (File Number
         333-07429).
 10.14   Conditional Assignment of and Security Interest in Trademark
         Rights (United Kingdom) dated as of May 23, 1996 made by IP
         Subsidiary in favor of the Agent. Incorporated by reference to
         Exhibit 10.7 in Registration Statement on Form S-4 (File Number
         333-07429).
 10.15   Members Limited Recourse Pledge Agreement dated as of May 23,
         1996 made by Remington in favor of the Agent. Incorporated by reference to Exhibit 10.8 in Registration Statement on Form S-4
         (File Number 333-07429).
 10.16   Company Pledge Agreement dated as of May 23, 1996 made by
         Remington in favor of the Agent. Incorporated by reference to
         Exhibit 10.9 in Registration Statement on Form S-4 (File Number
         333-07429).
 10.17   Subsidiaries Pledge Agreement dated as of May 23, 1996 made by
         Rand in favor of the Agent. Incorporated by reference to Exhibit
         10.10 in Registration Statement on Form S-4 (File Number 333-
         07429).
 10.18   Subsidiaries Guarantee dated as of May 23, 1996 made by Capital,
         IP subsidiary and Rand in favor of the Agent. Incorporated by reference to Exhibit 10.11 in Registration Statement on Form S-4
         (File Number 333-07429).
 10.19   Purchase Agreement dated as of May 1, 1996 by and among Vestar
         Corp I., Remington, Remsen, Isaac Perlmutter, RPI and Victor K.
         Kiam, II. Incorporated by reference to Exhibit 10.12 in
         Registration Statement on Form S-4 (File Number 333-07429).
 10.20   Agreement and Plan of Merger dated as of May 23, 1996 between
         Remington Products Company and Remington. Incorporated by
         reference to Exhibit 10.13 in Registration Statement on Form S-4
         (File Number 333-07429).
 10.21   Securityholders Agreement dated as of May 16, 1996 among the
         Vestar Members, Vestar Equity Partners, L.P. ("Vestar"), RPI,
         Victor K. Kiam, II and the other parties signatory thereto.
         Incorporated by reference to Exhibit 10.14 in Registration
         Statement on Form S-4 (File Number 333-07429).

 Exhibit
 Number
 -------
 10.22   Management Agreement dated as of May 23, 1996 between
         Remington and Vestar Capital Partners. Incorporated by
         reference to Exhibit 10.15 in Registration Statement on Form
         S-4 (File Number 333-07429).
 10.23   Consulting and Transitional Services Agreement dated as of May
         23, 1996 between Remington and RPI. Incorporated by reference to Exhibit 10.16 in Registration Statement on Form S-4 (File
         Number 333-07429).
 10.24   Employment Agreement made as of January 1, 2000 between the
         Company and Neil P. DeFeo. Incorporated by reference to
         Exhibit 10 in the Company's Quarterly Report on Form 10-Q for
         the quarter ended June 30, 2000.
 10.25   Executive Severance Agreement dated as of November 25, 1996 between Remington and Alexander R. Castaldi. Incorporated by reference to Exhibit 10.20 in the Company's Annual Report on
         Form 10-K for the year ended December 31, 1996.
 10.26   Letter Agreement dated June 6, 1997 between the Company and
         Lester Lee. Incorporated by reference to Exhibit 10.25 in the
         Company's Annual Report on Form 10-K for the year ended
         December 31, 1998.
 10.27   Employment Agreement made as of September 21, 2000 between the
         Company and Wilan van den Berg. Incorporated by reference to
         Exhibit 10.27 in the Company's Annual Report on Form 10-K for
         the year ended December 31, 2000.
 10.28   Letter Agreement dated June 17, 1997 between the Company and
         Tim Simmone. Incorporated by reference to Exhibit 10.27 in the
         Company's Annual Report on Form 10-K for the year ended
         December 31, 1999.
 10.29   Letter Agreement dated August 7, 1998 between the Company and
         Ann T. Buivid. Incorporated by reference to Exhibit 10.28 in the Company's Annual Report on Form 10-K for the year ended
         December 31, 1999.
 10.30   Letter Agreement dated January 3, 2000 between the Company and
         Joel K. Bedol. Incorporated by reference to Exhibit 10.29 in the Company's Annual Report on Form 10-K for the year ended
         December 31, 1999.
 10.31   Form of Severance Agreement. Incorporated by reference to
         Exhibit 10.24 in the Company's Annual Report on Form 10-K for
         the year ended December 31, 1997.
 10.32   Form of Time Based Phantom Equity Agreement with participants in the Phantom Equity Program. Incorporated by reference to
         Exhibit 10.25 in the Company's Annual Report on Form 10-K for
         the year ended December 31, 1997.
 10.33   Form of Performance Based Phantom Equity Agreement with
         participants in the Phantom Equity Program. Incorporated by reference to Exhibit 10.26 in the Company's Annual Report on
         Form 10-K for the year ended December 31, 1997.
 10.34   Form of Super Performance Based Phantom Equity Agreement with participants in the Phantom Equity Program. Incorporated by reference to Exhibit 10.27 in the Company's Annual Report on
         Form 10-K for the year ended December 31, 1997.
 10.35   Form of Change in Control Agreement dated September 20, 2000 by and between the Company and certain Executives.
         Incorporated by reference to Exhibit 10.35 in the Company's
         Annual Report on Form 10-K for the year ended December 31,
         2000.
 10.36   License Agreement made May 23, 1996 by and between IP
         Subsidiary and Act II Jewelry, Inc. Incorporated by reference to Exhibit 10.23 in Registration Statement on Form S-4 (File
         Number 333-07429).

 Exhibit
 Number
 -------
 10.37   License Agreement made May 23, 1996 by and between IP Subsidiary and VKK Equities Corporation. Incorporated by reference to
         Exhibit 10.24 in Registration Statement on Form S-4 (File Number
         333-07429).
 10.38   Tradename Agreement made May 23, 1996 by and between IP
         Subsidiary and Remington Apparel Company, Inc. Incorporated by
         reference to Exhibit 10.25 in Registration Statement on Form S-4
         (File Number 333-07429).
 10.39   License Agreement dated as of May 23, 1996 by and between
         Remington and IP Subsidiary. Incorporated by reference to
         Exhibit 10.26 in Registration Statement on Form S-4 (File Number
         333-07429).
 10.40   Form of 11% Series B Senior Subordinated Exchange Notes.
         Incorporated by reference to Exhibit 4.2 in Registration
         Statement on Form S-4 (File Number 333-07429).
 10.41   Purchase Agreement dated May 16, 1996 between Remington, Capital and Bear Stearns & Co. Inc. Incorporated by reference to Exhibit
         4.3 in Registration Statement on Form S-4 (File Number 333-
         07429).
 10.42   Registration Rights Agreement dated as of May 23, 1996 between
         Remington, Capital and Bear Stearns Co. Inc. Incorporated by
         reference to Exhibit 4.4 in Registration Statement on Form
         S-4 (File Number 333-07429).
 10.43   Purchase Agreement dated April 3, 2001 between Remington,
         Capital, Bear Stearns & Co. Inc. and Fleet Securities, Inc.
         Incorporated by reference to Exhibit 4.7 in the Company's
         Quarterly Report on Form 10-Q for the quarter ended March 31,
         2001.
 10.44   Registration Rights Agreement dated as of April 18, 2001 between
         Remington, Capital, Bear Stearns & Co. Inc. and Fleet
         Securities, Inc. Incorporated by reference to Exhibit 4.8 in the
         Company's Quarterly Report on Form 10-Q for the quarter ended
         March 31, 2001.
 10.45   Waiver dated as of June 29, 2001 by and among Remington Products
         Company, L.L.C., Remington Consumer Products Limited, Fleet
         National Bank, Banque Nationale De Paris and The Chase Manhattan
         Bank. Incorporated by reference to Exhibit 10.1 in the Company's
         Quarterly Report on Form 10-Q for the six months ended June 30,
         2001.
 10.46   Waiver dated as of July 30, 2001 by and among Remington Products
         Company L.L.C., Remington Consumer Products Limited, Fleet
         National Bank, Banque Nationale De Paris and The Chase Manhattan
         Bank. Incorporated by reference to Exhibit 10.2 in the Company's
         Quarterly Report on Form 10-Q for the six months ended June 30,
         2001.
 10.47   Waiver dated as of August 14, 2001 by and among Remington
         Products Company, L.L.C., Remington Consumer Products Limited,
         Fleet National Bank, Banque Nationale De Paris and The Chase
         Manhattan Bank. Incorporated by reference to Exhibit 10.3 in the
         Company's Quarterly Report on Form 10-Q for the six months ended
         June 30, 2001.
 10.48   Credit Agreement dated August 21, 2001, among Remington Products
         Company, L.L.C., certain of its subsidiaries, various lending institutions, Fleet Capital Corporation as Administrative Agent,
         and Congress Financial Corporation as Co-arranger. Incorporated by reference to Exhibit 10.1 in the Company's Current Report on
         Form 8-K dated August 28, 2001.
 21  **  Subsidiaries of Remington.
 23.1*** Consent of Deloitte & Touche LLP.
 23.2**  Consent of Kirkland & Ellis (included in Exhibit 5.1).
 24.1**  Powers of Attorney (included in signature pages of original registration statement).
 25.1**  Statement of Eligibility of Trustee on Form T-1
 99.1**  Form of Letter of Transmittal.
 99.2**  Form of Notice of Guaranteed Delivery.
 99.3**  Form of Tender Instructions.

--------

** Previously filed.


*** Filed herewith.

                       REMINGTON PRODUCTS COMPANY, L.L.C.

                  SCHEDULE II--VALUATION & QUALIFYING ACCOUNTS
                                 (in thousands)

                                                   Additions
                                          Balance   Charged
                                            at     to Costs             Balance
                                         Beginning    and               at End
                                          of Year  Expenses  Deductions of Year
                                         --------- --------- ---------- -------
Year Ended December 31, 2000
  Allowance for doubtful accounts.......  $ 2,335   $   206   $   (351) $ 2,190
  Allowance for cash discounts and
   returns..............................   10,166    20,197    (19,483)  10,880

Year Ended December 31, 1999
  Allowance for doubtful accounts.......  $ 2,749   $   534   $   (948) $ 2,335
  Allowance for cash discounts and
   returns..............................    7,655    22,690    (20,179)  10,166

Year Ended December 31, 1998
  Allowance for doubtful accounts.......  $   734   $ 2,242   $   (227) $ 2,749
  Allowance for cash discounts and
   returns..............................    8,925    15,299    (16,569)   7,655